As filed with the Securities and Exchange Commission on April 9, 2007
Registration No. 333-140390

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cinemark Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7832	20-5490327
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Michael Cavalier
Senior Vice President-General Counsel
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
(972) 665-1000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:

Terry M. Schpok, P.C. Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Telephone: (214) 969-2800	D. Rhett Brandon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-3615

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(3)(4)
Common Stock, par value $0.001 per share	$585,200,000	$48,486

(1)	Includes 2,800,000 shares that may be issued and sold if the underwriters exercise their option to purchase additional shares.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3)	Calculated based upon the estimate of the proposed maximum aggregate offering price.

(4)	A registration fee of $42,800 was paid with the initial filing of the registration statement. An additional fee of $5,686 is being paid with this Amendment No. 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 9, 2007

PROSPECTUS

28,000,000 Shares

Cinemark Holdings, Inc.

Common Stock

We are offering 13,888,889 shares of our common stock in this initial public offering. The selling stockholders named in this prospectus are offering an additional 14,111,111 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

No public market currently exists for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol “CNK.” We currently expect that the initial public offering price will be between $17.00 and $19.00 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to Cinemark Holdings, Inc. (before expenses)	$	$
Proceeds to the Selling Stockholders (before expenses)	$	$

The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 2,800,000 shares of our common stock on the same terms and conditions as set forth above if the underwriters sell more than 28,000,000 shares of our common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about          , 2007.

Joint Book-Running Managers

Lehman Brothers
Credit Suisse
Merrill Lynch & Co.
Morgan Stanley

          , 2007

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Dealer Prospectus Delivery Obligation

Until          , 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Market Information

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, or MPAA, PricewaterhouseCoopers LLP, or PwC, MPA Worldwide Market Research, the National Association of Theatre Owners, or NATO, and BIA Financial Network, Inc., or BIAfn), industry analysts and our knowledge of our business and markets.

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About Us

Financial Presentation

On April 2, 2004, an affiliate of Madison Dearborn Partners, LLC, or MDP, acquired approximately 83% of the capital stock of Cinemark, Inc., pursuant to which a newly formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc. with Cinemark, Inc. continuing as the surviving corporation, hereinafter referred to as the MDP Merger. Management, including Lee Roy Mitchell, Chairman and then Chief Executive Officer, retained at such time an approximately 17% ownership interest in Cinemark, Inc.

Cinemark Holdings, Inc. was formed on August 2, 2006. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of common stock of Cinemark Holdings, Inc., hereinafter referred to as the Cinemark Share Exchange. The Cinemark Share Exchange and the acquisition of Century Theatres, Inc., or Century, were completed on October 5, 2006. Prior to October 5, 2006, Cinemark Holdings, Inc. had no assets, liabilities or operations. On October 5, 2006, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings, Inc.

As of December 31, 2006, MDP owned approximately 66% of our capital stock, Lee Roy Mitchell and the Mitchell Special Trust collectively owned approximately 14%, Syufy Enterprises, LP owned approximately 11%, outside investors owned approximately 8%, and certain members of management owned the remaining 1%.

For purposes of the financial presentation in this prospectus, the historical financial information reflects the change in reporting entity that occurred as a result of the Cinemark Share Exchange. Cinemark Holdings, Inc.’s consolidated financial information reflects the historical accounting basis of its stockholders for all periods presented. Accordingly, financial information for periods preceding the MDP Merger is presented as Predecessor and for the periods subsequent to the MDP Merger is presented as Successor.

The Century acquisition is reflected in the historical financial information of Cinemark Holdings, Inc. from October 5, 2006. Because of the significance of the Century acquisition, we have included in this prospectus historical financial statements for Century as well as pro forma financial information giving effect to the Century acquisition as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Certain Definitions

Unless the context otherwise requires, all references to “we,” “our,” “us,” the “issuer” or “Cinemark” relate to Cinemark Holdings, Inc. or Cinemark, Inc., its predecessor, and its consolidated subsidiaries, including Cinemark USA, Inc. and Century. We use the term “pro forma” in this prospectus to refer to information presented after giving effect to the Century acquisition. Unless otherwise specified, all operating and other statistical data for the U.S. include one theatre in Canada. All references to Latin America are to Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Honduras, Mexico, Nicaragua, Panama and Peru. Unless otherwise specified, all operating and other statistical data are as of and for the year ended December 31, 2006.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and accompanying notes.

Cinemark Holdings, Inc.

Our Company

We are a leader in the motion picture exhibition industry with 396 theatres and 4,488 screens in the U.S. and Latin America. Our circuit is the third largest in the U.S. with 281 theatres and 3,523 screens in 37 states. We are the most geographically diverse circuit in Latin America with 115 theatres and 965 screens in 12 countries. During the year ended December 31, 2006, over 215 million patrons attended our theatres, when giving effect to the Century acquisition as of the beginning of the year. Our modern theatre circuit features stadium seating for approximately 73% of our screens.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to increase revenues generated in Latin America. Our market leadership is attributable in large part to our senior executives, who average approximately 32 years of industry experience and have successfully navigated us through multiple business cycles.

We grew our total revenue per patron at the highest compound annual growth rate, or CAGR, during the last three fiscal years among the three largest motion picture exhibitors in the U.S. Revenues, operating income and net income for the year ended December 31, 2006 were $1,220.6 million, $127.4 million and $0.8 million, respectively. On a pro forma basis for the Century acquisition, revenues, operating income and net loss for the year ended December 31, 2006 were $1,612.1 million, $175.6 million and $(3.5) million, respectively. At December 31, 2006, we had cash and cash equivalents of $147.1 million and long-term debt, excluding capital leases, of $1,911.7 million. Approximately $1,126.7 million, or 59%, of our total long-term debt accrues interest at variable rates.

Acquisition of Century Theatres, Inc.

On October 5, 2006, we completed the acquisition of Century, a national theatre chain headquartered in San Rafael, California with 77 theatres and 1,017 screens in 12 states, for a purchase price of approximately $681 million and the assumption of approximately $360 million of Century debt. The acquisition of Century combines two family founded companies with common operating philosophies and cultures, strong operating performances and complementary geographic footprints. The key strategic benefits of the acquisition include:

High Quality Theatres with Strong Operating Performance.  Century’s theatre circuit is among the most modern in the U.S. based on 77% of their screens featuring stadium seating. Prior to the Century acquisition, Century achieved strong performance with revenues of $516.0 million, operating income of $59.9 million and net income of $18.1 million for its fiscal year ended September 28, 2006. These results are due in part to Century’s operating philosophy which is similar to Cinemark’s.

Strengthens Our Geographic Footprint.  The Century acquisition enhances our geographic diversity, strengthens our presence in key large- and medium-sized metropolitan and suburban markets such as Las Vegas, the San Francisco Bay Area and Tucson, and complements our existing footprint. The increased number of theatres and markets diversifies our revenues and broadens the composition of our overall portfolio.

Leading Share in Attractive Markets.  With the Century acquisition, we have a leading market share in a large number of attractive metropolitan and suburban markets. For the year ended December 31, 2006, on a pro forma basis, we ranked either first or second by box office revenues in 28 out of our top 30 U.S. markets, including Chicago, Dallas, Houston, Las Vegas, Salt Lake City and the San Francisco Bay Area.

Participation in National CineMedia

In March 2005, Regal Entertainment, Inc., or Regal, and AMC Entertainment, Inc., or AMC, formed National CineMedia, LLC, or NCM, and on July 15, 2005, we joined NCM as one of the founding members. NCM operates the largest in-theatre network in the U.S. which delivers digital advertising content and digital non-film event content to the screens and lobbies of the three largest motion picture companies in the country. The digital projectors currently used to display advertising will not be used to exhibit digital film content or digital cinema. NCM’s primary activities that impact us include the following activities:

•	Advertising: NCM develops, produces, sells and distributes a branded, pre-feature entertainment and advertising program called “FirstLook,” along with an advertising program for its lobby entertainment network, or LEN, and various marketing and promotional products in theatre lobbies;

•	CineMeetings: NCM provides live and pre-recorded networked and single-site meetings and events in the theatres throughout its network; and

•	Digital Programming Events: NCM distributes live and pre-recorded concerts, sporting events and other non-film entertainment programming to theatres across its digital network.

We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach a young, affluent and engaged audience on a highly targeted and measurable basis.

On February 13, 2007, we received $389.0 million in connection with National CineMedia, Inc.’s, or NCM, Inc.’s, initial public offering and related transactions, or the NCM transactions. As a result of these transactions, we will no longer receive a percentage of NCM’s revenue but rather a monthly theatre access fee which we expect will reduce the contractual amounts required to be paid to us by NCM. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM. Prior to the initial public offering of NCM, Inc. common stock, our ownership interest in NCM was approximately 25% and subsequent to the completion of the offering we owned a 14% interest in NCM.

Competitive Strengths

We believe the following strengths allow us to compete effectively.

Strong Operating Performance and Discipline.  We generated operating income and net income of $127.4 million and $0.8 million, respectively, for the year ended December 31, 2006. Our strong operating performance is a result of our financial discipline, such as negotiating favorable theatre level economics and controlling theatre operating costs. We believe the Century acquisition will result in additional revenues and cost efficiencies to further improve our operating performance.

Leading Position in Our U.S. Markets.  We have a leading share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2006, on a pro forma basis we ranked either first or second based on box office revenues in 28 out of our top 30 U.S. markets, including Chicago, Dallas, Houston, Las Vegas, Salt Lake City and the San Francisco Bay Area. On average, the population in over 80% of our domestic markets, including Dallas, Las Vegas and Phoenix, is expected to grow 61% faster than the average growth rate of the U.S. population over the next five years, as reported by BIAfn and U.S. census data.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America due to the growth potential of the region. We operate 115 theatres and 965 screens in 12 countries, generating revenues of $285.9 million for the year ended December 31, 2006. We have successfully established a significant presence in major cities in the region, with theatres in twelve of the fifteen largest metropolitan areas. With the most geographically diverse circuit in Latin America, we are an important distribution channel to the movie studios. The region’s improved economic climate and rising disposable income are also a source for growth. Over the last three years, the CAGR of our international revenue has been greater than that of our U.S. operations. We are well-positioned with our modern, large-format theatres and new screens to take advantage of this favorable economic environment for further growth and diversification of our revenues.

Modern Theatre Circuit.  We have one of the most modern theatre circuits in the industry which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in 79% of our first run auditoriums, the highest percentage among the three largest U.S. exhibitors, and 81% of our international screens also feature stadium seating. During 2006, we continued our organic expansion by building 210 screens. We currently have commitments to build 382 additional screens over the next four years.

Strong Balance Sheet with Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including management’s ability to contain costs, predictable revenues and a geographically diverse, modern theatre circuit requiring limited maintenance capital expenditures. Additionally, a strategic advantage, which enhances our cash flows, is our ownership of land and buildings. We own 45 properties with an aggregate value in excess of $350 million. For the year ended December 31, 2006, as adjusted to give effect to our repurchase of approximately $332 million of our 9% senior subordinated notes and this offering at an assumed initial public offering price of $18.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we expect our net debt to be approximately $1,296.2 million. We believe our expected level of cash flow generation will provide us with the strategic and financial flexibility to pursue growth opportunities, support our debt payments and make dividend payments to our stockholders.

Strong Management with Focused Operating Philosophy.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President and Chief Operating Officer Timothy Warner and Chief Financial Officer Robert Copple, our management team has an average of approximately 32 years of theatre operating experience executing a focused strategy which has led to strong operating results. Our operating philosophy has centered on providing a superior viewing experience and selecting less competitive markets or clustering in strategic metropolitan and suburban markets in order to generate a high return on invested capital. This focused strategy includes strategic site selection, building appropriately-sized theatres for each of our markets, and managing our properties to maximize profitability. As a result, we grew our admissions and concessions revenues per patron at the highest CAGR during the last three fiscal years among the three largest motion picture exhibitors in the U.S.

Our Strategy

We believe our operating philosophy and management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We will continue to focus on establishing and maintaining a leading position in the markets we serve.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our international expansion will continue to focus primarily on Latin America through construction of American-style, state-of-the-art theatres in major urban markets.

Our Industry

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at a CAGR of 5.7% over the last 35 years. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance, and consequently box office revenues. In 2006 the motion picture exhibition industry experienced a marked improvement over 2005, with box office revenue increasing 5.5%, after a decrease of 5.7% in 2005 over the prior year. Strong revenue and attendance growth has been driven by a steadily growing number of movie releases, which, according to MPAA, reached an all-time high of 607 in 2006, up 11%. We believe this trend will continue into 2007 with a strong slate of franchise films, such as Spider-Man 3, Shrek the Third, Pirates of the Caribbean: At World’s End and Harry Potter and the Order of the Phoenix.

International growth has also been strong. According to MPAA, global box office revenues grew steadily at a CAGR of 8.2% from 2003 to 2006 as a result of the increasing acceptance of moviegoing as a popular form of entertainment throughout the world, ticket price increases and new theatre construction. According to PwC, Latin America’s estimated box office revenue CAGR was 8.4% over the same period.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as home video, DVD, and network, syndicated and pay-per-view television.

Increased Importance of International Markets for Box Office Success.  International markets are becoming an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $16 billion, or 63% of 2006 total worldwide box office revenues according to MPAA, with many international blockbusters such as Pirates of the Caribbean: Dead Man’s Chest, The Da Vinci Code, Ice Age: The Meltdown, and Mission Impossible III. With continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant.

Increased Investment in Production and Marketing of Films by Distributors.  As a result of the additional revenues generated by domestic, international and “downstream” markets, studios have increased production and marketing expenditures at a CAGR of 5.5% and 6.3%, respectively, since 1995. Over the last three years, third party funding sources such as hedge funds have also provided over $5 billion of incremental capital to fund new film content production. This has led to an increase in “blockbuster” features, which attract larger audiences to theatres.

Stable Long-term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. Despite historical economic and industry cycles, attendance has grown at a 1.6% CAGR over the last 35 years to 1.45 billion patrons in 2006. As reported by MPAA, 80% of moviegoers stated their overall theatre experience in 2006 was time and money well spent. Additionally, younger moviegoers in the U.S. continue to be the most frequent patrons.

Reduced Seasonality of Revenues.  Box office revenues have historically been highly seasonal, with a majority of blockbusters being released during the summer and year-end holiday season. In recent years, the seasonality of motion picture exhibition has become less pronounced as studios have begun to release films more evenly throughout the year. This benefits exhibitors by allowing more effective allocation of the fixed cost base throughout the year.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Moviegoing continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $6.55 in 2006. Average prices in 2006 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $22.40 to $61.60 per ticket according to MPAA. Movie ticket prices have risen at approximately the rate of inflation, while ticket prices for other forms of out-of-home entertainment have increased at higher rates.

Recent Developments

Repurchase of 9% Senior Subordinated Notes

On March 6, 2007, Cinemark USA, Inc. commenced an offer to purchase for cash any and all of its then outstanding $332.2 million aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, Cinemark USA, Inc. solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default. On March 20, 2007, the early settlement date, Cinemark USA, Inc. repurchased $332.0 million aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. On April 3, 2007, we purchased $66,000 of the 9% senior subordinated notes tendered after the early settlement date. Approximately $184,000 aggregate principal amount of 9% senior subordinated notes remain outstanding. We used the proceeds from the NCM transactions and cash on hand to purchase the 9% senior subordinated notes tendered pursuant to the tender offer and consent solicitation.

Amendments to the New Senior Secured Credit Facility

On March 14, 2007, Cinemark USA, Inc. amended its new senior secured credit facility to, among other things, modify the interest rate on the term loans under the new senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM transactions or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans.

Digital Cinema Implementation Partners LLC

On February 12, 2007, we, along with AMC and Regal, entered into a joint venture known as Digital Cinema Implementation Partners LLC, or DCIP, to explore the possibility of implementing digital cinema in our theatres and to establish agreements with major motion picture studios for the implementation and financing of digital cinema. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to certain approvals by us, AMC and Regal.

Risk Factors

Investing in our common stock involves risk. Our business is subject to a number of risks including the following:

•	our dependency on motion picture production and performance could have a material adverse effect on our business;

•	a deterioration in relationships with film distributors could adversely affect our ability to license commercially successful films at reasonable rental rates;

•	we may not be able to successfully execute our business strategy because of the competitive nature of our industry as well as increasing competition from alternative forms of entertainment;

•	alternative or “downstream” film distribution channels that may drive down movie theatre attendance, limit ticket price growth and shrink video release windows;

•	our substantial lease and debt obligations could impair our liquidity and financial condition; and

•	we may not be able to identify suitable locations for expansion or generate additional revenue opportunities.

You should refer to the section entitled “Risk Factors,” for a discussion of these and other risks, before investing in our common stock.

Madison Dearborn Partners

On April 2, 2004, an affiliate of MDP acquired approximately 83% of the capital stock of Cinemark, Inc. for approximately $518.2 million in cash. Prior to this offering, MDP beneficially owned approximately 66% of our outstanding common stock. MDP will receive net proceeds from this offering of approximately $189 million based upon an assumed initial public offering price of $18.00 (the midpoint of the range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions. We will not receive any of the net proceeds from the sale of shares by the selling stockholders. Upon completion of the offering, MDP will beneficially own approximately 47% of our common stock (approximately 45% of our common stock if the underwriters’ option to purchase additional shares is exercised in full). MDP currently has the right, pursuant to a stockholders agreement, to designate a majority of our Board of Directors. We expect that, upon completion of this offering, the stockholders agreement will be terminated and replaced with a director nomination agreement, pursuant to which MDP would have the right to designate nominees for five of the members of our Board of Directors.

Corporate Information

We are incorporated under the laws of the state of Delaware. Our principal executive offices are located at 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. The telephone number of our principal executive offices is (972) 665-1000. We maintain a website at www.cinemark.com, on which we will, after completion of this offering, post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Common stock offered by us	13,888,889 shares

Common stock offered by the selling stockholders	14,111,111 shares

Common stock to be outstanding after the offering	106,449,511 shares

Underwriters’ option	The selling stockholders have granted the underwriters a 30-day option to purchase up to an aggregate of 2,800,000 additional shares of our common stock if the underwriters sell more than 28,000,000 shares in this offering.

Dividend policy	Following this offering, we intend to pay a quarterly cash dividend at an annual rate initially equal to $0.72 per share (or a quarterly rate initially equal to $0.18 per share) of common stock, commencing in the third quarter of 2007, which will be a partial dividend paid on a pro rata basis depending on the closing date of this offering. The declaration of future dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. See “Dividend Policy.”

Use of proceeds	We expect to use the net proceeds that we receive from this offering to repay outstanding debt. See “Use of Proceeds.” We will not receive any proceeds from the sale of shares by the selling stockholders.

Lehman Brothers Inc. acted as initial purchaser in connection with the offering of our 9 3/4% senior discount notes. An affiliate of Lehman Brothers Inc. was a joint lead arranger and is a lender and the administrative agent under our new senior secured credit facility. Morgan Stanley Senior Funding, Inc. was a joint lead arranger and is a lender and the syndication agent under our new senior secured credit facility. Lehman Brothers Inc. acted as dealer manager and solicitation agent in connection with Cinemark USA, Inc.’s offer to purchase and related consent solicitation of its 9% senior subordinated notes. See “Underwriting — Relationships”

New York Stock Exchange symbol	“CNK”

The outstanding share information is based on 92,560,622 shares of our common stock that will be outstanding immediately prior to the consummation of this offering. Unless otherwise indicated, information contained in this prospectus regarding the number of outstanding shares of our common stock does not include the following:

•	6,915,591 shares of our common stock issuable upon the exercise of outstanding stock options, which have a weighted average exercise price of $7.63 per share after giving effect to a 2.9585-for-one stock split with respect to our common stock effected April 9, 2007; and

•	an aggregate of 2,177,166 shares of our common stock reserved for future issuance under our 2006 Long Term Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus:

•	gives effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007.

•	assumes no exercise of the underwriters’ option to purchase up to an aggregate of 2,800,000 additional shares of our common stock; and

•	assumes an initial public offering price of $18.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

Summary Consolidated Financial and Operating Information

The following table provides our summary historical consolidated financial and operating information and unaudited pro forma condensed consolidated financial information. The summary information for periods through April 1, 2004 are of Cinemark, Inc., the predecessor, and the summary information for all subsequent periods are of Cinemark Holdings, Inc., the successor. Our summary historical financial information for the period January 1, 2004 to April 1, 2004, the period April 2, 2004 to December 31, 2004 and the years ended December 31, 2005 and 2006 is derived from our audited consolidated financial statements appearing elsewhere in this prospectus.

Our unaudited pro forma statement of operations information and other financial information for the year ended December 31, 2006 gives effect to the Century acquisition as if it had been consummated on January 1, 2006.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been had the transaction noted above actually occurred on the date specified, nor does it purport to project our results of operations for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information is not comparable to our historical financial information due to the inclusion of the effects of the Century acquisition.

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Cinemark, Inc.	Cinemark Holdings, Inc.
	Predecessor	Successor
	Period from	Period from
	January 1,	April 2,
	2004	2004				Pro Forma
	to	to	Year Ended	Year Ended		Year Ended
	April 1,	December 31,	December 31,	December 31,		December 31,
	2004	2004	2005	2006		2006
		(Dollars in thousand, except per share data)
Statement of Operations Data(1):
Revenues:
Admissions	$149,134	$497,865	$641,240	$760,275		$1,029,881
Concession	72,480	249,141	320,072	375,798		487,416
Other	12,011	43,611	59,285	84,521		94,807

Total Revenue	$233,625	$790,617	$1,020,597	$1,220,594		$1,612,104
Operating Income	556	73,620	63,501	127,369		175,579
Income (loss) from continuing operations	(9,068)	(7,842)	(25,408)	841		(3,548)
Net income (loss)	$(10,633)	$(3,687)	$(25,408)	$841		$(3,548)
Net income (loss) per share(3):
Basic	$(0.09)	$(0.05)	$(0.31)	$0.01		$(0.04)
Diluted	$(0.09)	$(0.05)	$(0.31)	$0.01		$(0.04)
Weighted average shares outstanding(3):
Basic	120,156	81,876	82,199	84,948		92,556
Diluted	120,156	81,876	82,199	86,618		92,556
Other Financial Data:
Cash flow provided by (used for):
Operating activities	$10,100	$112,986	$165,270	$155,662
Investing activities	(16,210)	(100,737)	(81,617)	(631,747	)(2)
Financing activities	346,983	(361,426)	(3,750)	439,977
Capital expenditures	(17,850)	(63,158)	(75,605)	(107,081)

	Cinemark Holdings, Inc.
	Successor
	As of
	December 31,
	2004	2005	2006
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$100,248	$182,199	$147,099
Theatre properties and equipment, net	794,723	803,269	1,324,572
Total assets	1,831,855	1,864,852	3,171,582
Total long-term debt and capital lease obligations, including current portion	1,026,055	1,055,095	2,027,480
Stockholders’ equity	533,200	519,349	689,297

	Cinemark Inc.	Cinemark Holdings, Inc.
	Predecessor	Successor			Cinemark
	Period from	Period from			and
	January 1,	April 2,			Century
	2004	2004			Combined
	to	to	Year Ended	Year Ended	Year Ended
	April 1,	December 31,	December 31,	December 31,	December 31,
	2004	2004	2005	2006	2006
	(Attendance in thousands)
Operating Data:
United States(4)
Theatres operated (at period end)	191	191	200	281	281
Screens operated (at period end)	2,262	2,303	2,417	3,523	3,523
Total attendance(1)	25,790	87,856	105,573	118,714	155,981
International(5)
Theatres operated (at period end)	95	101	108	115	115
Screens operated (at period end)	835	869	912	965	965
Total attendance(1)	15,791	49,904	60,104	59,550	59,550
Worldwide(4)(5)
Theatres operated (at period end)	286	292	308	396	396
Screens operated (at period end)	3,097	3,172	3,329	4,488	4,488
Total attendance(1)	41,581	137,760	165,677	178,264	215,531

(1)	Statement of Operations Data (other than net income (loss)) and attendance data exclude the results of the two United Kingdom theatres and the eleven Interstate theatres for all periods presented as these theatres were sold during the period from April 2, 2004 through December 31, 2004. The results of operations for these theatres in the 2004 periods are presented as discontinued operations. See note 7 to our annual consolidated financial statements.

(2)	Includes the cash portion of the Century acquisition purchase price of $531.2 million.

(3)	Gives effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007.

(4)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(5)	The data excludes certain theatres operated internationally through our affiliates that are not part of our consolidated operations.

RISK FACTORS

Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and all other information in this prospectus, including the financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected.

Risks Related to Our Business and Industry

Our business depends on film production and performance.

Our business depends on both the availability of suitable films for exhibition in our theatres and the success of those pictures in our markets. Poor performance of films, the disruption in the production of films, or a reduction in the marketing efforts of the film distributors to promote their films could have an adverse effect on our business by resulting in fewer patrons and reduced revenues.

A deterioration in relationships with film distributors could adversely affect our ability to obtain commercially successful films.

We rely on the film distributors for the motion pictures shown in our theatres. The film distribution business is highly concentrated, with six major film distributors accounting for approximately 93% of U.S. box office revenues and 45 of the top 50 grossing films during 2006. Numerous antitrust cases and consent decrees resulting from these cases impact the distribution of motion pictures. The consent decrees bind certain major film distributors to license films to exhibitors on a theatre-by-theatre and film-by-film basis. Consequently, we cannot guarantee a supply of films by entering into long-term arrangements with major distributors. We are therefore required to negotiate licenses for each film and for each theatre. A deterioration in our relationship with any of the six major film distributors could adversely affect our ability to obtain commercially successful films and to negotiate favorable licensing terms for such films, both of which could adversely affect our business and operating results.

We face intense competition for patrons and film licensing which may adversely affect our business.

The motion picture industry is highly competitive. We compete against local, regional, national and international exhibitors. We compete for both patrons and licensing of motion pictures. The competition for patrons is dependent upon such factors as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Some of our competitors have greater resources and may have lower costs. The principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor’s theatres. If we are unable to license successful films, our business may be adversely affected.

The oversupply of screens in the motion picture exhibition industry and other factors may adversely affect the performance of some of our theatres.

During the period between 1996 and 2000, theatre exhibitor companies emphasized the development of large multiplexes. The strategy of aggressively building multiplexes was adopted throughout the industry and resulted in an oversupply of screens in the North American exhibition industry and negatively impacted many older multiplex theatres more than expected. Many of these theatres have long lease commitments making them financially burdensome to close prior to the expiration of the lease term, even theatres that are unprofitable. Where theatres have been closed, landlords have often made rent concessions to small independent or regional operators to keep the theatres open since theatre buildings are typically limited in alternative uses. As a result, some analysts believe that there continues to be an oversupply of screens in the North American exhibition industry, as screen counts have increased each year since 2003. If competitors build theatres in the markets we serve, the performance of some of our theatres could be adversely affected due to increased competition.

An increase in the use of alternative or “downstream” film distribution channels and other competing forms of entertainment may drive down movie theatre attendance and limit ticket price growth.

We face competition for patrons from a number of alternative motion picture distribution channels, such as videocassettes, DVDs, network and syndicated television, video on-demand, satellite pay-per-view television and downloading utilizing the Internet. Based on our research, total home video spending, including video casettes and DVDs, increased from $17.1 billion in 2000 to $25.6 billion in 2005. We also compete with other forms of entertainment competing for our patrons’ leisure time and disposable income such as concerts, amusement parks and sporting events. A significant increase in popularity of these alternative film distribution channels and competing forms of entertainment could have an adverse effect on our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

Over the last decade, the average video release window, which represents the time that elapses from the date of a film’s theatrical release to the date a film is available on DVD, an important “downstream” market, has decreased from approximately six months to approximately four months. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

We have substantial long-term lease and debt obligations, which may restrict our ability to fund current and future operations.

We have significant long-term debt service obligations and long-term lease obligations. As of December 31, 2006, we had $1,911.7 million in long-term debt obligations, $115.8 million in capital lease obligations and $2,004.2 million in long-term operating lease obligations. On a pro forma basis, we incurred $168.0 million of interest expense for the year ended December 31, 2006. On a pro forma basis, we incurred $207.0 million of rent expense for the year ended December 31, 2006 under operating leases (with terms, excluding renewal options, ranging from one to 30 years). Our substantial lease and debt obligations pose risk to you by:

•	making it more difficult for us to satisfy our obligations;

•	requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other corporate requirements and to pay dividends;

•	impeding our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our variable rate debt, including our borrowings under our new senior secured credit facility; and

•	making us more vulnerable to a downturn in our business and competitive pressures and limiting our flexibility to plan for, or react to, changes in our business.

Our ability to make scheduled payments of principal and interest with respect to our indebtedness and service our lease obligations will depend on our ability to generate cash flow from our operations. To a certain extent, our ability to generate cash flow is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow at current levels. If we fail to make any required payment under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default and our lenders would have the ability to require that we immediately repay our outstanding indebtedness. If we fail to make any required payment under our leases, we would be in default and our landlords would have the ability to terminate our leases and re-enter the premises. Subject to the restrictions contained in our indebtedness agreements, we expect to incur additional indebtedness from time to time to finance acquisitions, capital expenditures, working capital requirements and other general business purposes. In addition, we may need to refinance all or a portion of our indebtedness, including our new senior secured credit facility and our

9 3/4% senior discount notes, on or before maturity. However, we may not be able to refinance all or any of our indebtedness on commercially reasonable terms or at all.

We are subject to various covenants in our debt agreements that restrict our ability to enter into certain transactions.

The agreements governing our debt obligations contain various financial and operating covenants that limit our ability to engage in certain transactions, that require us not to allow specific events to occur or that require us to apply proceeds from certain transactions to reduce indebtedness. If we fail to make any required payment under the agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in them, we would be in default, and our debt holders would have the ability to require that we immediately repay our outstanding indebtedness. Any such defaults could materially impair our financial condition and liquidity. We cannot assure you that we would be able to refinance our outstanding indebtedness if debt holders require repayments as a result of a default.

General political, social and economic conditions can adversely affect our attendance.

Our results of operations are dependent on general political, social and economic conditions, and the impact of such conditions on our theatre operating costs and on the willingness of consumers to spend money at movie theatres. If consumers’ discretionary income declines as a result of an economic downturn, our operations could be adversely affected. If theatre operating costs, such as utility costs, increase due to political or economic changes, our results of operations could be adversely affected. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Our foreign operations are subject to adverse regulations and currency exchange risk.

We have 115 theatres with 965 screens in twelve countries in Latin America. Brazil and Mexico represented approximately 8.0% and 4.4% of our consolidated 2006 pro forma revenues, respectively. Governmental regulation of the motion picture industry in foreign markets differs from that in the United States. Regulations affecting prices, quota systems requiring the exhibition of locally-produced films and restrictions on ownership of land may adversely affect our international operations in foreign markets. Our international operations are subject to certain political, economic and other uncertainties not encountered by our domestic operations, including risks of severe economic downturns and high inflation. We also face the additional risks of currency fluctuations, hard currency shortages and controls of foreign currency exchange and transfers abroad, all of which could have an adverse effect on the results of our international operations.

We may not be able to generate additional revenues or realize expected value from our investment in NCM.

We, along with Regal and AMC, are founding members of NCM. After the completion of NCM, Inc.’s initial public offering, we continue to own a 14% interest in NCM. In connection with the NCM, Inc. initial public offering, we modified our Exhibitor Services Agreement to reflect a shift from circuit share expense under the prior exhibitor service agreement, which obligated NCM to pay us a percentage of revenue, to a monthly theatre access fee. The theatre access fee will significantly reduce the contractual amounts paid to us by NCM.

Cinema advertising is a small component of the U.S. advertising market. Accordingly, NCM competes with larger, established and well known media platforms such as broadcast radio and television, cable and satellite television, outdoor advertising and Internet portals. NCM also competes with other cinema advertising companies and with hotels, conference centers, arenas, restaurants and convention facilities for its non-film related events to be shown in our auditorium. In-theatre advertising may not continue to attract major advertisers or NCM’s in-theatre advertising format may not be received favorably by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We are subject to uncertainties related to digital cinema, including potentially high costs of re-equipping theatres with projectors to show digital movies.

Digital cinema is still in an experimental stage in our industry. Some of our competitors have commenced a roll-out of digital equipment for exhibiting feature films. There are multiple parties vying for the position of being the primary generator of the digital projector roll-out for exhibiting feature films. However, significant obstacles exist that impact such a roll-out plan including the cost of digital projectors, the substantial investment in re-equipping theatres and determining who will be responsible for such costs. We cannot assure you that we will be able to obtain financing arrangements to fund our portion of the digital cinema roll-out nor that such financing will be available to us on acceptable terms, if at all.

On February 12, 2007, we, along with AMC and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC to explore the possibility of implementing digital cinema in our theatres and to establish agreements with major motion picture studios for the implementation and financing of digital cinema. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to certain approvals by us, AMC and Regal.

We are subject to uncertainties relating to future expansion plans, including our ability to identify suitable acquisition candidates or site locations.

We have greatly expanded our operations over the last decade through targeted worldwide theatre development and the Century acquisition. We will continue to pursue a strategy of expansion that will involve the development of new theatres and may involve acquisitions of existing theatres and theatre circuits both in the U.S. and internationally. There is significant competition for potential site locations and existing theatre and theatre circuit acquisition opportunities. As a result of such competition, we may not be able to acquire attractive site locations, existing theatres or theatre circuits on terms we consider acceptable. We cannot assure you that our expansion strategy will result in improvements to our business, financial condition or profitability. Further, our expansion programs may require financing above our existing borrowing capacity and internally generated funds. We cannot assure you that we will be able to obtain such financing nor that such financing will be available to us on acceptable terms.

If we do not comply with the Americans with Disabilities Act of 1990 and a consent order we entered into with the Department of Justice, we could be subject to further litigation.

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or the ADA, and analogous state and local laws. Compliance with the ADA requires among other things that public facilities “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. In March 1999, the Department of Justice, or DOJ, filed suit against us in Ohio alleging certain violations of the ADA relating to wheelchair seating arrangements in certain of our stadium-style theatres and seeking remedial action. We and the DOJ have resolved this lawsuit and a consent order was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. Under the consent order, we are required to make modifications to wheelchair seating locations in fourteen stadium-style movie theatres and spacing and companion seating modifications in 67 auditoriums at other stadium-styled movie theatres. These modifications must be completed by November 2009. If we fail to comply with the ADA, remedies could include imposition of injunctive relief, fines, awards for damages to private litigants and additional capital expenditures to remedy non-compliance. Imposition of significant fines, damage awards or capital expenditures to cure non-compliance could adversely affect our business and operating results.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We are subject to impairment losses due to potential declines in the fair value of our assets.

We review long-lived assets for impairment on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

We assess many factors when determining whether to impair individual theatre assets, including actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, theatre goodwill carrying values, the age of a recently built theatre, competitive theatres in the marketplace, changes in foreign currency exchange rates, the impact of recent ticket price changes, available lease renewal options and other factors considered relevant in our assessment of impairment of individual theatre assets. The evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods, for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset with its estimated fair value. Fair value is determined based on a multiple of cash flows, which was eight times for the evaluation performed as of December 31, 2006. When estimated fair value is determined to be lower than the carrying value of the long-lived asset, the asset is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

We also test goodwill and other intangible assets for impairment at least annually in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Goodwill and other intangible assets are tested for impairment at the reporting unit level at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors considered include significant underperformance relative to historical or projected business and significant negative industry or economic trends. Goodwill impairment is evaluated using a two-step approach requiring us to compute the fair value of a reporting unit (generally at the theatre level), and compare it with its carrying value. If the carrying value of the theatre exceeds its fair value, a second step would be performed to measure the potential goodwill impairment. Fair value is estimated based on a multiple of cash flows, which was eight times for the evaluation performed as of December 31, 2006. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

We recorded asset impairment charges, including goodwill impairment charges, of $1.0 million, $36.7 million, $51.7 million and $28.5 million for the period January 1, 2004 to April 1, 2004, the period April 2, 2004 to December 31, 2004 and the year ended December 31, 2005 and 2006, respectively. During 2004, we recorded $620.5 million of goodwill as a result of the MDP Merger, and during 2006, we recorded $658.5 million of goodwill as a result of the Century acquisition. We record goodwill at the theatre level. This results in more volatile impairment charges on an annual basis due to changes in market conditions and box office performance and the resulting impact on individual theatres. We cannot assure you that additional impairment charges will not be required in the future, and such charges may have an adverse effect on our financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

Our results of operations vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. The major film distributors generally release the films they anticipate will be most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during these periods. Due to the dependency on the success of films released from one period to the next, results of operations for one period may not be indicative of the results for the following period or the same period in the following year.

Risks Related to Our Corporate Structure

The interests of MDP may not be aligned with yours.

We are controlled by an affiliate of MDP. MDP will beneficially own approximately 47% of our common stock after the offering (approximately 45% of our common stock if the underwriters’ option to purchase additional shares is exercised in full). We expect that the stockholders agreement among our current stockholders will be terminated upon completion of the offering and replaced by a director nomination agreement pursuant to which MDP will be entitled to designate nominees for five members of our Board of Directors. However, MDP currently has the right to designate a majority of our Board of Directors and would continue to hold such right after the offering if the stockholders agreement is not terminated. Accordingly, we expect that MDP will influence and effectively control our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. MDP could take other actions that might be desirable to MDP but not to other stockholders.

Investors in this offering will experience immediate dilution.

Investors purchasing shares of our common stock in this offering will experience immediate dilution of $24.04 per share, based upon an assumed initial offering price of $18.00 per share. You will suffer additional dilution if stock, restricted stock, stock options or other equity awards, whether currently outstanding or subsequently granted, are exercised.

Our ability to pay dividends may be limited or otherwise restricted.

We have never declared or paid any dividends on our common stock. Our ability to pay dividends is limited by our status as a holding company and the terms of our indentures, our new senior secured credit facility and certain of our other debt instruments, which restrict our ability to pay dividends and the ability of certain of our subsidiaries to pay dividends, directly or indirectly, to us. Under our debt instruments, we may pay a cash dividend up to a specified amount, provided we have satisfied certain financial covenants in, and are not in default under, our debt instruments. Furthermore, certain of our foreign subsidiaries currently have a deficit in retained earnings which prevents them from declaring and paying dividends from those subsidiaries. The declaration of future dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. We cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth in this prospectus, if at all.

Provisions in our corporate documents and certain agreements, as well as Delaware law, may hinder a change of control.

Provisions that will be in our amended and restated certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could discourage unsolicited proposals to acquire us, even though such proposals may be beneficial to you. These provisions include:

•	authorization of our Board of Directors to issue shares of preferred stock without stockholder approval;

•	a board of directors classified into three classes of directors with the directors of each class having staggered, three-year terms;

•	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders; and

•	provisions of Delaware law that restrict many business combinations and provide that directors serving on classified boards of directors, such as ours, may be removed only for cause.

Certain provisions of the 9 3/4% senior discount notes indenture and the new senior secured credit facility may have the effect of delaying or preventing future transactions involving a “change of control.” A “change of control” would require us to make an offer to the holders of our 9 3/4% senior discount notes to repurchase all of the outstanding notes at a purchase price equal to 101% of the aggregate principal amount outstanding plus accrued unpaid interest to the date of the purchase. A “change of control” would also be an event of default under our new senior secured credit facility.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act and if we are unable to timely comply with Section 404, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We will be required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 as of December 31, 2007. Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls and management’s assessment of those controls as of December 31, 2008. We are currently evaluating our existing controls against the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation and integration of the internal control over financial reporting, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review. We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404. If we fail to comply with the requirements of Section 404 or if we or our auditors identify and report material weakness, the accuracy and timeliness of the filing of our annual and quarterly reports may be negatively affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Risks Related to This Offering

The market price of our common stock may be volatile.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market for our common stock will develop or continue upon completion of the offering. The securities markets have recently experienced extreme price and volume fluctuations and the market prices of the securities of companies have been particularly volatile. The initial price to the public of our common stock will be determined through our negotiations with the underwriters. This market volatility, as well as general economic or political conditions, could reduce the market price of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of investment analysts and investors and, in response, the market price of our common stock may decrease significantly and prevent investors from reselling their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, liabilities and a diversion of management’s attention and resources.

Future sales of our common stock may adversely affect the prevailing market price.

If a large number of shares of our common stock is sold in the open market after this offering, or the perception that such sales will occur, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock. After this offering, we will have an aggregate of 184,457,732 shares of our common stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. We may issue shares of our common stock in connection with acquisitions.

Upon consummation of the offering, we will have 106,449,511 shares of our common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. The remaining shares of our common stock will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

We, all of our directors and executive officers, holders of more than 5% of our outstanding stock and the selling stockholders have entered into lock-up agreements and, with limited exceptions, have agreed not to, among other things, sell or otherwise dispose of our common stock for a period of 180 days after the date of this prospectus. After this lock-up period, certain of our existing stockholders will be able to sell their shares pursuant to registration rights we have granted to them. We cannot predict whether substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any divestiture by any of our existing stockholders, our directors or executive officers of their shares of common stock.

Currently, there are 9,092,757 shares of our common stock reserved for issuance under our 2006 Long Term Incentive Plan, of which 6,915,591 shares of common stock are issuable upon exercise of options outstanding as of the date hereof, of which 4,398,380 are currently exercisable or will become exercisable within 60 days after March 31, 2007. The sale of shares issued upon the exercise of stock options could further dilute your investment in our common stock and adversely affect our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” based on our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to:

•	future revenues, expenses and profitability;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number or diversity of popular movies released and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors and alternative forms of entertainment; and

•	determinations in lawsuits in which we are defendants.

You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in “Risk Factors” and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this prospectus. Forward-looking statements contained in this prospectus reflect our view only as of the date of this prospectus. Neither we nor the underwriters undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $233.6 million based upon an assumed initial public offering price of $18.00 (the midpoint of the range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses of $16.4 million payable by us. We will not receive any of the net proceeds from the sale of shares by the selling stockholders.

We intend to use the net proceeds that we will receive to repurchase a portion of our outstanding 9 3/4% senior discount notes or repay debt outstanding under our new senior secured credit facility. Our 9 3/4% senior discount notes are not currently subject to repurchase at our option. Accordingly, if we are unable to repurchase our 9 3/4% senior discount notes at prices that are acceptable to us, we will use the net proceeds from this offering to repay term loan debt outstanding under our new senior credit facility.

Management will have significant flexibility in applying our net proceeds of this offering. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment-grade marketable securities or money market obligations.

As of April 1, 2007, our outstanding principal balance under our new senior credit facility was $1,114.4 million in term loans and there were no amounts outstanding under the revolving credit line as of the date hereof. The term loan matures on October 5, 2013 and the revolving credit line matures on October 5, 2012, except that, under certain circumstances, both would mature on August 1, 2012. Our effective interest rate on the term loan was 7.4% as of December 31, 2006. The net proceeds of the term loan were used to finance a portion of the purchase price for the Century acquisition, repay in full the loans outstanding under our former senior secured credit facility, repay certain existing indebtedness of Century and to pay for related fees and expenses. The revolving credit line is used for our general corporate purposes. As of the date hereof, we had outstanding approximately $535.6 million aggregate principal amount at maturity of our 9 3/4% senior discount notes. Our 9 3/4% senior discount notes mature in 2014. For more information on our outstanding debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “— Recent Developments — Amendments to the New Senior Secured Credit Facility.”

Lehman Brothers Inc. acted as initial purchaser in connection with the offering of our 9 3/4% senior discount notes. An affiliate of Lehman Brothers Inc. was a joint lead arranger and is a lender and the administrative agent under our new senior secured credit facility. Morgan Stanley Senior Funding, Inc. was a joint lead arranger and is a lender and the syndication agent under our new senior secured credit facility. Lehman Brothers, Inc. acted as dealer manager and solicitation agent in connection with Cinemark USA, Inc.’s offer to purchase and related consent solicitation of its 9% senior subordinated notes.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $0.72 per share (or a quarterly rate initially equal to $0.18 per share) of common stock, commencing in the third quarter of 2007, which will be a partial dividend paid on a pro rata basis depending on the closing date of this offering. Our ability to pay dividends is limited by our status as a holding company and the terms of our indentures, our new senior secured credit facility and certain of our other debt instruments, which restrict our ability to pay dividends to our stockholders and the ability of certain of our subsidiaries to pay dividends, directly or indirectly, to us. Under our debt instruments, we may pay a cash dividend up to a specified amount, provided we have satisfied certain financial covenants in, and are not in default under, our debt instruments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for further discussion regarding the restrictions on our ability to pay dividends contained in our debt instruments. Furthermore, certain of our foreign subsidiaries currently have a deficit in retained earnings which prevents them from declaring and paying dividends from those subsidiaries. The declaration of future dividends on our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, limitations in our debt agreements and legal requirements. We cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth in this prospectus, if at all.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of December 31, 2006. Our cash and cash equivalents and capitalization is presented:

•	on an actual basis;

•	on an as adjusted basis to reflect (i) the repurchase of approximately $332.0 million of our 9% senior subordinated notes with the proceeds from the NCM transactions and (ii) our receipt of the estimated net proceeds from this offering at an assumed initial public offering price of $18.00 per share and the application of those proceeds.

You should read this table in conjunction with the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$147,099	$147,099

Long-term debt, including current maturities:
New Senior Secured Credit Facility(1)	1,117,200	883,650
9 3/4% Senior Discount Notes due 2014(1)	434,073	434,073
9% Senior Subordinated Notes due 2013(2)	350,820	184
Capital lease obligations	115,827	115,827
Other indebtedness	9,560	9,560

Total debt	2,027,480	1,443,294
Minority interest in subsidiaries	16,613	16,613
Stockholders’ equity:
Common stock, $0.001 par value, authorized 300,000,000 shares and 92,560,622 actual shares and 106,449,511 as adjusted shares issued and outstanding(3)	93	106
Additional paid-in capital	685,433	918,970
Accumulated other comprehensive loss	11,463	11,463
Retained earnings (deficit)	(7,692)	(7,692)

Total stockholders’ equity	689,297	922,847

Total capitalization	$2,733,390	$2,382,754

(1)	We intend to repurchase a portion of our outstanding 9 3/4% senior discount notes with the net proceeds from this offering. Our 9 3/4% senior discount notes are not currently subject to repurchase at our option. If we are unable to repurchase our 9 3/4% senior discount notes at prices that are acceptable to us, we will use the net proceeds from this offering to repay term loan debt outstanding under our senior secured credit facility. Accordingly, we have reflected the use of the net proceeds from this offering as a prepayment of such term loans under our senior secured credit facility.

(2)	Actual amounts shown include unamortized debt premiums of approximately $18.6 million associated with the issuance of the 9% senior subordinated notes.

(3)	The number of shares of common stock is based upon the number of shares of our common stock outstanding at December 31, 2006, giving effect to a 2.9585-for-one stock split effected on April 9, 2007.

The number of shares of our common stock shown in the table above does not include 6,915,591 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of approximately $7.63 per share or an aggregate of 2,177,166 shares of common stock reserved for future issuance under our 2006 Long Term Incentive Plan.

DILUTION

Purchasers of common stock offered by this prospectus will suffer an immediate and substantial dilution in net tangible book value (deficit) per share. Our net tangible book value (deficit) as of December 31, 2006 was approximately $(876.9) million, or approximately $(9.47) per share of common stock. Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value (deficit) per share of our common stock immediately after this offering. After giving effect to our sale of 13,888,889 shares of common stock in this offering at an assumed initial public offering price of $18.00 per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value (deficit) as of December 31, 2006 would have been approximately $(643.3) million, or $(6.04) per share. This represents an immediate increase in net tangible book value (deficit) of $3.43 per share of common stock to existing stockholders and an immediate dilution of $24.04 per share to purchasers of common stock in this offering.

Assumed initial public offering price per share of common stock		$18.00
Net tangible book value (deficit) per share as of December 31, 2006	$(9.47)
Increase per share attributable to new investors	$3.43

Net tangible book value (deficit) per share after the offering		$(6.04)

Net tangible book value dilution per share to new investors		$24.04

The following table sets forth, as of December 31, 2006, the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us at an assumed initial public offering price of $18.00 per share.

					Average
	Shares Purchased		Total Consideration		Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	92,560,622	87.0%	$682,744,000	73.2%	$7.38
New investors	13,888,889	13.0%	$250,000,000	26.8%	$18.00

Total	106,449,511	100.0%	$932,744,000	100.0%

As of December 31, 2006, there were outstanding options to purchase a total of 6,915,591 shares of our common stock at a weighted average exercise price of approximately $7.63 per share, which excludes 2,177,166 shares reserved for issuance under our 2006 Long Term Incentive Plan. If all of these options were exercised, the dilution to the new investors would be less by approximately $0.83 per share. The information discussed above is illustrative only. Our net tangible book value (deficit) following the completion of this offering is subject to adjustment based on the actual offering price of our common stock and the terms of this offering determined at the time of pricing.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following tables set forth our selected historical consolidated financial and operating information as of and for the periods indicated. The selected historical information for periods through April 1, 2004 are of Cinemark, Inc., the predecessor, and the selected historical information for all subsequent periods are of Cinemark Holdings, Inc., the successor. Our financial information for the period January 1, 2004 to April 1, 2004, the period April 2, 2004 to December 31, 2004 and the years ended December 31, 2005 and 2006 is derived from our audited consolidated financial statements appearing elsewhere in this prospectus. Our financial information for each of the years ended December 31, 2002 and 2003 is derived from our audited consolidated financial statements which are not included in this prospectus.

Our unaudited pro forma statement of operations information and other financial information for the year ended December 31, 2006 gives effect to the Century acquisition as if it had been consummated on January 1, 2006.

The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been had the transaction noted above actually occurred on the date specified, nor does it purport to project our results of operations for any future period or as of any future date. The unaudited pro forma condensed consolidated financial information is not comparable to our historical financial information due to the inclusion of the effects of the Century acquisition.

You should read the selected historical consolidated financial and operating information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

				Cinemark Holdings, Inc.
	Cinemark, Inc.			Successor
	Predecessor			Period from
			Period from	April 2,				Pro Forma
	Year Ended		January 1,2004	2004	Year Ended			Year Ended
	December 31,		to	to	December 31,			December 31,
	2002	2003	April 1, 2004	December 31, 2004	2005	2006		2006
	(Dollars in thousands, except per share data)
Statement of Operations Data(1):
Revenues:
Admissions	$595,287	$597,548	$149,134	$497,865	$641,240	$760,275		$1,029,881
Concession	291,807	300,568	72,480	249,141	320,072	375,798		487,416
Other	48,760	52,756	12,011	43,611	59,285	84,521		94,807

Total Revenue	$935,854	$950,872	$233,625	$790,617	$1,020,597	$1,220,594		$1,612,104
Operating Income	130,443	135,563	556	73,620	63,501	127,369		175,579
Income (loss) from continuing operations	40,509	47,389	(9,068)	(7,842)	(25,408)	841		(3,548)
Net income (loss)	$35,476	$44,649	$(10,633)	$(3,687)	$(25,408)	$841		(3,548)
Net income (loss) per share(3):
Basic	$0.30	$0.37	$(0.09)	$(0.05)	$(0.31)	$0.01		(0.04)
Diluted	$0.30	$0.37	$(0.09)	$(0.05)	$(0.31)	$0.01		(0.04)
Weighted average shares outstanding(3):
Basic	119,856	119,867	120,156	81,876	82,199	84,948		92,556
Diluted	120,190	120,692	120,156	81,876	82,199	86,618		92,556
Other Financial Data:
Cash flow provided by (used for):
Operating activities	$150,119	$135,522	$10,100	$112,986	$165,270	$155,662
Investing activities	(34,750)	(47,151)	(16,210)	(100,737)	(81,617)	(631,747	)(2)
Financing activities	(96,140)	(45,738)	346,983	(361,426)	(3,750)	439,977
Capital expenditures	(38,032)	(51,002)	(17,850)	(63,158)	(75,605)	(107,081)

	Cinemark, Inc.		Cinemark Holdings, Inc.
	Predecessor		Successor
	As of December 31,
	2002	2003	2004	2005	2006
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$63,719	$107,322	$100,248	$182,199	$147,099
Theatre properties and equipment, net	791,731	775,880	794,723	803,269	1,324,572
Total assets	916,814	960,736	1,831,855	1,864,852	3,171,582
Total long-term debt and capital lease obligations, including current portion	692,587	658,431	1,026,055	1,055,095	2,027,480
Stockholders’ equity	27,664	76,946	533,200	519,349	689,297

							Cinemark
	Cinemark, Inc.			Cinemark Holdings, Inc.			and
	Predecessor			Successor			Century
			Period From	Period From			Combined
	Year Ended		January 1, 2004	April 2, 2004	Year Ended		Year Ended
	December 31,		to	to	December 31,		December 31,
	2002	2003	April 1, 2004	December 31, 2004	2005	2006	2006
	(Attendance in thousands)

Operating Data:
United States(4)(6)
Theatres operated (at period end)	188	189	191	191	200	281	281
Screens operated (at period end)	2,215	2,244	2,262	2,303	2,417	3,523	3,523
Total attendance(1)	111,959	112,581	25,790	87,856	105,573	118,714	155,981
International(5)
Theatres operated (at period end)	92	97	95	101	108	115	115
Screens operated (at period end)	816	852	835	869	912	965	965
Total attendance(1)	60,109	60,553	15,791	49,904	60,104	59,550	59,550
Worldwide(4)(5)(6)
Theatres operated (at period end)	280	286	286	292	308	396	396
Screens operated (at period end)	3,031	3,096	3,097	3,172	3,329	4,488	4,488
Total attendance(1)	172,068	173,134	41,581	137,760	165,677	178,264	215,531

(1)	Statement of Operations Data (other than net income (loss)) and attendance data exclude the results of the two United Kingdom theatres and the eleven Interstate theatres for all periods presented as these theatres were sold during the period from April 2, 2004 to December 31, 2004. The results of operations for these theatres in the 2003 and 2004 periods are presented as discontinued operations. See note 7 to our annual consolidated financial statements.

(2)	Includes the cash portion of the Century acquisition purchase price of $531.2 million.

(3)	Gives effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007.

(4)	The data excludes certain theatres operated by us in the U.S. pursuant to management agreements that are not part of our consolidated operations.

(5)	The data excludes certain theatres operated internationally through our affiliates that are not part of our consolidated operations.

(6)	The data for 2003 excludes theatres, screens and attendance for eight theatres and 46 screens acquired on December 31, 2003, as the results of operations for these theatres are not included in our 2003 consolidated results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 gives effect to the Century acquisition as if it had occurred on January 1, 2006.

We based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. Assumptions underlying the unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma information presented with respect to the Century acquisition, including allocations of purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, available information and assumptions and will be revised as requested information becomes available. The actual adjustments to our consolidated financial statements will differ from the unaudited pro forma adjustments, and the differences may be material.

We are providing the unaudited pro forma condensed consolidated financial information for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the transactions described below actually occurred on the dates assumed, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. You should read the unaudited pro forma condensed consolidated financial information in conjunction with our audited annual consolidated financial statements and related notes for the year ended December 31, 2006, and Century’s audited annual consolidated financial statements and related notes for its fiscal year ended September 28, 2006 included in this prospectus.

The Century Acquisition

On October 5, 2006, we completed the acquisition of Century, a national theatre chain with 77 theatres and 1,017 screens in 12 states. The purchase price was approximately $681 million and the assumption of approximately $360 million of debt. We incurred approximately $7 million of transaction fees and expenses that were capitalized as part of the acquisition. Cinemark USA, Inc., a wholly-owned subsidiary of Cinemark Holdings, Inc., acquired approximately 77% of the issued and outstanding capital stock of Century and Syufy Enterprises, LP, or Syufy, contributed the remaining shares of capital stock of Century to us in exchange for 10,024,776 shares of our common stock.

In connection with the closing of the Century acquisition, Cinemark USA, Inc. entered into a new senior secured credit facility, and used the proceeds of the $1,120 million new term loan to fund a portion of the purchase price, to pay off approximately $360 million under Century’s then existing credit facility and to repay in full all outstanding amounts under Cinemark USA, Inc.’s former senior secured credit facility of approximately $254 million. Cinemark USA, Inc. used approximately $53 million of its existing cash to fund the payment of the remaining portion of the purchase price and related transaction expenses. Additionally, Cinemark USA, Inc. advanced approximately $17 million of cash to Century to satisfy working capital obligations.

The Century acquisition is accounted for using purchase accounting. Under the purchase method of accounting, the total consideration paid is allocated to Century’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Century acquisition. As of the date hereof, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. In presenting the unaudited pro forma financial information, we have allocated the purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of valuations, assisted by third-party appraisers. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing date of the Century acquisition. Any final adjustments will change the allocations of the purchase price, which could affect the initial fair values assigned to the assets and liabilities and could result in changes to the unaudited pro forma condensed consolidated financial information, including a change to goodwill.

We have integrated the Century operations into our existing business. We have consolidated Century’s corporate office processes into our existing processes, resulting in a net elimination of personnel and general and administrative cost. Additionally, we have transitioned the Century theatres into our existing concession supply and screen advertising contracts. For purposes of the unaudited pro forma financial information, we have not made any pro forma adjustment to reflect synergies resulting from our integration efforts.

Century used a 52/53 week fiscal year ending with the last Thursday in September. For purposes of the unaudited pro forma financial information, Century’s historical financial information has been conformed to reflect the historical financial information on a calendar year basis, consistent with our fiscal year reporting.

Cinemark Holdings, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006

			Century	Adjustments
	Cinemark	Century	Stub	to Reflect Century
	Historical(1)	Historical(2)	Period(3)	Acquisition		Pro Forma
	(In thousands)

REVENUES
Admissions	$760,275	$264,902	$4,704	$—		$1,029,881
Concession	375,798	109,641	1,977	—		487,416
Other	84,521	10,161	125	—		94,807

Total revenues	1,220,594	384,704	6,806	—		1,612,104
COST OF OPERATIONS
Film rentals and advertising	405,987	137,711	2,446	—		546,144
Concession supplies	59,020	16,043	296	—		75,359
Salaries and wages	118,616	41,216	857	—		160,689
Facility lease expense	161,374	44,733	843	—		206,950
Utilities and other	144,808	39,226	665	—		184,699
General and administrative expenses	67,768	32,271	252	(15,672	)(6)	84,619
Depreciation and amortization	95,821	36,200	795	4,929	(4)	137,745
Amortization of net favorable leases	3,649	—	—	22	(5)	3,671
Impairment of long-lived assets	28,537	406	—	—		28,943
Loss on sale of assets and other	7,645	61	—	—		7,706

Total cost of operations	1,093,225	347,867	6,154	(10,721)		1,436,525

OPERATING INCOME	127,369	36,837	652	10,721		175,579
OTHER INCOME (EXPENSE)
Interest expense	(105,986)	(26,033)	(617)	(29,392	)(7)	(162,028)
Amortization of debt issue costs	(3,342)	(454)	(14)	(2,213	)(7)	(6,023)
Interest income	7,040	567	—	—		7,607
Other income (expense)	(11,555)	(609)	1	—		(12,163)

Total other expenses	(113,843)	(26,529)	(630)	(31,605)		(172,607)

INCOME BEFORE INCOME TAXES	13,526	10,308	22	(20,884)		2,972
Income taxes	12,685	4,376	—	(10,541	)(8)	6,520

NET INCOME (LOSS)	$841	$5,932	$22	$(10,343)		$(3,548)

WEIGHTED AVERAGE SHARES OUTSTANDING(9)
Basic	84,948					92,556

Diluted	86,618					92,556

EARNINGS PER SHARE(9)
Basic earnings (loss) per share	$0.01					$(0.04)

Diluted earnings (loss) per share	$0.01					$(0.04)

See notes to unaudited proforma condensed consolidated financial information.

Cinemark Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
(Dollars in thousands)

(1)	Cinemark historical results include the results of operations of Century Theatres from October 5, 2006 to December 31, 2006.

(2)	Century historical results include the results of operations of Century Theatres from December 29, 2005 to September 28, 2006.

(3)	Century stub period results include the results of operations of Century Theatres from September 29, 2006 to October 4, 2006 (the period prior to the Century Acquisition).

(4)	Reflects the depreciation related to the increase in theatre property and equipment to fair value pursuant to purchase accounting for the Century acquisition.

(5)	Reflects the amortization associated with intangible assets recorded pursuant to the purchase method of accounting for the Century acquisition as follows:

	Amount	Amortization Period

Goodwill	$602,695	Indefinite life
Tradenames	136,000	Indefinite life
Net unfavorable leases	(5,600)	Remaining term of the lease commitments ranging from one to thirty years

Both goodwill and tradenames are indefinite-lived intangible assets. As a result, goodwill and tradenames will not be amortized but will be evaluated for impairment at least annually. Pro forma amortization expense for the net unfavorable leases is estimated at $22.

The unaudited pro forma condensed consolidated financial information reflect our preliminary allocation of the purchase price to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial information. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual amortization expense. Identifiable intangible assets have been amortized on a straight-line basis in the unaudited pro forma condensed consolidated statements of operation.

(6)	To give effect to the elimination of change of control payments to Century’s management.

(7)	Reflects interest expense and amortization of debt issuance costs resulting from the changes to our debt structure:

Interest expense recorded on the Cinemark USA, Inc.’s existing term loan	$(13,879)
Interest expense recorded on Century’s existing credit facility	(18,217)
Interest expense on the new $1,120,000 term loan(a)	61,488

Interest expense	$29,392

(a)	Reflects estimated interest rate of 7.32% (the initial LIBOR borrowing rate) on the new senior credit facility for the period January 1, 2006 to October 4, 2006, the period in 2006 during which the new senior secured credit facility was not in effect.

Amortization of debt issue costs on Cinemark USA, Inc.’s existing term loan	$(179)
Amortization of debt issue costs on Century’s existing credit facility	(454)
Amortization of debt issue costs on the new $1,120,000 term loan(a)	2,846

Amortization of debt issue costs	$2,213

(a)	Reflects debt issue costs on the new senior secured credit facility for the period January 1, 2006 to October 4, 2006, the period in 2006 during which the new senior secured credit facility was not in effect.

(8)	To reflect the tax effect of the pro forma adjustments at our statutory income tax rate of 39%.

(9)	Gives effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes included in this prospectus.

Overview

On April 2, 2004, an affiliate of MDP acquired approximately 83% of the capital stock of Cinemark, Inc., pursuant to which a newly formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc. with Cinemark, Inc. continuing as the surviving corporation. Management, including Lee Roy Mitchell, Chairman and then Chief Executive Officer, retained approximately 17% ownership interest in Cinemark, Inc. In December 2004, MDP sold approximately 10% of its stock in Cinemark, Inc., to outside investors and in July 2005, Cinemark, Inc. issued additional shares to another outside investor.

Cinemark Holdings, Inc. was formed on August 2, 2006. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of common stock of Cinemark Holdings, Inc. The Cinemark Share Exchange and the Century Theatres, Inc. acquisition were completed on October 5, 2006. Prior to October 5, 2006, Cinemark Holdings, Inc. had no assets, liabilities or operations. On October 5, 2006, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings, Inc.

As of December 31, 2006, MDP owned approximately 66% of our capital stock, Lee Roy Mitchell and the Mitchell Special Trust collectively owned approximately 14%, Syufy Enterprises, LP owned approximately 11%, outside investors owned approximately 8%, and certain members of management owned the remaining 1%.

For purposes of the financial presentation in this prospectus, the historical financial information reflects the change in reporting entity that occurred as a result of the Cinemark Share Exchange. Cinemark Holdings, Inc.’s consolidated financial information reflects the historical accounting basis of its stockholders for all periods presented. Accordingly, financial information for periods preceding the MDP Merger is presented as Predecessor and for the periods subsequent to the MDP Merger is presented as Successor. The Century acquisition is reflected in the historical financial information of Cinemark Holdings, Inc. from October 5, 2006. Because of the significance of the Century acquisition, we have included in this prospectus historical financial statements for Century as well as pro forma financial information giving effect to the Century acquisition as more fully described in “Unaudited Pro Forma Condensed Consolidated Financial Information.”

We have prepared our discussion and analysis of the results of operations for the year ended December 31, 2005 (successor) by comparing those results with the results of operations of the Predecessor for the period January 1, 2004 to April 1, 2004 combined with the results of operations of the Successor for the period April 2, 2004 to December 31, 2004. Although this combined presentation does not comply with GAAP we believe this presentation provides a meaningful method of comparison of the 2004 and 2005 results.

For financial reporting purposes at December 31, 2006, we have two reportable operating segments, our U.S. operations and our international operations.

Revenues and Expenses

We generate revenues primarily from box office receipts and concession sales with additional revenues from screen advertising sales and other revenue streams, such as vendor marketing programs, pay phones, ATM machines and electronic video games located in some of our theatres. Our investment in NCM has assisted us in expanding our offerings to advertisers, exploring ancillary revenue sources such as digital video monitor advertising, third party branding, and the use of theatres for non-film events. In addition, we are able to use theatres during non-peak hours for concerts, sporting events, and other cultural events. Successful films released during the year ended December 31, 2006 included Ice Age 2: The Meltdown, Pirates of the Caribbean: Dead Man’s Chest, The Da Vinci Code, X Men 3, Cars, Talladega Nights and Superman Returns.  Our revenues are affected by changes in attendance and average admissions and concession revenues per patron. Attendance is primarily affected by the quality and quantity of films released by motion picture studios. Films scheduled for release during 2007 include Spider-Man 3, Shrek the Third, Pirates of the Caribbean: At World’s End, and Harry Potter and the Order of the Phoenix.

Film rental costs are variable in nature and fluctuate with our admissions revenues. Film rental costs as a percentage of revenues are generally higher for periods in which more blockbuster films are released. Film rental costs can also vary based on the length of a film’s run. Generally, a film that runs for a longer period results in lower film rental costs as a percentage of revenues. Film rental rates are negotiated on a film-by-film and theatre-by-theatre basis. Advertising costs, which are expensed as incurred, are primarily fixed at the theatre level as daily movie directories placed in newspapers represent the largest component of advertising costs. The monthly cost of these advertisements is based on, among other things, the size of the directory and the frequency and size of the newspaper’s circulation.

Concession supplies expense is variable in nature and fluctuates with our concession revenues. We purchase concession supplies to replace units sold. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain bulk rates.

Although salaries and wages include a fixed cost component (i.e. the minimum staffing costs to operate a theatre facility during non-peak periods), salaries and wages move in relation to revenues as theatre staffing is adjusted to handle changes in attendance.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to percentage rent only while others are subject to percentage rent in addition to their fixed monthly rent if a target annual revenue level is achieved. Facility lease expense as a percentage of revenues is also affected by the number of theatres under operating leases versus the number of theatres under capital leases and the number of fee-owned theatres.

Utilities and other costs include certain costs that are fixed such as property taxes, certain costs that are variable such as liability insurance, and certain costs that possess both fixed and variable components such as utilities, repairs and maintenance and security services.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported consolidated financial results, include the following:

Revenue and Expense Recognition

Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. We record proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognize admissions and concession revenue when a holder redeems the card or certificate. We recognize unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, we consider the period outstanding, the level and frequency of activity, and the period of inactivity.

Film rental costs are accrued based on the applicable box office receipts and either the mutually agreed upon firm terms established prior to the opening of the picture or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the picture run, subject to the film licensing arrangement. Estimates are based on the expected success of a film over the length of its run in theatres. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film over the length of its run in theatres can typically be estimated early in the film’s run. The final film settlement amount is negotiated at the conclusion of the film’s run based upon how a film actually performs. If actual settlements are higher than those estimated, additional film rental costs are recorded at that time. We recognize advertising costs and any sharing arrangements with film distributors in the same accounting period. Our advertising costs are expensed as incurred.

Facility lease expense is primarily a fixed cost at the theatre level as most of our facility leases require a fixed monthly minimum rent payment. Certain of our leases are subject to monthly percentage rent only, which is accrued each month based on actual revenues. Certain of our other theatres require payment of percentage rent in addition to fixed monthly rent if a target annual revenue level is achieved. Percentage rent expense is recorded for these theatres on a monthly basis if the theatre’s historical performance or forecasted performance indicates that the annual target will be reached. The estimate of percentage rent expense recorded during the year is based on a trailing twelve months of revenues. Once annual revenues are known, which is generally at the end of the year, the percentage rent expense is adjusted based on actual revenues.

Theatre properties and equipment are depreciated using the straight-line method over their estimated useful lives. In estimating the useful lives of our theatre properties and equipment, we have relied upon our experience with such assets and our historical replacement period. We periodically evaluate these estimates and assumptions and adjust them as necessary. Adjustments to the expected lives of assets are accounted for on a prospective basis through depreciation expense.

Impairment of Long-Lived Assets

We review long-lived assets for impairment on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. We assess many factors including the following to determine whether to impair individual theatre assets:

•	actual theatre level cash flows;

•	future years budgeted theatre level cash flows;

•	theatre property and equipment carrying values;

•	goodwill carrying values;

•	amortizing intangible asset carrying values;

•	the age of a recently built theatre;

•	competitive theatres in the marketplace;

•	changes in foreign currency exchange rates;

•	the impact of recent ticket price changes;

•	available lease renewal options; and

•	other factors considered relevant in our assessment of impairment of individual theatre assets.

Long-lived assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest applicable level for which there are identifiable cash flows. The evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the possibility of renewal periods, for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, we then compare the carrying value of the asset group (theatre) with its estimated fair value. Fair values are determined based on a multiple of undiscounted cash flows, which was seven times as of December 31, 2005 and eight times for the evaluation performed as of December 31, 2006. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value.

Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

Impairment of Goodwill and Intangible Assets

We evaluate goodwill and tradename for impairment annually at fiscal year-end and any time events or circumstances indicate the carrying amount of the goodwill and intangible assets may not be fully recoverable. We evaluate goodwill for impairment at the reporting unit level (generally a theatre) and have allocated goodwill to the reporting unit based on an estimate of its relative fair value. The evaluation is a two-step approach requiring us to compute the fair value of a theatre and compare it with its carrying value. If the carrying value exceeds fair value, a second step is performed to measure the potential goodwill impairment. Fair value is determined based on a multiple of cash flows, which was seven times as of December 31, 2005 and eight times for the evaluation performed as of December 31, 2006. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

Acquisitions

We account for acquisitions under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The purchase method requires that we estimate the fair value of the assets acquired and liabilities assumed and allocate consideration paid accordingly. For significant acquisitions, we obtain independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist us in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded.

Income Taxes

We use an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not those assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The related tax accruals are recorded in accordance with SFAS No. 5, “Accounting for Contingencies”. To the extent contingencies are probable and estimable, an accrual is recorded within current liabilities in the consolidated balance sheet. To the extent tax accruals differ from actual payments or assessments, the accruals will be adjusted.

Recent Developments

National CineMedia

In March 2005, Regal and AMC formed NCM, and on July 15, 2005, we joined NCM, as one of the founding members. NCM operates the largest digital in-theatre network in the U.S. for cinema advertising and non-film events and combines the cinema advertising and non-film events businesses of the three largest motion picture exhibition companies in the U.S. On February 13, 2007, NCM, Inc., a newly formed entity that now serves as a member and the sole manager of NCM, completed an initial public offering of its common stock. In connection with the NCM, Inc. public offering, NCM, Inc. became a member and the sole manager of NCM, and we amended the operating agreement of NCM and the Exhibitor Services Agreement pursuant to which NCM provides advertising, promotion and event services to our theatres.

Prior to the initial public offering of NCM, Inc. common stock, our ownership interest in NCM was approximately 25% and subsequent to the completion of the offering we owned a 14% interest in NCM. Prior to pricing the initial public offering of NCM, Inc., NCM completed a recapitalization whereby (1) each issued and outstanding Class A unit of NCM was split into 44,291 Class A units, and (2) following such split of Class A Units, each issued and outstanding Class A Unit was recapitalized into one common unit and one preferred unit. As a result, we received 14,159,437 common units and 14,159,437 preferred units. All existing preferred units of NCM, or 55,850,951 preferred units, held by us, Regal and AMC were redeemed by NCM on a pro rata basis on February 13, 2007. NCM utilized the proceeds of its new $725.0 million term loan facility and a portion of the proceeds it received from NCM, Inc.’s initial public offering to redeem all of its outstanding preferred units. Each preferred unit was redeemed for $13.7782 and we received approximately $195.1 million as payment in full for redemption of all of our preferred units in NCM. Upon payment of such amount, each preferred unit was cancelled and the holders of the preferred units ceased to have any rights with respect to the preferred units.

NCM has also paid us a portion of the proceeds it received from NCM, Inc. in the initial public offering for agreeing to modify NCM’s payment obligation under the prior exhibitor services agreement. The modification agreed to by us reflects a shift from circuit share expense under the prior exhibitor service agreement, which obligated NCM to pay us a percentage of revenue, to the monthly theatre access fee described below. The theatre access fee will significantly reduce the contractual amounts paid to us by NCM. In exchange for our agreement to so modify the agreement, NCM paid us approximately $174 million upon execution of the Exhibitor Services Agreement on February 13, 2007. Regal and AMC similarly altered their exhibitor services arrangements with NCM.

At the closing of the initial public offering, the underwriters exercised their over-allotment option to purchase additional shares of common stock of NCM, Inc. at the initial public offering price, less underwriting discounts and commissions. In connection with the over-allotment option exercise, Regal, AMC and us each sold to NCM, Inc. common units of NCM on a pro rata basis at the initial public offering price, less underwriting discounts and expenses. We sold 1,014,088 common units to NCM, Inc. for proceeds of $19.9 million, and upon completion of this sale of common units, we owned 13,145,349 common units of NCM, or a 14% interest. In the future, we expect to receive mandatory quarterly distributions of excess cash from NCM.

In consideration for NCM’s exclusive access to our theatre attendees for on-screen advertising and use of off-screen locations within our theatres for the lobby entertainment network and lobby promotions, we will receive a monthly theatre access fee under the Exhibitor Services Agreement. The theatre access fee is composed of a fixed payment per patron, initially $0.07, and a fixed payment per digital screen, which may be adjusted for certain enumerated reasons. The payment per theatre patron will increase by 8% every five years, with the first such increase taking effect after 2011, and the payment per digital screen, initially $800 per digital screen per year, will increase annually by 5%, beginning after 2007. The theatre access fee paid in the aggregate to Regal, AMC and us will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the Exhibitor Services Agreement), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. The Exhibitor Services Agreement has, except with respect to certain limited services, a term of 30 years.

We used the proceeds from the Exhibitor Services Agreement modification payment, the preferred unit redemption and the sale of common units to NCM, Inc. in connection with the exercise of the over-allotment option and cash on hand to purchase our 9% senior subordinated notes issued by Cinemark USA, Inc. pursuant to an offer to purchase and consent solicitation described below.

Digital Cinema Implementation Partners, LLC

On February 12, 2007, we, along with AMC and Regal, entered into a joint venture known as Digital Cinema Implementation Partners LLC, or DCIP, to explore the possibility of implementing digital cinema in our theatres and to establish agreements with major motion picture studios for the implementation and financing of digital cinema. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to approval by us, along with our partners AMC and Regal.

Repurchase of 9% Senior Subordinated Notes

On March 6, 2007, Cinemark USA, Inc. commenced an offer to purchase for cash any and all of its then outstanding $332.2 million aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, Cinemark USA, Inc. solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default. On March 20, 2007, the early settlement date, Cinemark USA, Inc. repurchased $332.0 million aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. On April 3, 2007, we purchased $66,000 of the 9% senior subordinated notes tendered after the early settlement date. Approximately $184,000 aggregate principal amount of 9% senior subordinated notes remain outstanding. We used the proceeds from the NCM transactions and cash on hand to purchase the 9% senior subordinated notes tendered pursuant to the tender offer and consent solicitation.

Amendments to the New Senior Secured Credit Facility

On March 14, 2007, Cinemark USA, Inc. amended its new senior secured credit facility to, among other things, modify the interest rate on the term loans under the new senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM transactions or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans.

Results of Operations

On October 5, 2006, we completed the Century acquisition for a purchase price of approximately $681 million and the assumption of approximately $360 million of debt of Century. Of the total purchase price, $150 million consisted of the issuance of 10,024,776 shares of our common stock. We also incurred approximately $7.4 million in transaction costs. Results of operations for the year ended December 31, 2006 reflect the inclusion of operations for the 77 Century theatres acquired beginning on the date of acquisition, October 5, 2006. See note 4 to our annual consolidated financial statements.

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of operations:

	Year Ended December 31,
	2004	2005	2006

Operating data (in millions)(1):
Revenues
Admissions	$647.0	$641.2	$760.3
Concession	321.6	320.1	375.8
Other	55.6	59.3	84.5

Total revenues	$1,024.2	$1,020.6	$1,220.6

Theatre operating costs(2)(3)
Film rentals and advertising	$348.8	$347.7	$406.0
Concession supplies	53.8	52.5	59.0
Salaries and wages	103.1	101.5	118.6
Facility lease expense	128.7	138.5	161.4
Utilities and other	113.0	123.8	144.8

Total theatre operating costs	$747.4	$764.0	$889.8

Operating data as a percentage of total revenues(1):
Revenues
Admissions	63.2%	62.8%	62.3%
Concession	31.4	31.4	30.8%
Other	5.4	5.8	6.9%

Total revenues	100.0%	100.0%	100.0%

Theatre operating costs(2)(3)
Film rentals and advertising	53.9%	54.2%	53.4%
Concession supplies	16.7	16.4	15.7
Salaries and wages	10.1	9.9	9.7
Facility lease expense	12.6	13.6	13.2
Utilities and other	11.0	12.1	11.9
Total theatre operating costs	73.0%	74.9%	72.9%

Average screen count (month end average)(1)	3,135	3,239	3,628

Revenues per average screen(1)	$326,664	$315,104	$336,437

(1)	Results exclude our two United Kingdom theatres and our eleven Interstate theatres sold during 2004. The results of operations for these theatres are presented as discontinued operations for 2004.

(2)	All costs are expressed as a percentage of total revenues, except film rentals and advertising, which are expressed as a percentage of admissions revenues, and concession supplies, which are expressed as a percentage of concession revenues.

(3)	Excludes depreciation and amortization expense.

Comparison of Years Ended December 31, 2006 and December 31, 2005

Revenues.  Total revenues increased $200.0 million to $1,220.6 million for 2006 from $1,020.6 million for 2005, representing a 19.6% increase. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended			Year Ended			Year Ended
	December 31,			December 31,			December 31,
	2005	2006	% Change	2005	2006	% Change	2005	2006	% Change

Admissions revenues (in millions)	$472.0	$577.9	22.4%	$169.2	$182.4	7.8%	$641.2	$760.3	18.6%
Concession revenues (in millions)	$248.7	$297.4	19.6%	$71.4	$78.4	9.8%	$320.1	$375.8	17.4%
Other revenues (in millions)(1)	$35.6	$59.4	66.9%	$23.7	$25.1	5.9%	$59.3	$84.5	42.5%
Total revenues (in millions)(1)	$756.3	$934.7	23.6%	$264.3	$285.9	8.2%	$1,020.6	$1,220.6	19.6%

Attendance (in millions)	105.6	118.7	12.4%	60.1	$59.6	(1.0)%	165.7	178.3	7.6%
Revenues per screen(1)	$321,833	$346,812	7.8%	$297,316	$306,459	3.1%	$315,104	$336,437	6.8%

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See note 20 to our consolidated financial statements.

•	Consolidated. The increase in admissions revenues of $119.1 million was attributable to a 7.6% increase in attendance from 165.7 million patrons for 2005 to 178.3 million patrons for 2006, which contributed $57.2 million, and a 10.2% increase in average ticket price from $3.87 for 2005 to $4.26 for 2006, which contributed $61.9 million. This increase included additional admissions revenues for the 77 Century theatres acquired during the fourth quarter of 2006. The increase in concession revenues of $55.7 million was attributable to the 7.6% increase in attendance, which contributed $30.3 million, and a 9.1% increase in concession revenues per patron from $1.93 for 2005 to $2.11 for 2006, which contributed $25.4 million. This increase included additional concession revenues for the 77 Century theatres acquired during the fourth quarter. The increase in attendance was attributable to the additional attendance from the 77 Century theatres acquired, the solid slate of films released during 2006 and new theatre openings. The increases in average ticket price and concession revenues per patron were due to the higher ticket price structure at the 77 Century theatres acquired, price increases and favorable exchange rates in certain countries in which we operate. The 42.5% increase in other revenues was primarily attributable to incremental screen advertising revenues resulting from our participation in the NCM joint venture.

•	U.S. The increase in admissions revenues of $105.9 million was attributable to a 12.4% increase in attendance from 105.6 million patrons for 2005 to 118.7 million patrons for 2006, which contributed $58.7 million, and an 8.9% increase in average ticket price from $4.47 for 2005 to $4.87 for 2006, which contributed $47.2 million. This increase included additional admissions revenues for the 77 Century theatres acquired during the fourth quarter of 2006. The increase in concession revenues of $48.7 million was attributable to the 12.4% increase in attendance, which contributed $31.0 million, and a 6.3% increase in concession revenues per patron from $2.36 for 2005 to $2.51 for 2006, which contributed $17.7 million. This increase included additional concession revenues for the 77 Century theatres acquired during the fourth quarter. The increase in attendance was attributable to the additional attendance from the 77 Century theatres acquired, the solid slate of films released during 2006 and new theatre openings. The increases in average ticket price and concession revenues per patron were due to the higher ticket price structure at the 77 Century theatres acquired and price increases. The 66.9% increase in other revenues was primarily attributable to incremental screen advertising revenues resulting from our participation in the joint venture with NCM.

•	International. The increase in admissions revenues of $13.2 million was attributable to an 8.8% increase in average ticket price from $2.82 for 2005 to $3.06 for 2006, which contributed $14.7 million, partially offset by a 1.0% decrease in attendance, which contributed $(1.5) million. The decrease in attendance was due to increased competition in certain markets. The increase in concession revenues of $7.0 million was attributable to a 10.9% increase in concession revenues per patron from $1.19 for 2005 to $1.32 for 2006, which contributed $7.7 million, partially offset by the 1.0% decrease in attendance, which contributed $(0.7) million. The increases in average ticket price and concession revenues per patron were due to price increases and favorable exchange rates in certain countries in which we operate.

Theatre Operating Costs (excludes depreciation and amortization expense).  Theatre operating costs were $889.8 million, or 72.9% of revenues, for 2006 compared to $764.0 million, or 74.9% of revenues, for 2005. The decrease, as a percentage of revenues, was primarily due to the increase in revenues and the fixed nature of some of our theatre operating costs, such as components of salaries and wages, facility lease expense, and utilities and other costs. The table below, presented by reportable operating segment, summarizes our year-over-year theatre operating costs.

	U.S. Operating Segment		International Operating Segment		Consolidated
	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2005	2006	2005	2006	2005	2006

Film rentals and advertising	$263.7	$315.4	$84.0	$90.6	$347.7	$406.0
Concession supplies	34.5	38.7	18.0	20.3	$52.5	$59.0
Salaries and wages	80.8	95.8	20.7	22.8	$101.5	$118.6
Facility lease expense	97.7	117.0	40.8	44.4	$138.5	$161.4
Utilities and other	90.7	108.3	33.1	36.5	$123.8	$144.8

Total theatre operating costs	$567.4	$675.2	$196.6	$214.6	$764.0	$889.8

•	Consolidated. Film rentals and advertising costs were $406.0 million, or 53.4% of admissions revenues, for 2006 compared to $347.7 million, or 54.2% of admissions revenues, for 2005. The increase in film rentals and advertising costs for 2006 of $58.3 million is due to increased admissions revenues, which contributed $65.7 million, and a decrease in our film rental and advertising rate, which contributed $(7.4) million. The decrease in film rentals and advertising costs as a percentage of admissions revenues was due to a more favorable mix of films resulting in lower average film rental rates in 2006 compared with 2005 which had certain blockbuster films with higher than average film rental rates. Concession supplies expense was $59.0 million, or 15.7% of concession revenues, for 2006 compared to $52.5 million, or 16.4% of concession revenues, for 2005. The increase in concession supplies expense of $6.5 million is primarily due to increased concession revenues, which contributed $8.5 million, and a decrease in our concession supplies rate, which contributed $(2.0) million. The decrease in concession supplies expense as a percentage of revenues was primarily due to concession sales price increases.

Salaries and wages increased to $118.6 million for 2006 from $101.5 million for 2005 primarily due to the additional salaries and wages related to the 77 Century theatres, the increase in attendance and new theatre openings. Facility lease expense increased to $161.4 million for 2006 from $138.5 million for 2005 primarily due to the additional expense related to the 77 Century theatres, increased percentage rent related to the increased revenues and new theatre openings. Utilities and other costs increased to $144.8 million for 2006 from $123.8 million for 2005 primarily due to the additional costs related to the 77 Century theatres, higher utility and janitorial supplies costs at our existing theatres and new theatre openings.

•	U.S. Film rentals and advertising costs were $315.4 million, or 54.6% of admissions revenues, for 2006 compared to $263.7 million, or 55.9% of admissions revenues, for 2005. The increase in film rentals and advertising costs for 2006 of $51.7 million is due to increased admissions revenues, which contributed $59.2 million, and a decrease in our film rentals and advertising rate, which contributed $(7.5) million. The decrease in film rentals and advertising costs as a percentage of admissions revenues was due to a more favorable mix of films resulting in lower average film rental rates in 2006 compared with 2005 which had certain blockbuster films with higher than average film rental rates. Concession supplies expense was $38.7 million, or 13.0% of concession revenues, for 2006 compared to $34.5 million, or 13.9% of concession revenues, for 2005. The increase in concession supplies expense of $4.2 million is due to increased concession revenues, which contributed $6.7 million, and a decrease in our concession supplies rate, which contributed $(2.5) million. The decrease in concession supplies expense as a percentage of revenues was primarily due to concession sales price increases.

Salaries and wages increased to $95.8 million for 2006 from $80.8 million for 2005 primarily due to the additional salaries and wages related to the 77 Century theatres, the increase in attendance and new theatre openings. Facility lease expense increased to $117.0 million for 2006 from $97.7 million for 2005 primarily due to the additional expense related to the 77 Century theatres, increased percentage rent related to increased revenues and new theatre openings. Utilities and other costs increased to $108.3 million for 2006 from $90.7 million for 2005 primarily due to additional costs related to the 77 Century theatres, higher utility and janitorial supplies costs at our existing theatres and new theatre openings.

•	International. Film rentals and advertising costs were $90.6 million, or 49.7% of admissions revenues, for 2006 compared to $84.0 million, or 49.6% of admissions revenues, for 2005. The increase in film rentals and advertising costs for 2006 is primarily due to increased admissions revenues. Concession supplies expense was $20.3 million, or 25.9% of concession revenues, for 2006 compared to $18.0 million, or 25.2% of concession revenues, for 2005. The increase in concession supplies expense of $2.3 million is due to increased concession revenues, which contributed $1.8 million, and an increase in our concession supplies rate, which contributed $0.5 million.

Salaries and wages increased to $22.8 million for 2006 from $20.7 million for 2005 primarily due to new theatre openings. Facility lease expense increased to $44.4 million for 2006 from $40.8 million for 2005 primarily due to increased percentage rent related to increased revenues and new theatre openings. Utilities and other costs increased to $36.5 million for 2006 from $33.1 million for 2005 primarily due to higher utility and janitorial supplies costs at our existing theatres and new theatre openings.

General and Administrative Expenses.  General and administrative expenses increased to $67.8 million for 2006 from $50.9 million for 2005 primarily due to a $3.7 million increase due to incentive compensation expense, a $3.0 million increase to salaries and wages, a $2.9 million increase to stock option compensation expense related to the adoption of SFAS No. 123 (R), and a $1.3 million increase in service charges related to increased credit card activity and additional overhead costs associated with the integration of the Century.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of favorable leases, was $99.5 million for 2006 compared to $86.1 million for 2005 primarily due to the Century acquisition and new theatre openings.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on assets held and used of $28.5 million for 2006 compared to $51.7 million for 2005. Impairment charges for 2006 and 2005 included the write-down of theatres to their fair values. Impairment charges for 2006 consisted of $13.6 million of theatre properties, $13.6 million of goodwill associated with theatre properties and $1.3 million of intangible assets associated with theatre properties. Impairment charges for 2005 consisted of $6.4 million of theatre properties and $45.3 million of goodwill associated with theatre properties. We record goodwill at the theatre level, which results in more volatile impairment charges on an annual basis due to changes in market conditions and box office performance and the resulting impact on individual theatres. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions. See notes 9 and 10 to our consolidated financial statements.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $7.6 million during 2006 compared to $4.4 million during 2005. The loss recorded during 2006 primarily related to a loss on the exchange of a theatre in the United States with a third party, lease termination fees and asset write-offs incurred due to theatre closures and the replacement of certain theatre assets. The loss recorded during 2005 was primarily due to property damages sustained at three of our theatres due to hurricanes along the Gulf of Mexico coast and the write-off of some theatre equipment that was replaced.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $109.3 million for 2006 compared to $84.1 million for 2005. The increase was primarily due to the financing associated with the Century acquisition.

Loss on Early Retirement of Debt.  During 2006, we recorded a loss on early retirement of debt of $8.3 million which was a result of the refinancing associated with the Century acquisition, the repurchase of $10.0 million aggregate principal amount of Cinemark USA, Inc.’s 9% senior subordinated notes, and the repurchase of $39.8 million aggregate principal amount at maturity of our 9 3/4% senior discount notes, all of which resulted in the write-off of unamortized debt issue costs and the payment of fees and expenses. See notes 4 and 12 to our consolidated financial statements.

Income Taxes.  Income tax expense of $12.7 million was recorded for 2006 compared to $9.4 million recorded for 2005. The effective tax rate for 2006 reflects the impact of purchase accounting adjustments resulting from the Century acquisition. The effective tax rate for 2005 reflects the impact of purchase accounting adjustments and related goodwill impairment charges resulting from the MDP Merger. See note 18 to our consolidated financial statements.

Comparison of Years Ended December 31, 2005 and December 31, 2004

Revenues.  Total revenues for 2005 decreased to $1,020.6 million from $1,024.2 million for 2004, representing a 0.4% decrease. The table below, presented by reportable operating segment, summarizes our year-over-year revenue performance and certain key performance indicators that impact our revenues.

	U.S. Operating Segment			International Operating Segment			Consolidated
	Year Ended December 31,		%	Year Ended December 31,		%	Year Ended December 31,		%
	2004	2005	Change	2004	2005	Change	2004	2005	Change

Admissions revenues (in millions)	$489.0	$472.0	(3.5)%	$158.0	$169.2	7.1%	$647.0	$641.2	(0.9)%
Concession revenues (in millions)	$255.9	$248.7	(2.8)%	$65.7	$71.4	8.7%	$321.6	$320.1	(0.5)%
Other revenues (in millions)(1)	$37.1	$35.6	(4.0)%	$18.5	$23.7	28.1%	$55.6	$59.3	6.7%
Total revenues (in millions)(1)	$782.0	$756.3	(3.3)%	$242.2	$264.3	9.1%	$1,024.2	$1,020.6	(0.4)%
Attendance (in millions)	113.6	105.6	(7.1)%	65.7	60.1	(8.5)%	179.3	165.7	(7.6)%
Revenues per screen(1)	$341,747	$321,833	(5.8)%	$286,364	$297,316	3.8%	$326,664	$315,104	(3.5)%

(1)	U.S. operating segment revenues include eliminations of intercompany transactions with the international operating segment. See note 20 to our consolidated financial statements.

•	Consolidated. The decrease in admissions revenues of $5.8 million was due to the 7.6% decline in attendance, which contributed $(48.1) million, partially offset by the 7.3% increase in average ticket prices, which contributed $42.3 million. The decline in concession revenues of $1.5 million was also attributable to the decline in attendance, which contributed $(23.7) million, partially offset by the 7.7% increase in concession revenues per patron, which contributed $22.2 million. The decline in attendance for 2005 was primarily due to the decline in the quality of films released during 2005 compared to 2004. The increases in average ticket prices and concession revenues per patron were primarily due to price increases and also due to favorable exchange rates in certain countries in which we operate.

•	U.S. The decrease in admissions revenues of $17.0 million was attributable to the 7.1% decrease in attendance from 113.6 million patrons for 2004 to 105.6 million patrons for 2005, which contributed $(34.7) million, partially offset by a 3.9% increase in average ticket price from $4.30 for 2004 to $4.47 for 2005, which contributed $17.7 million. The decline in concession revenues of $7.2 million was attributable to the 7.1% decrease in attendance, which contributed $(18.2) million, partially offset by a 4.6% increase in concession revenues per patron from $2.25 per patron for 2004 to $2.36 per patron for 2005, which contributed $11.0 million. The decline in attendance for 2005 was primarily due to the decline in the quality of films released during 2005 compared to 2004. The increases in average ticket prices and concession revenues per patron were primarily due to price increases.

•	International. The increase in admissions revenues of $11.2 million was attributable to a 17.1% increase in average ticket price from $2.40 for 2004 to $2.82 for 2005, which contributed $24.6 million, partially offset by the 8.5% decrease in attendance from 65.7 million patrons for 2004 to 60.1 million patrons for 2005, which contributed $(13.4) million. The increase in concession revenues of $5.7 million was attributable to an 18.6% increase in concession revenues per patron from $1.00 per patron for 2004 to $1.19 per patron for 2005, which contributed $11.2 million, partially offset by the 8.5% decrease in attendance, which contributed $(5.5) million. The decline in attendance for 2005 was primarily due to the decline in the quality of films released during 2005 compared to 2004. The increases in average ticket prices and concession revenues per patron were primarily due to price increases and also favorable exchange rates in certain countries in which we operate.

Theatre Operating Costs (excludes depreciation and amortization expense).  Theatre operating costs were $764.0 million, or 74.9% of revenues, for 2005 compared to $747.4 million, or 73.0% of revenues, for 2004. The increase, as percentage of revenues, was primarily due to the decrease in revenues and the fixed nature of some of our theatre operating costs, such as components of facility lease expense and utilities and other costs. The table below, presented by reportable operating segment, summarizes our year-over-year theatre operating costs.

			International		Consolidated
	U.S. Operating Segment		Operating Segment		Year Ended
	Year Ended December 31,		Year Ended December 31,		December 31,
	2004	2005	2004	2005	2004	2005

Film rentals and advertising	$270.1	$263.7	$78.7	$84.0	$348.8	$347.7
Concession supplies	37.2	34.5	16.6	18.0	$53.8	$52.5
Salaries and wages	84.9	80.8	18.2	20.7	$103.1	$101.5
Facility lease expense	93.7	97.7	35.0	40.8	$128.7	$138.5
Utilities and other	85.2	90.7	27.8	33.1	$113.0	$123.8

Total theatre operating costs	$571.1	$567.4	$176.3	$196.6	$747.4	$764.0

•	Consolidated. Film rentals and advertising costs were $347.7 million, or 54.2% of admissions revenues, for 2005 compared to $348.8 million, or 53.9% of admissions revenues, for 2004. The $1.1 million decrease in film rentals and advertising costs for 2005 is due to decreased admissions revenues, which contributed $(3.8) million, offset by an increase in our film rentals and advertising rate, which contributed $2.7 million. The increase in film rentals and advertising costs as a percentage of admissions revenues was primarily related to the high film rental costs associated with certain blockbuster films released during 2005. Concession supplies expense was $52.5 million, or 16.4% of concession revenues, for 2005 compared to $53.8 million, or 16.7% of concession revenues, for 2004. The decrease in concession supplies expense of $1.3 million is primarily due to a decrease in our concession supplies rate. The decrease in concession supplies expense as a percentage of concession revenues was primarily due to concession sales price increases and an increase in concession rebates received from certain vendors.

Salaries and wages decreased to $101.5 million for 2005 from $103.1 million for 2004 primarily due to strategic reductions in certain variable salaries and wages related to the decrease in attendance. Facility lease expense increased to $138.5 million for 2005 from $128.7 million for 2004 primarily due to new theatre openings. Utilities and other costs increased to $123.8 million for 2005 from $113.0 million for 2004 primarily due to higher utility costs and new theatre openings.

•	U.S. Film rentals and advertising costs were $263.7 million, or 55.9% of admissions revenues, for 2005 compared to $270.1 million, or 55.2% of admissions revenues, for 2004. The decrease of $6.4 million in film rentals and advertising costs for 2005 is due to decreased admissions revenues, which contributed $(9.4) million, offset by an increase in our film rentals and advertising rate, which contributed $3.0 million. The increase in film rentals and advertising costs as a percentage of admissions revenues was due to high film rental costs associated with certain blockbuster films released during 2005. Concession supplies expense was $34.5 million, or 13.9% of concession revenues, for 2005 compared to $37.2 million, or 14.5% of concession revenues, for 2004. The decrease in concession supplies expense of $2.7 million is due to decreased concession revenues, which contributed $(1.0) million, and a decrease in our concession supplies rate, which contributed $(1.7) million. The decrease in concession supplies expense as a percentage of revenues was primarily due to concession sales price increases.

Salaries and wages decreased to $80.8 million for 2005 from $84.9 million for 2004 primarily due to strategic reductions in certain variable salaries and wages related to the decrease in attendance. Facility lease expense increased to $97.7 million for 2005 from $93.7 million for 2004 primarily due to increased percentage rent related to increased revenues and new theatre openings. Utilities and other costs increased to $90.7 million for 2005 from $85.2 million for 2004 primarily due to higher utility and janitorial supplies costs at our existing theatres and new theatre openings.

•	International. Film rentals and advertising costs were $84.0 million, or 49.6% of admissions revenues, for 2005 compared to $78.7 million, or 49.8% of admissions revenues, for 2004. The increase in film rentals and advertising costs of $5.3 million for 2005 is primarily due to increased admissions revenues. Concession supplies expense was $18.0 million, or 25.2% of concession revenues, for 2005 compared to $16.6 million, or 25.3% of concession revenues, for 2004. The increase in concession supplies expense of $1.4 million is primarily due to increased concession revenues.

Salaries and wages increased to $20.7 million for 2005 from $18.2 million for 2004 primarily due to new theatre openings. Facility lease expense increased to $40.8 million for 2005 from $35.0 million for 2004 primarily due to increased percentage rent related to increased revenues and new theatre openings. Utilities and other costs increased to $33.1 million for 2005 from $27.8 million for 2004 primarily due to higher utility and janitorial supplies costs at our existing theatres and new theatre openings.

General and Administrative Expenses.  General and administrative expenses decreased to $50.9 million for 2005 from $51.7 million for 2004. The decrease was primarily due to a reduction in incentive compensation expense.

Stock Option Compensation and Change of Control Expenses related to the MDP Merger.  Stock option compensation expense of $16.3 million and change of control fees of $15.7 million were recorded during 2004 as a result of the MDP Merger. See note 3 to our consolidated financial statements.

Depreciation and Amortization.  Depreciation and amortization expense, including amortization of net favorable leases, was $86.1 million for 2005 compared to $78.2 million for 2004. The increase was primarily due to the amortization of intangible assets recorded during April 2004 as a result of the MDP Merger, new theatre openings during the latter part of 2004 and 2005 and amortization of intangible assets recorded as a result of the final purchase price allocations for the Brazil and Mexico acquisitions. See note 5 to our consolidated financial statements.

Impairment of Long-Lived Assets.  We recorded asset impairment charges on long-lived assets held and used of $51.7 million during 2005 and $37.7 million during 2004. Impairment charges for 2005 and 2004 included the write-down of certain theatres to their fair values. Impairment charges for 2005 consisted of

$6.4 million of theatre properties and $45.3 million of goodwill associated with theatre properties. Impairment charges for 2004 consisted of $2.0 million of theatre properties and $35.7 million of goodwill associated with theatre properties. During 2004, we recorded $620.5 million of goodwill as a result of the MDP Merger. We record goodwill at the theatre level which results in more volatile impairment charges on an annual basis due to changes in market conditions and box office performance and the resulting impact on individual theatres. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions. See notes 8 and 9 to our consolidated financial statements.

Loss on Sale of Assets and Other.  We recorded a loss on sale of assets and other of $4.4 million during 2005 and $3.1 million during 2004. The loss recorded during 2005 was primarily due to property damages sustained at certain of our theatres due to the recent hurricanes along the Gulf of Mexico coast and the write-off of theatre equipment that was replaced. The loss recorded during 2004 consisted of a loss on sale of a land parcel, the write-off of a license agreement that was terminated, the write-off of theatre equipment that was replaced, and the write-off of theatre equipment and goodwill associated with theatres that closed during the year.

Interest Expense.  Interest costs incurred, including amortization of debt issue costs, was $84.1 million for 2005 compared to $70.7 million for 2004. The increase in interest expense is due to the issuance of the 9 3/4% senior discount notes on March 31, 2004, the amortization of the related debt issue costs and an increase in average interest rates on our variable rate debt.

Interest Income.  Interest income of $6.6 million was recorded for 2005 compared to $2.0 million for 2004. The increase in interest income is due to increased cash balances and increased average interest rates earned on such balances.

Loss on Early Retirement of Debt.  During 2004, we recorded a loss on early retirement of debt of $3.3 million, which represented the write-off of unamortized debt issue costs, unamortized bond discount, tender offer repurchase costs, including premiums paid, and other fees associated with the repurchase and subsequent retirement of our 8 1/2% senior subordinated notes and a portion of our 9% senior subordinated notes related to the MDP Merger. See note 12 to our consolidated financial statements.

Income Taxes.  Income tax expense of $9.4 million was recorded for 2005 compared to $14.6 million recorded for 2004. The 2005 and 2004 effective tax rates reflect the impact of purchase accounting adjustments and related goodwill impairment charges resulting from the MDP Merger. See Note 18 to our consolidated financial statements.

Income from Discontinued Operations, Net of Taxes.  We recorded income from discontinued operations, net of taxes, of $2.6 million during 2004. The income for 2004 includes the results of operations of our two United Kingdom theatres that were sold on April 30, 2004, the loss on sale of the two United Kingdom theatres, the results of operations of the eleven Interstate theatres that were sold on December 23, 2004 and the gain on sale of the Interstate theatres. See note 7 to our consolidated financial statements.

Liquidity and Capital Resources

Operating Activities

We primarily collect our revenues in cash, mainly through box office receipts and the sale of concession supplies. In addition, a majority of our theatres provide the patron a choice of using a credit card, in place of cash, which we convert to cash over a range of one to six days. Because our revenues are received in cash prior to the payment of related expenses, we have an operating “float” and historically have not required traditional working capital financing. Cash provided by operating activities amounted to $123.1 million, $165.3 million and $155.7 million for the years ended December 31, 2004, 2005 and 2006, respectively. The increase in cash provided by operating activities from 2004 to 2005 is primarily the result of an increase in our income tax payable balance of approximately $20.2 million at December 31, 2005 compared to December 31, 2004 related to the timing of our income tax payments. Our accounts payable and accrued liabilities also increased approximately $14.1 million at December 31, 2005 compared to December 31, 2004 primarily due to the increase in business and resulting expenses in December 2005 compared with December 2004 and the timing of our payments of such liabilities.

Since the issuance of the 9 3/4% senior discount notes on March 31, 2004, interest has accreted rather than been paid in cash, which has benefited our operating cash flows for the periods presented. Interest will be paid in cash commencing September 15, 2009, at which time our operating cash flows will be impacted by these cash payments.

We have experienced a net loss for two of the last three fiscal years, which is primarily a result of our increased interest expense related to our capital structure, increased goodwill impairment expense related to the 2004 MDP Merger and the Century acquisition in 2006 combined with our policy of recording goodwill at the theatre level, which results in more volatile impairment charges on an annual basis due to changes in market conditions and box office performance and the resulting impact on individual theatres. During 2004, we recorded $620.5 million of goodwill as a result of the MDP Merger and during 2006, we recorded $658.5 million of goodwill as a result of the Century acquisition. Impairment expense related to goodwill was $35.7 million, $45.3 million and $13.6 million for the years ended December 31, 2004, 2005 and 2006, respectively. Interest expense was $70.7 million, $84.1 million and $109.3 million for the years ended December 31, 2004, 2005 and 2006, respectively. The increase in interest expense from 2004 to 2005 is due to the issuance of the 9 3/4% senior discount notes on March 31, 2004 in connection with the MDP Merger, the amortization of the related debt issue costs and an increase in average interest rates on our variable rate debt. The increase in interest expense from 2005 to 2006 is primarily due to the financing associated with the Century acquisition on October 5, 2006. Upon completion of this offering, we plan to use a portion of the proceeds to prepay a portion of our long-term debt, which will result in lower interest expense.

Investing Activities

Our investing activities have been principally related to the development and acquisition of additional theatres. New theatre openings and acquisitions historically have been financed with internally generated cash and by debt financing, including borrowings under our senior secured credit facility. Cash used for investing activities, as reflected in the consolidated statements of cash flows, amounted to $116.9 million, $81.6 million and $631.7 million for the years ended December 31, 2004, 2005 and 2006, respectively. The increase in cash used for investing activities for the year ended December 31, 2006 is primarily due to the cash portion of the Century acquisition purchase price of $531.2 million (See Note 4 to our consolidated financial statements) and increased capital expenditures.

Capital expenditures for the years ended December 31, 2004, 2005 and 2006 were as follows (in millions):

	New	Existing
Period	Theatres	Theatres	Total

Year Ended December 31, 2004	$61.5	$19.5	$81.0
Year Ended December 31, 2005	$50.3	$25.3	$75.6
Year Ended December 31, 2006	$68.8	$38.3	$107.1

During August 2004, our Brazilian partners exercised their option to cause us to purchase all of their shares of common stock of Cinemark Brasil S.A., which represented 47.2% of total common stock of Cinemark Brasil S.A. We purchased the partners’ shares of Cinemark Brasil S.A. for approximately $45.0 million with available cash on August 18, 2004. See note 5 to our consolidated financial statements for further discussion of this acquisition.

During September 2004, we purchased shares of common stock of Cinemark Mexico USA, Inc. from our Mexican partners, increasing our ownership interest in this subsidiary from 95.0% to 99.4%. The purchase price was approximately $5.4 million and was funded with available cash and borrowings on our revolving credit line of our former senior secured credit facility. See note 5 to our consolidated financial statements for further discussion of this acquisition.

During July 2005, we purchased a 20.7% interest in NCM for approximately $7.3 million. Under the terms of the Exhibitor Services Agreement with NCM, we installed digital distribution technology for advertising and other non-film content in certain of our domestic theatres, which resulted in capital expenditures of $9.7 million during the year ended December 31, 2005 and $11.3 million during the year ended December 31, 2006. As a result of the Century acquisition, we owned approximately 25% of NCM and committed to install digital distribution technology in the majority of the theatres acquired, which we estimate will result in capital expenditures of approximately $6.6 million of which as of December 31, 2006, we had spent approximately $3.8 million. We expect to complete the installation of digital technology in our theatres for advertising and other non-film content at a cost of $2.8 million during the first quarter of 2007. See note 6 to our consolidated financial statements for further discussion of the NCM joint venture.

During October 2006, we completed the Century acquisition for a purchase price of approximately $681 million and the assumption of approximately $360 million of debt of Century. Of the total purchase price, $150 million consisted of the issuance of 10,024,776 shares of our common stock. We also incurred approximately $7.4 million in transaction costs. See note 4 to our consolidated financial statements for further discussion of this acquisition.

We continue to expand our U.S. theatre circuit. We opened 14 new theatres with 179 screens and acquired one theatre with 12 screens in an exchange for one of our theatres during the year ended December 31, 2006. We also completed the acquisition of Century with 77 theatres and 1,017 screens. At December 31, 2006, our total domestic screen count was 3,523 screens (12 of which are in Canada). At December 31, 2006, we had signed commitments to open 13 new theatres with 200 screens in domestic markets during 2007 and open eight new theatres with 126 screens subsequent to 2007. We estimate the remaining capital expenditures for the development of all of the 326 domestic screens will be approximately $123.0 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

We also continue to expand our international theatre circuit. We opened seven new theatres with 53 screens during the year ended December 31, 2006, bringing our total international screen count to 965 screens. At December 31, 2006, we had signed commitments to open four new theatres with 27 screens in international markets during 2007 and open three new theatres with 29 screens subsequent to 2007. We estimate the remaining capital expenditures for the development of all of the 56 international screens will be approximately $32.0 million. Actual expenditures for continued theatre development and acquisitions are subject to change based upon the availability of attractive opportunities.

We plan to fund capital expenditures for our continued development with cash flow from operations, borrowings under our new senior secured credit facility, subordinated note borrowings, proceeds from sale leaseback transactions and/or sales of excess real estate.

Financing Activities

Cash provided by (used for) financing activities, as reflected in the consolidated statements of cash flows, amounted to $(14.4) million, $(3.8) million and $440.0 million during the years ended December 31, 2004, 2005 and 2006, respectively. We may from time to time, subject to compliance with our debt instruments, purchase on the open market our debt securities depending upon the availability and prices of such securities.

Long-term debt consisted of the following as of December 31, 2005 and 2006:

	December 31, 2005	December 31, 2006

Cinemark, Inc. 9 3/4% senior discount notes due 2014	$423,978	$434,073
Cinemark USA, Inc. 9% senior subordinated notes due 2013	364,170	350,820
Cinemark USA, Inc. term loan	255,450	1,117,200
Other long-term debt	11,497	9,560

Total long-term debt	1,055,095	1,911,653
Less current portion	6,871	14,259

Long-term debt, less current portion	$1,048,224	$1,897,394

As of December 31, 2006, we had borrowings of $1,117.2 million outstanding on the term loan under our new senior secured credit facility, $434.1 million accreted amount at December 31, 2006 outstanding under our 9 3/4% senior discount notes and approximately $332.2 million aggregate principal amount outstanding under the 9% senior subordinated notes, respectively, and had $149.9 million in available borrowing capacity under our revolving credit facility. On a pro forma basis, we incurred $168.0 million of interest expense for the year ended December 31, 2006. We were in full compliance with all agreements governing our outstanding debt at December 31, 2006.

On March 30, 2007, we entered into interest rate swap agreements with five year terms with respect to a total of $500 million of our variable rate indebtedness. Under the terms of the interest rate swap agreements, we will pay interest at fixed rates of 4.918% and 4.922% and will receive interest at a variable rate based on 3-month LIBOR. The interest rate swap qualifies for cash flow hedge accounting treatment in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and, as such, we have effectively hedged our exposure to variability in the future cash flows attributable to the 3-month LIBOR on $500 million of our indebtedness.

As of December 31, 2006, our long-term debt obligations, scheduled interest payments on long-term debt, future minimum lease obligations under non-cancelable operating and capital leases, scheduled interest payments under capital leases, outstanding letters of credit, obligations under employment agreements and purchase commitments for each period indicated are summarized as follows:

	Payments Due by Period
		Less Than			After
	Total	One Year	1-3 Years	4-5 Years	5 Years
	(In millions)

Long-term debt(1)(2)	$2,013.2	$14.3	$27.7	$23.6	$1,947.6
Scheduled interest payments on long-term debt(3)	953.4	112.6	237.2	322.6	281.0
Operating lease obligations	2,004.2	163.7	334.7	320.1	1,185.7
Capital lease obligations	115.8	3.6	8.7	10.4	93.1
Scheduled interest payments on capital leases	119.0	12.4	23.5	21.4	61.7
Letters of credit	0.1	0.1	—	—	—
Employment agreements	9.3	3.1	6.2	—	—
Purchase commitments(4)	162.7	78.1	71.6	12.5	0.5

Total	$5,377.7	$387.9	$709.6	$710.6	$3,569.6

(1)	Includes the 9 3/4% senior discount notes in the aggregate principal amount at maturity of $535.6 million.

(2)	On April 3, 2007, we completed a tender offer for approximately $332.0 million aggregate principal amount of our 9% senior subordinated notes. See note 26 of our consolidated financial statements.

(3)	Amounts include scheduled interest payments on fixed rate and variable rate debt agreements. Estimates for the variable rate interest payments were based on interest rates in effect on December 31, 2006. The average interest rates on our fixed rate and variable rate debt were 9.5% and 7.4%, respectively, as of December 31, 2006.

(4)	Includes estimated remaining capital expenditures associated with the construction of new theatres to which we were committed as of December 31, 2006.

Cinemark, Inc. 9 3/4% Senior Discount Notes

On March 31, 2004, Cinemark, Inc. issued approximately $577.2 million aggregate principal amount at maturity of 9 3/4% senior discount notes due 2014. The gross proceeds at issuance of approximately $360.0 million were used to fund in part the MDP Merger. Interest on the notes accretes until March 15, 2009 up to their aggregate principal amount. Cash interest will accrue and be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2009. Due to Cinemark, Inc.’s holding company status, payments of principal and interest under these notes will be dependent on loans, dividends and other payments from its subsidiaries. Cinemark, Inc. may redeem all or part of the 9 3/4% senior discount notes on or after March 15, 2009.

On September 22, 2005, Cinemark, Inc. repurchased $1.8 million aggregate principal amount at maturity of its 9 3/4% senior discount notes as part of an open market purchase for approximately $1.3 million, including accreted interest. During May 2006, as part of four open market purchases, Cinemark, Inc. repurchased $39.8 million aggregate principal amount at maturity of its 9 3/4% senior discount notes for approximately $31.7 million, including accreted interest of $5.4 million. Cinemark, Inc. funded these transactions with available cash from its operations. As of December 31, 2006, the accreted principal balance of the notes was approximately $434.1 million and the aggregate principal amount at maturity will be approximately $535.6 million. The open market repurchase costs, including premiums paid and a portion of the unamortized debt issue costs of $0.1 million and $2.4 million related to the repurchase of the 9 3/4% senior discount notes, were recorded as a loss on early retirement of debt in our consolidated statements of operations for the years ended December 31, 2005 and 2006, respectively.

The indenture governing the 9 3/4% senior discount notes contains covenants that limit, among other things, dividends, transactions with affiliates, investments, sales of assets, mergers, repurchases of our capital stock, liens and additional indebtedness. The dividend restriction contained in the indenture prevents Cinemark, Inc. from paying a dividend or otherwise distributing cash to its stockholders unless (1) it is not in default, and the distribution would not cause it to be in default, under the indenture; (2) it would be able to incur at least $1.00 more of indebtedness without the ratio of its consolidated cash flow to its fixed charges (each as defined in the indenture, and calculated on a pro forma basis for the most recently ended four full fiscal quarters for which internal financial statements are available, using certain assumptions and modifications specified in the indenture, and including the additional indebtedness then being incurred) falling below two to one (the “senior notes debt incurrence ratio test”); and (3) the aggregate amount of distributions made since March 31, 2004, including the distribution proposed, is less than the sum of (a) half of its consolidated net income (as defined in the indenture) since February 11, 2003, (b) the net proceeds to it from the issuance of stock since April 2, 2004, and (c) certain other amounts specified in the indenture, subject to certain adjustments specified in the indenture. The dividend restriction is subject to certain exceptions specified in the indenture.

Upon certain specified types of change of control of Cinemark, Inc., Cinemark, Inc. would be required under the indenture to make an offer to repurchase all of the 9 3/4% senior discount notes at a price equal to 101% of the accreted value of the notes plus accrued and unpaid interest, if any, through the date of repurchase. This initial public offering is not considered a change of control under the indenture.

Cinemark USA, Inc. 9% Senior Subordinated Notes

On February 11, 2003, Cinemark USA, Inc. issued $150 million principal amount of 9% senior subordinated notes due 2013 and on May 7, 2003, Cinemark USA, Inc. issued an additional $210 million aggregate principal amount of 9% senior subordinated notes due 2013, collectively referred to as the 9% senior subordinated notes. Interest is payable on February 1 and August 1 of each year. On April 6, 2004, as a result of the MDP Merger and in accordance with the terms of the indenture governing the 9% senior subordinated notes, Cinemark USA, Inc. made a change of control offer to purchase the 9% senior subordinated notes at a purchase price of 101% of the aggregate principal amount. Approximately $17.8 million aggregate principal amount of the 9% senior subordinated notes were tendered. The payment of the change of control price was funded with available cash by Cinemark USA, Inc. on June 1, 2004. The unamortized bond premiums paid, and other fees of $1.0 million related to the retirement of the 9% notes were recorded as a gain on early retirement of debt in our consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

During May 2006, as part of three open market purchases, Cinemark USA, Inc. repurchased $10.0 million aggregate principal amount of its 9% senior subordinated notes for approximately $11.0 million, including accrued and unpaid interest. The transactions were funded by Cinemark USA, Inc. with available cash from operations. As a result of the transactions, we recorded a loss on early retirement of debt of $0.1 million during the year ended December 31, 2006, which included the write-off of unamortized debt issue costs and unamortized bond premium related to the retired subordinated notes.

As of December 31, 2006, Cinemark USA, Inc. had outstanding approximately $332.2 million aggregate principal amount of 9% senior subordinated notes. Cinemark USA, Inc. may redeem the remaining 9% senior subordinated notes on or after February 1, 2008.

The 9% senior subordinated notes are general, unsecured obligations and are subordinated in right of payment to the new senior secured credit facility and other senior indebtedness. The notes are guaranteed by certain of Cinemark USA, Inc.’s domestic subsidiaries. The guarantees are subordinated to the senior indebtedness of the subsidiary guarantors, including their guarantees of the new senior secured credit facility. The notes are effectively subordinated to the indebtedness and other liabilities of Cinemark USA, Inc.’s nonguarantor subsidiaries.

On March 6, 2007, Cinemark USA, Inc. commenced an offer to purchase for cash any and all of its then outstanding $332.2 million aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, Cinemark USA, Inc. solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default. On March 20, 2007, the early settlement date, Cinemark USA, Inc. repurchased $332.0 million aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. On April 3, 2007, we purchased $66,000 of the 9% senior subordinated notes tendered after the early settlement date. Approximately $184,000 aggregate principal amount of 9% senior subordinated notes remain outstanding. We used the proceeds from the NCM transactions and cash on hand to purchase the 9% senior subordinated notes tendered pursuant to the tender offer and consent solicitation.

Other Debt Transactions in Connection with MDP Merger

On March 16, 2004, in connection with the MDP Merger, Cinemark USA, Inc. initiated a tender offer for its then outstanding $105 million aggregate principal amount 8 1/2% senior subordinated notes due 2008 and a consent solicitation to remove substantially all restrictive covenants in the indenture governing those notes. On March 25, 2004, a supplemental indenture removing substantially all of the covenants was executed and became effective on the date of the MDP Merger. In April 2004, Cinemark USA, Inc. redeemed approximately $94.2 million aggregate principal amount of 8 1/2% senior subordinated notes that were tendered, pursuant to the tender offer, utilizing a portion of the proceeds from its former senior secured credit facility. On April 14, 2004, after the expiration of the tender offer, Cinemark USA, Inc. redeemed an additional $50,000 aggregate principal amount of 8 1/2% senior subordinated notes that were tendered, leaving outstanding approximately $10.8 million aggregate principal amount of 8 1/2% senior subordinated notes. The unamortized bond discount, tender offer repurchase costs, including premiums paid, and other fees of $4.4 million related to the retirement of the 8 1/2% notes were recorded as a loss on early retirement of debt in our consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

On April 6, 2004, as a result of the consummation of the MDP Merger and in accordance with the terms of the indenture governing its 9% senior subordinated notes, Cinemark USA, Inc. made a change of control offer to purchase the 9% senior subordinated notes at a purchase price of 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, at the date of purchase. Approximately $17.8 million in aggregate principal amount of the 9% senior subordinated notes were tendered and not withdrawn in the change of control offer, which expired on May 26, 2004. Cinemark USA, Inc. paid the change of control price with available cash on June 1, 2004.

On July 28, 2004, Cinemark USA, Inc. provided notice to the holders of its remaining outstanding 8 1/2% senior subordinated notes due 2008 of its election to redeem all outstanding notes at a redemption price of 102.833% of the aggregate principal amount plus accrued interest. On August 27, 2004, Cinemark USA, Inc. redeemed the remaining $10.8 million aggregate principal amount of notes utilizing available cash and borrowings under its former revolving credit line. The unamortized bond premium, tender offer repurchase costs, including premiums paid, and other fees of $0.1 million related to the retirement of the 8 1/2% notes were recorded as a gain on early retirement of debt in our consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

New Senior Secured Credit Facility

On October 5, 2006, in connection with the Century acquisition, Cinemark USA, Inc., entered into a new senior secured credit facility. The new senior secured credit facility provides for a seven year term loan of $1.12 billion and a $150 million revolving credit line that matures in six years unless its 9% senior subordinated notes have not been refinanced by August 1, 2012 with indebtedness that matures no earlier than seven and one-half years after the closing date of the new senior secured credit facility, in which case the maturity date of the revolving credit line becomes August 1, 2012. The net proceeds of the term loan were used to finance a portion of the $531.2 million cash portion of the Century acquisition, repay in full the $253.5 million outstanding under the former senior secured credit facility, repay $360.0 million of existing indebtedness of Century and to pay for related fees and expenses. The revolving credit line was left undrawn at closing. The revolving credit line is used for our general corporate purposes.

At December 31, 2006, there was $1,117.2 million outstanding under the new term loan and no borrowings outstanding under the new revolving credit line. Approximately $149.9 million was available for borrowing under the new revolving credit line, giving effect to a $69,000 letter of credit outstanding. The average interest rate on outstanding borrowings under the new senior secured credit facility at December 31, 2006 was 7.4% per annum.

Under the term loan, principal payments of $2.8 million are due each calendar quarter beginning December 31, 2006 through September 30, 2012 and increase to $263.2 million each calendar quarter from December 31, 2012 to maturity at October 5, 2013. Prior to the amendment to the senior secured credit facility discussed below, the term loan accrued interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.75% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.75% to 2.00% per annum, in each case as adjusted pursuant to Cinemark USA, Inc.’s corporate credit rating. Borrowings under the revolving credit line bear interest, at Cinemark USA, Inc.’s option, at: (A) a base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum, in each case as adjusted pursuant to Cinemark USA, Inc.’s consolidated net senior secured leverage ratio as defined in the credit agreement. Cinemark USA, Inc. is required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the new revolving credit line, payable quarterly in arrears, which rate decreases to 0.375% per annum for any fiscal quarter in which Cinemark USA, Inc.’s consolidated net senior secured leverage ratio on the last day of such fiscal quarter is less than 2.25 to 1.0.

On March 14, 2007, Cinemark USA, Inc. amended its new senior secured credit facility to, among other things, modify the interest rate on the term loans under the new senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case, the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM transactions or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans.

Cinemark USA, Inc.’s obligations under the new senior secured credit facility are guaranteed by Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., and certain of Cinemark USA, Inc.’s domestic subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of Cinemark USA, Inc.’s and the guarantors’ personal property, including, without limitation, pledges of all of Cinemark USA, Inc.’s capital stock, all of the capital stock of Cinemark, Inc., CNMK Holding, Inc. and certain of Cinemark USA, Inc.’s domestic subsidiaries and 65% of the voting stock of certain of its foreign subsidiaries.

The new senior secured credit facility contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on Cinemark USA, Inc.’s ability, and in certain instances, its subsidiaries’ and Cinemark Holdings, Inc.’s, Cinemark, Inc.’s and CNMK Holding, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and voluntarily repurchase or redeem the 9 3/4% senior discount notes; and make capital expenditures and investments. The new senior secured credit facility also requires Cinemark USA, Inc. to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the new senior secured credit facility. The dividend restriction contained in the new senior secured credit facility prevents us and any of our subsidiaries from paying a dividend or otherwise distributing cash to its stockholders unless (1) we are not in default, and the distribution would not cause us to be in default, under the new senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including the distribution currently proposed, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings, Inc. or Cinemark USA, Inc. as common equity since October 5, 2006, (b) Cinemark USA, Inc.’s consolidated EBITDA minus two times its consolidated interest expense, each as defined in the new senior secured credit facility, since October 1, 2006, (c) $150,000,000 and (d) certain other amounts specified in the new senior secured credit facility, subject to certain adjustments specified in the new senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the new senior secured credit facility.

The new senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the new senior secured credit facility may be terminated and all obligations under the new senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable. This initial public offering is not considered a change of control under the new senior secured credit facility.

Former Senior Secured Credit Facility

On April 2, 2004, Cinemark USA, Inc. amended its then existing senior secured credit facility in connection with the MDP Merger. The former senior secured credit facility provided for a $260 million seven year term loan and a $100 million six and one-half year revolving credit line. The net proceeds from the former senior secured credit facility were used to repay the term loan under its then existing senior secured credit facility of approximately $163.8 million and to redeem the approximately $94.2 million aggregate principal amount of its then outstanding $105 million aggregate principal amount 8 1/2% senior subordinated notes due 2008 that were tendered pursuant to the tender offer.

On October 5, 2006, in connection with the Century acquisition, the $253.5 million outstanding under the former senior secured credit facility was repaid in full with a portion of the proceeds from the new senior secured credit facility. The unamortized debt issue costs of $5.8 million related to the former senior secured credit facility that was repaid in full were recorded as a loss on early retirement of debt in our consolidated statements of operations for the year ended December 31, 2006.

Covenant Compliance

As of December 31, 2006, we are in full compliance with all agreements, including related covenants, governing our outstanding debt.

The indenture governing the 9 3/4% senior discount notes requires Cinemark, Inc. to have a fixed charge coverage ratio (as determined under the indenture) of at least 2.0 to 1.0 in order to incur additional indebtedness, issue preferred stock or make certain restricted payments, including dividends to us. Fixed charge coverage ratio is defined as the ratio of consolidated cash flow of Cinemark, Inc. and its subsidiaries to their fixed charges for the four most recent fiscal quarters, giving pro forma effect to certain events as specified in the indenture. Fixed charges is defined as consolidated interest expense of Cinemark, Inc. and its subsidiaries, subject to certain adjustments as provided in the indenture. Cinemark, Inc.’s failure to meet the fixed charge coverage ratio described above could restrict its ability to incur debt or make dividend payments. Cinemark, Inc.’s fixed charge coverage ratio under the indenture was 2.24 as of December 31, 2006, which was in excess of the 2.0 to 1.0 requirement described above.

We believe we will continue to be in compliance with the fixed charge coverage ratio as our interest expense is expected to decrease as a result of the repurchase of approximately $332 million aggregate principal amount of our 9% senior subordinated notes on March 20, 2007. In addition, upon completion of this offering, we plan to use a portion of the proceeds to prepay a portion of our remaining long-term debt, which will result in lower interest expense.

Ratings

We are rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies’ assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that our current ratings will continue for any given period of time. A downgrade of our debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of April 1, 2007.

Category	Moody’s	Standard and Poor’s

Corporate Rating	B1	B
Cinemark, Inc. 9 3/4% Senior Discount Notes	B3	CCC+
Cinemark USA, Inc. Senior Secured Credit Facility	Ba3	B

New Accounting Pronouncements

On May 18, 2006, the State of Texas passed a bill to replace the current franchise tax with a new margin tax to be effective January 1, 2008. We estimate the new margin tax will not have a significant impact on our income tax expense or its deferred tax assets and liabilities.

In June 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an Interpretation of FASB No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109 “Accounting for

Income Taxes”, and recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is recognition: The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in (1) an increase in a liability for income taxes payable or (2) a reduction of an income tax refund receivable or a reduction in a deferred tax asset or an increase in a deferred tax liability or both (1) and (2). The Company will adopt FIN 48 in the first quarter of 2007. The Company is currently evaluating the impact the interpretation may have on its consolidated financial position, cash flows and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” Among other requirements, this statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are evaluating the impact of SFAS No. 157 on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a significant impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact of the adoption of this statement on our consolidated financial statements.

Seasonality

Our revenues have historically been seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, the most successful motion pictures have been released during the summer, extending from Memorial Day to Labor Day, and during the holiday season, extending from Thanksgiving through year-end. The unexpected emergence of a hit film during other periods can alter this seasonality trend. The timing of such film releases can have a significant effect on our results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter or for the same period in the following year.

Quantitative and Qualitative Disclosures About Market Risk

We have exposure to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

An increase or decrease in interest rates would affect interest costs relating to our variable rate debt facilities. We and our subsidiaries are currently parties to variable rate debt facilities. At December 31, 2006, there was an aggregate of approximately $1,126.7 million of variable rate debt outstanding under these facilities. Based on the interest rates in effect on the variable rate debt outstanding at December 31, 2006, a 1% increase in market interest rates would increase our annual interest expense by approximately $11 million.

On March 30, 2007, we entered into interest rate swap agreements with five year terms with respect to a total of $500 million of our variable rate indebtedness. Under the terms of the interest rate swap agreements, we will pay interest at fixed rates of 4.918% and 4.922% and will receive interest at a variable rate based on 3-month LIBOR. The interest rate swap qualifies for cash flow hedge accounting treatment in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and, as such, we have effectively hedged our exposure to variability in the future cash flows attributable to the 3-month LIBOR on $500 million of our indebtedness.

The tables below provide information about our long-term fixed rate and variable rate debt agreements as of December 31, 2005 and 2006:

	Expected Maturity as of December 31, 2006
									Average
								Fair	Interest
	2007	2008	2009	2010	2011	Thereafter	Total	Value	Rate

Fixed rate	$0.1	$—	$—	$—	$—	$886.4	$886.5	$812.1	9.5%
Variable rate	14.2	14.9	12.8	12.4	11.2	1,061.2	1,126.7	1,146.8	7.4%

Total debt	$14.3	$14.9	$12.8	$12.4	$11.2	$1,947.6	$2,013.2	$1,958.9

	Expected Maturity as of December 31, 2005
									Average
								Fair	Interest
	2006	2007	2008	2009	2010	Thereafter	Total	Value	Rate

Fixed rate	$0.1	$—	$—	$—	$—	$939.5	$939.6	$792.8	9.5%
Variable rate	6.8	5.5	4.3	4.1	185.1	61.1	266.9	268.4	6.6%

Total debt	$6.9	$5.5	$4.3	$4.1	$185.1	$1,000.6	$1,206.5	$1,061.2

Foreign Currency Exchange Rate Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our international operations. Generally, we export from the U.S. certain of the equipment and construction interior finish items and other operating supplies used by our international subsidiaries. Principally all the revenues and operating expenses of our international subsidiaries are transacted in the country’s local currency. Generally accepted accounting principles in the U.S. require that our subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. If our subsidiaries operate in a highly inflationary economy, generally accepted accounting principles in the U.S. require that the U.S. dollar be used as the functional currency for the subsidiary. Currency fluctuations result in us reporting exchange gains (losses) or foreign currency translation adjustments relating to our international subsidiaries depending on the inflationary environment of the country in which we operate. As of December 31, 2006, none of the international countries in which we operate were considered highly inflationary. Based upon our equity ownership in our international subsidiaries as of December 31, 2006, holding everything else constant, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which we are exposed would decrease the net fair value of our investments in our international subsidiaries by approximately $30 million.

BUSINESS

Our Company

We are a leader in the motion picture exhibition industry with 396 theatres and 4,488 screens in the U.S. and Latin America. Our circuit is the third largest in the U.S. with 281 theatres and 3,523 screens in 37 states. We are the most geographically diverse circuit in Latin America with 115 theatres and 965 screens in 12 countries. During the year ended December 31, 2006, over 215 million patrons attended our theatres, when giving effect to the Century acquisition as of the beginning of the year. Our modern theatre circuit features stadium seating for approximately 73% of our screens.

We selectively build or acquire new theatres in markets where we can establish and maintain a strong market position. We believe our portfolio of modern theatres provides a preferred destination for moviegoers and contributes to our significant cash flows from operating activities. Our significant presence in the U.S. and Latin America has made us an important distribution channel for movie studios, particularly as they look to increase revenues generated in Latin America. Our market leadership is attributable in large part to our senior executives, who average approximately 32 years of industry experience and have successfully navigated us through multiple business cycles.

We grew our total revenue per patron at the highest CAGR during the last three fiscal years among the three largest motion picture exhibitors in the U.S. Revenues, operating income and net income for the year ended December 31, 2006 were $1,220.6 million, $127.4 million and $0.8 million, respectively. On a pro forma basis for the Century acquisition, revenues, operating income and net loss for the year ended December 31, 2006 were $1,612.1 million, $175.6 million and $(3.5) million, respectively. At December 31, 2006, we had cash and cash equivalents of $147.1 million and long-term debt, excluding capital leases, of $1,911.7 million. Approximately $1,126.7 million, or 59%, of our total long-term debt accrues interest at variable rates.

On April 2, 2004, an affiliate of MDP acquired approximately 83% of the capital stock of Cinemark, Inc., pursuant to which a newly formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc. with Cinemark, Inc. continuing as the surviving corporation. Simultaneously with the merger, MDP purchased shares of common stock of Cinemark, Inc. for approximately $518.2 million in cash. Management, including Lee Roy Mitchell, Chairman and then Chief Executive Officer, retained approximately 17% ownership interest in Cinemark, Inc. Concurrently with the closing of the MDP Merger, we entered into a number of financing transactions, which significantly increased our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

In December 2004, MDP sold approximately 10% of its stock in Cinemark, Inc., to outside investors and in July 2005, Cinemark, Inc. issued additional shares to another outside investor.

Cinemark Holdings, Inc. was formed on August 2, 2006. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of common stock of Cinemark Holdings, Inc. The Cinemark Share Exchange and the Century Theatres, Inc. acquisition were completed on October 5, 2006. Prior to October 5, 2006, Cinemark Holdings, Inc. had no assets, liabilities or operations. On October 5, 2006, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings, Inc.

As of December 31, 2006, MDP owned approximately 66% of our capital stock, Lee Roy Mitchell and the Mitchell Special Trust collectively owned approximately 14%, Syufy Enterprises, LP owned approximately 11%, outside investors owned approximately 8%, and certain members of management owned the remaining 1%.

Acquisition of Century Theatres, Inc.

On October 5, 2006, we completed the acquisition of Century, a national theatre chain headquartered in San Rafael, California with 77 theatres and 1,017 screens in 12 states, for a purchase price of approximately $681 million and the assumption of approximately $360 million of Century debt. The acquisition of Century combines two family founded companies with common operating philosophies and cultures, strong operating performances and complementary geographic footprints. The key strategic benefits of the acquisition include:

High Quality Theatres with Strong Operating Performance.  Century’s theatre circuit is among the most modern in the U.S. based on 77% of their screens featuring stadium seating. Prior to the Century acquisition, Century achieved strong performance with revenues of $516.0 million, operating income of $59.9 million and net income of $18.1 million for its fiscal year ended September 28, 2006. These results are due in part to Century’s operating philosophy which is similar to Cinemark’s.

Strengthens Our Geographic Footprint.  The Century acquisition enhances our geographic diversity, strengthens our presence in key large- and medium-sized metropolitan and suburban markets such as Las Vegas, the San Francisco Bay Area and Tucson, and complements our existing footprint. The increased number of theatres and markets diversifies our revenues and broadens the composition of our overall portfolio.

Leading Share in Attractive Markets.  With the Century acquisition, we have a leading market share in a large number of attractive metropolitan and suburban markets. For the year ended December 31, 2006, on a pro forma basis, we ranked either first or second by box office revenues in 28 out of our top 30 U.S. markets, including Chicago, Dallas, Houston, Las Vegas, Salt Lake City and the San Francisco Bay Area.

Participation in National CineMedia

In March 2005, Regal and AMC formed NCM and on July 15, 2005, we joined NCM as one of the founding members. NCM operates the largest in-theatre network in the U.S. which delivers digital advertising content and digital non-film event content to the screens and lobbies of the three largest motion picture companies in the country. The digital projectors currently used to display advertising will not be used to exhibit digital film content or digital cinema. NCM’s primary activities that impact us include the following activities:

•	Advertising: NCM develops, produces, sells and distributes a branded, pre-feature entertainment and advertising program called “FirstLook,” along with an advertising program for its LEN and various marketing and promotional products in theatre lobbies;

•	CineMeetings: NCM provides live and pre-recorded networked and single-site meetings and events in the theatres throughout its network; and

•	Digital Programming Events: NCM distributes live and pre-recorded concerts, sporting events and other non-film entertainment programming to theatres across its digital network.

We believe that the reach, scope and digital delivery capability of NCM’s network provides an effective platform for national, regional and local advertisers to reach a young, affluent and engaged audience on a highly targeted and measurable basis.

On February 13, 2007, we received $389.0 million in connection with NCM, Inc.’s initial public offering and related transactions. As a result of these transactions, we will no longer receive a percentage of NCM’s revenue but rather a monthly theatre access fee which we expect will reduce the contractual amounts required to be paid to us by NCM. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM. Prior to the initial public offering of NCM, Inc. common stock, our ownership interest in NCM was approximately 25% and subsequent to the completion of the offering we owned a 14% interest in NCM.

In our international markets, we generally outsource our screen advertising to local companies who have established relationships with local advertisers that provide similar benefits as NCM.

Motion Picture Industry Overview

Domestic Markets

The U.S. motion picture exhibition industry has a track record of long-term growth, with box office revenues growing at a CAGR of 5.7% over the last 35 years. Against this background of steady long-term growth, the exhibition industry has experienced periodic short-term increases and decreases in attendance and consequently box office revenues. In 2006 the motion picture exhibition industry experienced a marked improvement over 2005 with box office revenue increasing 5.5%, after a decrease of 5.7% in 2005 over the prior year. Strong revenue and attendance growth has been driven by a steadily growing number of movie releases, which, according to MPAA, reached an all-time high of 607 in 2006, up 11%. We believe this trend will continue into 2007 with a strong slate of franchise films, such as Spider-Man 3, Shrek the Third, Pirates of the Caribbean: At World’s End and Harry Potter and the Order of the Phoenix.

The following table represents the results of a survey by MPAA Worldwide Market Research outlining the historical trends in U.S. box office revenues for the ten year period from 1996 to 2006.

	U.S. Box		Average
	Office		Ticket
Year	Revenues	Attendance	Price
	($ in millions)	(in millions)

1996	$5,912	1,339	$4.42
1997	$6,366	1,388	$4.59
1998	$6,949	1,481	$4.69
1999	$7,448	1,465	$5.08
2000	$7,661	1,421	$5.39
2001	$8,413	1,487	$5.66
2002	$9,520	1,639	$5.81
2003	$9,489	1,574	$6.03
2004	$9,539	1,536	$6.21
2005	$8,991	1,403	$6.41
2006	$9,488	1,449	$6.55

International Markets

International growth has also been strong. According to MPAA, global box office revenues grew steadily at a CAGR of 8.2% from 2003 to 2006 as a result of the increasing acceptance of moviegoing as a popular form of entertainment throughout the world, ticket price increases and new theatre construction. According to PwC, Latin America’s estimated box office revenue CAGR was 8.4% over the same period.

Growth in Latin America is expected to be fueled by a combination of continued development of modern theatres, attractive demographics (i.e., a significant teenage population), strong product from Hollywood and the emergence of a local film industry. In many Latin American countries the local film industry had been dormant because of the lack of sufficient theatres to screen the film product. The development of new modern multiplex theatres has revitalized the local film industry and, in Mexico, Brazil and Argentina, successful local film product often provides incremental growth opportunities.

We believe many international markets for theatrical exhibition have historically been underserved and that certain of these markets, especially those in Latin America, will continue to experience growth as additional modern stadium-styled theatres are introduced.

Drivers of Continued Industry Success

We believe the following market trends will drive the continued growth and strength of our industry:

Importance of Theatrical Success in Establishing Movie Brands and Subsequent Markets.  Theatrical exhibition is the primary distribution channel for new motion picture releases. A successful theatrical release which “brands” a film is one of the major factors in determining its success in “downstream” markets, such as home video, DVD, and network, syndicated and pay-per-view television.

Increased Importance of International Markets for Box Office Success.  International markets are becoming an increasingly important component of the overall box office revenues generated by Hollywood films, accounting for $16 billion, or 63% of 2006 total worldwide box office revenues according to MPAA with many international blockbusters such as Pirates of the Caribbean: Dead Man’s Chest, The Da Vinci Code, Ice Age: The Meltdown, and Mission Impossible III. With continued growth of the international motion picture exhibition industry, we believe the relative contribution of markets outside North America will become even more significant.

Increased Investment in Production and Marketing of Films by Distributors.  As a result of the additional revenues generated by domestic, international and “downstream” markets, studios have increased production and marketing expenditures at a CAGR of 5.5% and 6.3%, respectively, since 1995. Over the last three years, third party funding sources such as hedge funds have also provided over $5 billion of incremental capital to fund new film content production. This has led to an increase in “blockbuster” features, which attract larger audiences to theatres.

Stable Long-term Attendance Trends.  We believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the industry. Despite historical economic and industry cycles, attendance has grown at a 1.6% CAGR over the last 35 years to 1.45 billion patrons in 2006. As reported by MPAA, 80% of moviegoers stated their overall theatre experience in 2006 was time and money well spent. Additionally, younger moviegoers in the U.S. continue to be the most frequent patrons.

Reduced Seasonality of Revenues.  Box office revenues have historically been highly seasonal, with a majority of blockbusters being released during the summer and year-end holiday season. In recent years, the seasonality of motion picture exhibition has become less pronounced as studios have begun to release films more evenly throughout the year. This benefits exhibitors by allowing more effective allocation of the fixed cost base throughout the year.

Convenient and Affordable Form of Out-Of-Home Entertainment.  Moviegoing continues to be one of the most convenient and affordable forms of out-of-home entertainment, with an estimated average ticket price in the U.S. of $6.55 in 2006. Average prices in 2006 for other forms of out-of-home entertainment in the U.S., including sporting events and theme parks, range from approximately $22.40 to $61.60 per ticket according to MPAA. Movie ticket prices have risen at approximately the rate of inflation, while ticket prices for other forms of out-of-home entertainment have increased at higher rates.

Competitive Strengths

We believe the following strengths allow us to compete effectively.

Strong Operating Performance and Discipline.  We generated operating income and net income of $127.4 million and $0.8 million, respectively, for the year ended December 31, 2006. Our strong operating performance is a result of our financial discipline, such as negotiating favorable theatre level economics and controlling theatre operating costs. We believe the Century acquisition will result in additional revenues and cost efficiencies to further improve our operating performance.

Leading Position in Our U.S. Markets.  We have a leading share in the U.S. metropolitan and suburban markets we serve. For the year ended December 31, 2006, on a pro forma basis we ranked either first or second based on box office revenues in 28 out of our top 30 U.S. markets, including Chicago, Dallas, Houston, Las Vegas, Salt Lake City and the San Francisco Bay Area. On average, the population in over 80% of our domestic markets, including Dallas, Las Vegas and Phoenix, is expected to grow 61% faster than the average growth rate of the U.S. population over the next five years, as reported by BIAfn and U.S. census data.

Strategically Located in Heavily Populated Latin American Markets.  Since 1993, we have invested throughout Latin America due to the growth potential of the region. We operate 115 theatres and 965 screens in 12 countries, generating revenues of $285.9 million for the year ended December 31, 2006. We have successfully established a significant presence in major cities in the region, with theatres in twelve of the fifteen largest metropolitan areas. With the most geographically diverse circuit in Latin America, we are an important distribution channel to the movie studios. The region’s improved economic climate and rising disposable income are also a source for growth. Over the last three years, the CAGR of our international revenue has been greater than that of our U.S. operations. We are well-positioned with our modern, large-

format theatres and new screens to take advantage of this favorable economic environment for further growth and diversification of our revenues.

Modern Theatre Circuit.  We have one of the most modern theatre circuits in the industry which we believe makes our theatres a preferred destination for moviegoers in our markets. We feature stadium seating in 79% of our first run auditoriums, the highest percentage among the three largest U.S. exhibitors, and 81% of our international screens also feature stadium seating. During 2006, we continued our organic expansion by building 210 screens. We currently have commitments to build 382 additional screens over the next four years.

Strong Balance Sheet with Significant Cash Flow from Operating Activities.  We generate significant cash flow from operating activities as a result of several factors, including management’s ability to contain costs, predictable revenues and a geographically diverse, modern theatre circuit requiring limited maintenance capital expenditures. Additionally, a strategic advantage, which enhances our cash flows, is our ownership of land and buildings. We own 45 properties with an aggregate value in excess of $350 million. For the year ended December 31, 2006, as adjusted to give effect to our repurchase of approximately $332 million of our 9% senior subordinated notes and this offering at an assumed initial public offering price of $18.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), we expect our net debt to be $1,296.2 million. We believe our expected level of cash flow generation will provide us with the strategic and financial flexibility to pursue growth opportunities, support our debt payments and make dividend payments to our stockholders.

Strong Management with Focused Operating Philosophy.  Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan Stock, President and Chief Operating Officer Timothy Warner and Chief Financial Officer Robert Copple, our management team has an average of approximately 32 years of theatre operating experience executing a focused strategy which has led to strong operating results. Our operating philosophy has centered on providing a superior viewing experience and selecting less competitive markets or clustering in strategic metropolitan and suburban markets in order to generate a high return on invested capital. This focused strategy includes strategic site selection, building appropriately-sized theatres for each of our markets, and managing our properties to maximize profitability. As a result, we grew our admissions and concessions revenues per patron at the highest CAGR during the last three fiscal years among the three largest motion picture exhibitors in the U.S.

Our Strategy

We believe our operating philosophy and management team will enable us to continue to enhance our leading position in the motion picture exhibition industry. Key components of our strategy include:

Establish and Maintain Leading Market Positions.  We will continue to seek growth opportunities by building or acquiring modern theatres that meet our strategic, financial and demographic criteria. We will continue to focus on establishing and maintaining a leading position in the markets we serve.

Continue to Focus on Operational Excellence.  We will continue to focus on achieving operational excellence by controlling theatre operating costs. Our margins reflect our track record of operating efficiency.

Selectively Build in Profitable, Strategic Latin American Markets.  Our international expansion will continue to focus primarily on Latin America through construction of American-style, state-of-the-art theatres in major urban markets.

Recent Developments

National CineMedia

In March 2005, Regal and AMC formed NCM, and on July 15, 2005, we joined NCM, as one of the founding members. NCM operates the largest digital in-theatre network in the U.S. for cinema advertising and non-film events and combines the cinema advertising and non-film events businesses of the three largest motion picture exhibition companies in the country. On February 13, 2007, NCM, Inc., a newly formed entity that now serves as a member and the sole manager of NCM, completed an initial public offering of its common stock. In connection with the NCM, Inc. public offering, NCM, Inc. became a member and the sole manager of NCM, and we amended the operating agreement of NCM and the Exhibitor Services Agreement pursuant to which NCM provides advertising, promotion and event services to our theatres.

Prior to the initial public offering of NCM, Inc. common stock, our ownership interest in NCM was approximately 25% and subsequent to the completion of the offering we owned a 14% interest in NCM. Prior to pricing the initial public offering of NCM, Inc., NCM completed a recapitalization whereby (1) each issued and outstanding Class A unit of NCM was split into 44,291 Class A units, and (2) following such split of Class A Units, each issued and outstanding Class A Unit was recapitalized into one common unit and one preferred unit. As a result, we received 14,159,437 common units and 14,159,437 preferred units. All existing preferred units of NCM, or 55,850,951 preferred units, held by us, Regal, AMC were redeemed on a pro rata basis on February 13, 2007. NCM utilized the proceeds of its new $725.0 million term loan facility and a portion of the proceeds it received from NCM, Inc. from the initial public offering to redeem all of its outstanding preferred units. Each preferred unit was redeemed by NCM for $13.7782 and we received approximately $195.1 million as payment in full for redemption of all of our preferred units in NCM. Upon payment of such amount, each preferred unit was cancelled and the holders of the preferred units ceased to have any rights with respect to the preferred units.

NCM has also paid us a portion of the proceeds it received from NCM, Inc. in the initial public offering for agreeing to modify NCM’s payment obligation under the prior exhibitor services agreement. The modification agreed to by us reflects a shift from circuit share expense under the prior exhibitor service agreement, which obligated NCM to pay us a percentage of revenue, to the monthly theatre access fee described below. The theatre access fee will significantly reduce the contractual amounts paid to us by NCM. In exchange for our agreement to so modify the agreement, NCM paid us approximately $174 million upon execution of the Exhibitor Services Agreement on February 13, 2007. Regal and AMC similarly altered their exhibitor services arrangements with NCM.

At the closing of the initial public offering, the underwriters exercised their over-allotment option to purchase additional shares of common stock of NCM, Inc. at the initial public offering price, less underwriting discounts and commissions. In connection with the over-allotment option exercise, Regal, AMC and us each sold to NCM, Inc. common units of NCM on a pro rata basis at the initial public offering price, less underwriting discounts and expenses. We sold 1,014,088 common units to NCM, Inc. for proceeds of $19.9 million, and upon completion of this sale of common units, we owned 13,145,349 common units of NCM, or a 14% interest. In the future, we expect to receive mandatory quarterly distributions of excess cash from NCM.

In consideration for NCM’s exclusive access to our theatre attendees for on-screen advertising and use of off-screen locations within our theatres for the lobby entertainment network and lobby promotions, we will receive a monthly theatre access fee under the Exhibitor Services Agreement. The theatre access fee is composed of a fixed payment per patron, initially $0.07, and a fixed payment per digital screen, which may be adjusted for certain enumerated reasons. The payment per theatre patron will increase by 8% every five years, with the first such increase taking effect after 2011, and the payment per digital screen, initially $800 per digital screen per year, will increase annually by 5%, beginning after 2007. The theatre access fee paid in the aggregate to Regal, AMC and us will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the Exhibitor Services Agreement), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. The Exhibitor Services Agreement has, except with respect to certain limited services, a term of 30 years.

We used the proceeds from the Exhibitor Services Agreement modification payment, the preferred unit redemption and the sale of common units to NCM, Inc. in connection with the exercise of the over-allotment option and cash on hand to purchase our 9% senior subordinated notes issued by Cinemark USA, Inc. pursuant to an offer to purchase and consent solicitation.

Digital Cinema Implementation Partners LLC

On February 12, 2007, we, along with AMC and Regal, entered into a joint venture known as Digital Cinema Implementation Partners LLC to explore the possibility of implementing digital cinema in our theatres and to establish agreements with major motion picture studios for the implementation and financing of digital cinema. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to certain approvals by us, AMC and Regal.

Theatre Operations

As of December 31, 2006, we operated 396 theatres and 4,488 screens in 37 states, one Canadian province and 12 Latin American countries. Our theatres in the U.S. are primarily located in mid-sized U.S. markets, including suburbs of major metropolitan areas. We believe these markets are generally less competitive and generate high, stable margins. Our theatres in Latin America are primarily located in major metropolitan markets, which we believe are generally underscreened. The following tables summarize the geographic locations of our theatre circuit as of December 31, 2006.

  United States Theatres

	Total	Total
State	Theatres	Screens

Texas	75	969
California	64	729
Ohio	19	207
Utah	12	155
Nevada	9	138
Colorado	7	111
Illinois	8	106
Arizona	7	98
Kentucky	7	83
Oregon	6	82
Pennsylvania	5	73
Louisiana	5	68
Oklahoma	6	67
New Mexico	4	54
Virginia	4	52
Michigan	3	50
Indiana	5	46
North Carolina	4	41
Mississippi	3	41
Florida	2	40
Iowa	4	39
Arkansas	3	30
Georgia	2	27
New York	2	27
South Carolina	2	22
Kansas	1	20
Alaska	1	16
New Jersey	1	16
Missouri	1	14
South Dakota	1	14
Tennessee	1	14
Wisconsin	1	14
Massachusetts	1	12

	Total	Total
State	Theatres	Screens

Delaware	1	10
West Virginia	1	10
Minnesota	1	8
Montana	1	8

Total United States	280	3,511
Canada	1	12

Total	281	3,523

  International Theatres

	Total	Total
Country	Theatres	Screens

Brazil	36	311
Mexico	30	293
Chile	12	91
Central America(1)	12	80
Argentina	9	77
Colombia	8	50
Ecuador	4	26
Peru	4	37

Total	115	965

(1)	Includes Honduras, El Salvador, Nicaragua, Costa Rica and Panama.

We first entered Latin America with the opening of theatres in Chile in 1993 and Mexico in 1994. Since 1993, through our focused international strategy, we have developed into the most geographically diverse circuit in Latin America. We presently have theatres in twelve of the fifteen largest metropolitan areas in Latin America. We have balanced our risk through a diversified international portfolio with operations in twelve countries in Latin America. In addition, we have achieved significant scale in Mexico and Brazil, the two largest Latin American economies.

We believe that certain markets within Latin America continue to be underserved and penetration of movie screens per capita in Latin American markets is substantially lower than in the U.S. and European markets. We will continue to build and expand our presence in underserved international markets, with emphasis on Latin America, and fund our expansion primarily with cash flow generated in those markets. We are able to mitigate exposure in the costs of our international operations to currency fluctuations by using local currencies to fund substantially all aspects of our operations, including film and facility lease expense. Our geographic diversity throughout Latin America has allowed us to maintain consistent revenue growth notwithstanding currency fluctuations that may affect any particular market.

Film Licensing

In the U.S., we license films from film distributors that are owned by major film production companies or from independent film distributors that distribute films for smaller production companies. For new release films, film distributors typically establish geographic zones and offer each available film to one theatre in each zone. The size of a film zone is generally determined by the population density, demographics and box office revenues potential of a particular market or region. A film zone can range from a radius of two to five miles in major metropolitan and suburban areas to up to fifteen miles in small towns. We currently operate theatres in 228 first run film zones in the U.S. New film releases are licensed at the discretion of the film distributors. As the sole exhibitor in approximately 84% of the first run film zones in which we operate, we have maximum access to film product, which allows us to select those pictures we believe will be the most successful in our markets from those offered to us by distributors. We usually license films on an allocation basis in film zones where we face competition.

In the international markets in which we operate, distributors do not allocate film to a single theatre in a geographic film zone, but allow competitive theatres to play the same films simultaneously. In these markets, films are still licensed on a theatre-by-theatre and film-by-film basis. Our theatre personnel focus on providing excellent customer service, and we provide a modern facility with the most up-to-date sound systems, comfortable stadium style seating and other amenities typical of modern American-style multiplexes, which we believe gives us a competitive advantage in markets where competing theatres play the same films. Of the 965 screens we operate in international markets approximately 86% have no direct competition from other theatres.

Our film rental licenses in the U.S. typically state that rental fees are based on either mutually agreed upon firm terms established prior to the opening of the picture or on a mutually agreed upon settlement at the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, which reflects either a mutually agreed upon aggregate rate for the life of the film or rates that decline over the term of the run. Firm term film rental fees that decline over the term of the run generally start at 60% to 70% of box office receipts, gradually declining to as low as 30% over a period of four to seven weeks. The settlement process allows for negotiation of film rental fees upon the conclusion of the film run based upon how the film performs. Internationally, our film rental licenses are based on mutually agreed upon firm terms established prior to the opening of the picture. The film rental percentages paid by our international locations are generally lower than in the U.S. markets and gradually decline over a period of several weeks.

With the Century acquisition, we now operate nine art theatres with 36 screens operated under the Cine-Arts brand. Cine-Arts will allow us to take advantage of the growth in the art and independent market driven by the more mature patron. There has been an increased interest in art, foreign and documentary films. High profile film festivals, such as the Sundance festival, have contributed to growth and interest in this genre. Recent hits such as Brokeback Mountain and Little Miss Sunshine have demonstrated the box office potential of art and independent films.

Concessions

Concession sales are our second largest revenue source, representing approximately 31% of total pro forma revenues for the year ended December 31, 2006. Concession sales have a much higher margin than admissions sales. We have devoted considerable management effort to increase concession sales and improve operating margins. These efforts include implementation of the following strategies:

•	Optimization of product mix. Concession products are primarily comprised of various sizes of popcorn, soft drinks and candy. Different varieties and flavors of candy and soft drinks are offered at theatres based on preferences in that particular geographic region. Specially priced combos are launched on a regular basis to increase average concession purchases as well as to attract new buyers. Kids’ meals are also offered and packaged towards younger patrons.

•	Staff training. Employees are continually trained in “suggestive-selling” and “upselling” techniques. This training occurs on-the-job. Consumer promotions conducted at the concession stand always include a motivational element which rewards theatre staff for exceptional combo sales during the period.

A formalized crew program is in place to reward front line employees who excel in delivering rapid service. The Speed of Service (SOS) program is held annually to kick off peak business periods and refresh training and the importance of speed at the front line.

Also, a year-round crew incentive called Pour More & Score is in place. All concession programs include a points-earning opportunity designed to primarily drive sales of drinks and popcorn. Theatres compete against their own prior year performance in an effort to win staff prizes.

•	Theatre design. Our theatres are designed to optimize efficiencies at the concession stands, which include multiple service stations to facilitate serving more customers quicker. We strategically place large concession stands within theatres to heighten visibility, reduce the length of concession lines, and improve traffic flow around the concession stands. Century’s concession areas are designed as individual stations which allow customers to select their choice of refreshments and proceed to the cash register. This design permits efficient service, enhanced choice and superior visibility of concession items. As we continue to integrate Century into our operations, we will evaluate this concession design against our historical design to determine the most optimum layout.

•	Cost control. We negotiate prices for concession supplies directly with concession vendors and manufacturers to obtain bulk rates. Concession supplies are distributed through a national distribution network. The concession distributor supplies and distributes inventory to the theatres, which place volume orders directly with the vendors to replenish stock. The concession distributor is paid a percentage fee for warehousing and delivery of concession goods on a weekly basis.

Marketing

In the U.S., we rely on newspaper display advertisements, substantially paid for by film distributors, newspaper directory film schedules, generally paid for by us, and Internet advertising, which has emerged as a strong media source to inform patrons of film titles and showtimes. Radio and television advertising spots, generally paid for by film distributors, are used to promote certain motion pictures and special events. We also exhibit previews of coming attractions and films presently playing on the other screens which we operate in the same theatre or market. We have successfully used the Internet to provide patrons access to movie times, the ability to buy and print their tickets at home and purchase gift cards and other advanced sale-type certificates. The Internet is becoming a popular way to check movie showtimes and may, over time, replace the traditional newspaper advertisements. Many newspapers add an Internet component to their advertising and add movie showtimes to their Internet sites. We use monthly web contests with film distributor partners to drive traffic to our website and ensure that customers visit often. Over time, the Internet may allow us to reduce our advertising costs associated with newspaper directory advertisements. In addition, we work on a regular basis with all of the film distributors to promote their films with local, regional and national programs that are exclusive to our theatres. These may involve customer contests, cross-promotions with third parties, media on-air tie-ins and other means to increase traffic to a particular film showing at one of our theatres.

Internationally, we partner with large multi-national corporations, in the larger metropolitan areas in which we have theatres, to promote our brand, our image and to increase attendance levels at our theatres. Our customers are encouraged to register on our website to receive weekly information via e-mail for showtime information, invitations to special screenings, sponsored events and promotional information. In addition, some of our customers request to receive showtime information via their cellular phones.

Our marketing department also focuses on maximizing ancillary revenue generating opportunities, which include the following: sale of our gift cards, gift certificates and discount tickets, which are called SuperSavers. We market these programs to such business representatives as realtors, human resource managers, incentive program managers and hospital and pharmaceutical personnel. Gift cards and gift certificates can be purchased at our theatres. Gift cards, gift certificates and SuperSavers are also sold online, via phone, fax, email and regular mail and fulfilled in-house from the local corporate office.

Online Sales

Our patrons may purchase advance tickets for all of our domestic screens and 302 of our international screens by accessing our corporate website at www.cinemark.com or www.fandango.com. Our Internet initiatives help improve customer satisfaction, allowing patrons who purchase tickets over the Internet to often bypass lines at the box office by printing their tickets at home or picking up their tickets at kiosks in the theatre lobby.

Point of Sale Systems

We developed our own proprietary point of sale system to further enhance our ability to maximize revenues, control costs and efficiently manage operations. The system, which is installed in all of our U.S. theatres and some of our international theatres, provides corporate management with real-time admissions and concession revenues reports that allow managers to make timely changes to movie schedules, including extending film runs, increasing the number of screens on which successful movies are being played, or substituting films when gross receipts do not meet expectations. Real-time seating and box office information is available to box office personnel, preventing overselling of a particular film and providing faster and more accurate responses to customer inquiries regarding showtimes and available seating. The system tracks concession sales, provides in-theatre inventory reports allowing for efficient inventory management and control, has multiple language capabilities, offers numerous ticket pricing options, integrates Internet ticket sales and processes credit card transactions. Barcode scanners, pole displays, touch screens, credit card readers and other equipment can be integrated with the system to enhance its functions. In some of our international locations, we use point of sale systems that have been developed by third parties for the motion picture industry, which have been certified as compliant with applicable governmental regulations.

Competition

We are one of the leading motion picture exhibitors in terms of both revenues and the number of screens in operation. We compete against local, regional, national and international exhibitors with respect to attracting patrons, licensing films and developing new theatre sites.

We are the sole exhibitor in approximately 84% of the 228 first run film zones in which our first run U.S. theatres operate. In film zones where there is no direct competition from other theatres, we select those films we believe will be the most successful from among those offered to us by film distributors. Where there is competition, we usually license films based on an allocation process. Of the 965 screens we operate outside of the U.S., approximately 86% of those screens have no direct competition from other theatres. The principal competitive factors with respect to film licensing are:

•	location, accessibility and capacity of an exhibitor’s theatre;

•	theatre comfort;

•	quality of projection and sound equipment;

•	level of customer service; and

•	licensing terms.

The competition for customers is dependent upon factors such as the availability of popular films, the location of theatres, the comfort and quality of theatres and ticket prices. Our ticket prices at first run and discount theatres are competitive with ticket prices of competing theatres.

We also face competition from a number of other motion picture exhibition delivery systems, such as DVD, network and syndicated television, video on-demand, pay-per-view television and downloading utilizing the Internet. We do not believe that these additional distribution channels have adversely affected theatre attendance; however, we can give no assurance that these or other alternative delivery systems will not have an adverse impact on attendance in the future. We also face competition from other forms of entertainment competing for the public’s leisure time and disposable income, such as concerts, theme parks and sporting events.

Corporate Operations

We maintain a corporate office in Plano, Texas that provides oversight for our domestic and international theatres. Domestic operations include theatre operations support, film licensing and settlements, human resources, legal, finance and accounting, operational audit, theatre maintenance and construction, Internet and information systems, real estate and marketing. Our U.S. operations are divided into sixteen regions, each of which is headed by a region leader.

International personnel in the corporate office include our President of Cinemark International, L.L.C. and directors/vice presidents in charge of film licensing, marketing, concessions, theatre operations support, theatre maintenance and construction, real estate, legal, operational audit, information systems and accounting. We have a chief financial officer in both Brazil and Mexico, which are our two largest international markets. We have eight regional offices in Latin America responsible for the local management of operations in twelve individual countries. Each regional office is headed by a general manager and includes personnel in film licensing, marketing, human resources, operations and accounting. The regional offices are staffed with nationals from the region to overcome cultural and operational barriers. Training is conducted at the corporate office to establish consistent standards throughout our international operations.

Employees

We have approximately 13,600 employees in the U.S., approximately 10% of whom are full time employees and 90% of whom are part time employees. We have approximately 5,100 employees in our international markets, approximately 47% of whom are full time employees and approximately 53% of whom are part time employees. Nineteen U.S. employees are represented by unions under collective bargaining agreements. Some of our international locations are subject to union regulations. We regard our relations with our employees to be satisfactory.

Regulations

The distribution of motion pictures is largely regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. We have not been a party to such cases, but the manner in which we can license films from certain major film distributors is subject to consent decrees resulting from these cases. Consent decrees bind certain major film distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a theatre-by-theatre and film-by-film basis. Consequently, exhibitors cannot assure themselves a supply of films by entering long-term arrangements with major distributors, but must negotiate for licenses on a theatre-by-theatre and film-by-film basis.

We are subject to various general regulations applicable to our operations including the ADA. We develop new theatres to be accessible to the disabled and we believe we are in substantial compliance with current regulations relating to accommodating the disabled. Although we believe that our theatres comply with the ADA, we have been a party to lawsuits which claim that our handicapped seating arrangements do not comply with the ADA or that we are required to provide captioning for patrons who are deaf or are severely hearing impaired.

Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship, health and sanitation requirements and licensing.

Financial Information About Geographic Areas

We have operations in the U.S., Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia, which are reflected in the consolidated financial statements. Below is a breakdown of select financial information by geographic area:

	Period from	Period from
	January 1, 2004	April 2, 2004	Year Ended	Year Ended
	to	to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues(1)
U.S. and Canada	$175,563	$607,831	$757,902	$936,684
Mexico	17,801	58,347	74,919	71,589
Brazil	21,775	69,097	112,182	128,555
Other foreign countries	18,889	56,311	77,213	85,710
Eliminations	(403)	(969)	(1,619)	(1,944)

Total	$233,625	$790,617	$1,020,597	$1,220,594

	December 31,	December 31,
	2005	2006
	(Successor)	(Successor)

Theatre properties and equipment, net
U.S. and Canada	$646,841	$1,169,456
Mexico	55,366	51,272
Brazil	52,371	55,749
Other foreign countries	48,691	48,095

Total	$803,269	$1,324,572

(1)	Revenues for all periods do not include results of the two United Kingdom theatres or the eleven Interstate theatres, which were sold during 2004, as the results of operations for these theatres are included as discontinued operations.

Properties

United States

As of December 31, 2006, we operated 236 theatres, with 2,882 screens, pursuant to leases and own the land and building for 45 theatres, with 641 screens, in the U.S. During the year ended December 31, 2006, we opened 14 new theatres with 179 screens and acquired one theatre with 12 screens in an exchange for one of our theatres. As part of the Century acquisition, on October 5, 2006, we acquired 77 theatres, with 1,017 screens, in 12 states. Our leases are generally entered into on a long-term basis with terms, including renewal options, generally ranging from 20 to 45 years. As of December 31, 2006, approximately 9% of our theatre leases in the U.S., covering 21 theatres with 158 screens, have remaining terms, including optional renewal periods, of less than five years and approximately 72% of our theatre leases in the U.S., covering 190 theatres with 2,543 screens, have remaining terms, including optional renewal periods, of more than 15 years. The leases generally provide for a fixed monthly minimum rent payment, with certain leases also subject to additional percentage rent if a target annual revenue level is achieved. We lease an office building in Plano, Texas for our corporate office.

International

As of December 31, 2006, internationally, we operated 115 theatres, with 965 screens, all of which are leased pursuant to ground or building leases. During the year ended December 31, 2006, we opened seven new theatres with 53 screens in Latin America. Our international leases are generally entered into on a long term basis with terms generally ranging from 10 to 20 years. The leases generally provide for contingent rental based upon operating results (some of which are subject to an annual minimum). Generally, these leases include renewal options for various periods at stipulated rates. One international theatre with eight screens has a remaining term, including optional renewal periods, of less than five years. Approximately 29% of our international theatre leases, covering 33 theatres and 279 screens, have remaining terms, including optional renewal periods, of between six and 15 years and approximately 70% of our international theatre leases, covering 81 theatres and 678 screens, have remaining terms, including optional renewal periods, of more than 15 years.

See note 19 to our annual consolidated financial statements for information regarding our domestic and international lease commitments. We periodically review the profitability of each of our theatres, particularly those whose lease terms are nearing expiration, to determine whether to continue its operations.

Legal Proceedings

We resolved a lawsuit filed by the DOJ in March 1999 which alleged certain violations of the ADA relating to wheelchair seating arrangements in certain of our stadium-style theatres. We and the DOJ agreed to a consent order which was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 15, 2004. Under the consent order, we are required to make modifications to wheelchair seating locations in fourteen stadium-style movie theatres in California, Kentucky, Michigan, Ohio, Oregon and Tennessee, and spacing and companion seating modifications in 67 auditoriums at other stadium-styled movie theatres in Illinois, Kansas, Missouri, New York and Utah. These modifications must be completed by November 2009. We are currently in compliance with the consent order. Upon completion of these modifications, these theatres will comply with wheelchair seating requirements, and no further modifications will be required to our other existing stadium-style movie theatres in the United States. In addition, under the consent order, the DOJ approved the seating plans for nine stadium-styled movie theatres then under construction and also created a safe harbor framework for us to construct all of our future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the consent order will comply with the wheelchair seating requirements of the ADA. We do not believe that our requirements under the consent order will materially affect our business or financial condition.

From time to time, we are involved in various other legal proceedings arising from the ordinary course of our business operations, such as personal injury claims, employment matters, landlord-tenant disputes and contractual disputes, most of which are covered by insurance. We believe our potential liability, with respect to proceedings currently pending, is not material, individually or in the aggregate, to our financial position, results of operations and cash flows.

MANAGEMENT

Executive Officers and Directors

Set forth below is the name, age, position and a brief account of the business experience of our executive officers and directors:

Name	Age	Position

Lee Roy Mitchell	70	Chairman of the Board; Director
Alan W. Stock	46	Chief Executive Officer
Timothy Warner	62	President; Chief Operating Officer
Tandy Mitchell	56	Executive Vice President; Assistant Secretary
Robert Copple	48	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary
Robert Carmony	49	Senior Vice President-Operations
Michael Cavalier	40	Senior Vice President-General Counsel; Secretary
Walter Hebert, III	61	Senior Vice President-Purchasing
Tom Owens	50	Senior Vice President-Real Estate
John Lundin	57	Vice President-Film Licensing
Don Harton	49	Vice President-Construction
Terrell Falk	56	Vice President-Marketing and Communications
Benjamin D. Chereskin	48	Director
James N. Perry, Jr.	46	Director
Robin P. Selati	41	Director
Vahe A. Dombalagian	33	Director
Enrique F. Senior	63	Director
Peter R. Ezersky	46	Director
Raymond W. Syufy	44	Director
Joseph E. Syufy	41	Director

Lee Roy Mitchell has served as Chairman of the board since March 1996 and as a Director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer since our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board of Directors from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Since June 1999, Mr. Mitchell serves as a director of Texas Capital Bancshares, Inc., a bank holding company. Mr. Mitchell also serves on the Board of Directors of the National Association of Theatre Owners, National CineMedia, Inc., Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the husband of Tandy Mitchell.

Alan W. Stock has served as Chief Executive Officer since December 2006. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a Director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993.

Timothy Warner has served as President and Chief Operating Officer since December 2006. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006.

Tandy Mitchell has served as Executive Vice President since June 1989 and Assistant Secretary since December 2003. Mrs. Mitchell also served as Vice Chairman of the board from March 1996 until April 2004. Mrs. Mitchell is the wife of Lee Roy Mitchell and sister of Walter Hebert, III.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a Director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Robert Carmony has served as Senior Vice President-Operations since July 1997, as Vice President — Operations from March 1996 until July 1997 and as Director of Operations from June 1988 until March 1996.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our company and from July 1993 until July 1997 was Associate General Counsel.

Walter Hebert, III has served as Senior Vice President — Purchasing since January 2007 and as Vice President — Purchasing and Special Projects since July 1997 and was the Director of Purchasing from October 1996 until July 1997. From December 1995 until October 1996, Mr. Hebert was the President of 2 Day Video, Inc., a 21-store video chain that was our subsidiary. Mr. Hebert is the brother of Tandy Mitchell.

Tom Owens has served as Senior Vice President — Real Estate since January 2007 and as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President — Development.

John Lundin has served as Vice President-Film Licensing since September 2000 and as Head Film Buyer from September 1997 until September 2000 and was a film buyer from September 1994 until September 1997.

Don Harton has served as Vice President-Construction since July 1997. From August 1996 until July 1997, Mr. Harton was Director of Construction.

Terrell Falk has served as Vice President-Marketing and Communications since April 2001. From March 1998 until May 2001, Ms. Falk was Director of Large Format Theatres, overseeing the marketing and operations of our IMAX theatres.

Benjamin D. Chereskin has served as a Director since April 2004. Mr. Chereskin is a Managing Director of MDP and co-founded the firm in 1993. Previously, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the Board of Directors of Tuesday Morning Corporation.

James N. Perry, Jr. has served as a Director since April 2004. Mr. Perry is a Managing Director of MDP and co-founded the firm in 1993. Previously, Mr. Perry was with First Chicago Venture Capital for eight years. Mr. Perry currently serves on the Board of Directors of Cbeyond Communications, Inc., Univision Communications Inc., Sorenson Communications Inc., Intelsat Holdings, Ltd. and MetroPCS Communications, Inc.

Robin P. Selati has served as a Director since April 2004. Mr. Selati is a Managing Director of MDP and co-founded the firm in 1993. Previously, Mr. Selati was with Alex. Brown & Sons Incorporated, an investment bank. Mr. Selati currently serves on the Board of Directors of Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Ruth’s Chris Steak House, Inc. and Pierre Holding Corp.

Vahe A. Dombalagian has served as a Director since April 2004. Mr. Dombalagian is a Director of MDP and has been employed by the firm since July 2001. From 1997 to 1999, Mr. Dombalagian was an Associate with Texas Pacific Group, a private equity firm.

Enrique F. Senior has served as a Director since July 2005. Mr. Senior is a Managing Director of Allen & Company LLC, formerly Allen & Company Incorporated, and has been employed by the firm since 1973.

Previously Mr. Senior was with White, Weld & Company for three years. Mr. Senior currently serves on the Board of Directors of Grupo Televisa S.A. de C.V. and Coca Cola FEMSA S.A. de C.V.

Peter R. Ezersky has served as a Director since April 2005. Mr. Ezersky is a Managing Principal of Quadrangle Group LLC and co-founded the firm in 2000. Previously, Mr. Ezersky was with Lazard Freres & Co. for ten years and The First Boston Corporation for four years. Mr. Ezersky currently serves on the Board of Directors of MGM Holdings, Dice Holdings and Publishing Group of America.

Raymond W. Syufy has served as a Director since October 2006. Mr. Syufy began working for Century in 1977 and held positions in each of the major departments within Century. In 1994, Mr. Syufy was named President of Century and was later appointed Chief Executive Officer and Chairman of the Board of Century. Mr. Syufy resigned as an officer and director of Century upon the consummation of the Century acquisition. Mr. Syufy currently serves as Chairman of the Board of the National Association of Theatre Owners of California and Nevada and as a director on the Board of Fandango, Inc. Mr. Syufy is the brother of Joseph Syufy.

Joseph E. Syufy has served as a Director since October 2006. Mr. Syufy began working for Century in 1981 and worked in various departments within Century. In 1998, Mr. Syufy was named President of Century and was later appointed Chief Executive Officer and then Vice Chairman of the Board of Century. Mr. Syufy resigned as an officer and director of Century upon the consummation of the Century acquisition. Mr. Syufy is the brother of Raymond Syufy.

Our Board of Directors and Committees

Board of Directors.  Our amended and restated certificate of incorporation authorizes the Board of Directors to determine the number of directors on our Board of Directors. We expect that, upon completion of this offering, our Board of Directors will consist of nine members and will be divided into three classes that serve staggered three-year terms.

Newly elected directors and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The stockholders agreement currently contains a voting agreement pursuant to which the parties will vote their securities, and will take all other reasonably necessary or desirable actions, to elect and continue in office fourteen members of our Board of Directors, composed of two persons designated by Lee Roy Mitchell and the Mitchell Special Trust, or the Mitchell investors, nine persons designated by MDP, one person designated by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle (Cinemark) Capital Partners LP and Quadrangle Capital Partners A LP, or Quadrangle, and two persons designated by Syufy. Our Board of Directors currently has five vacancies. We expect that the stockholders agreement will be terminated upon completion of this offering and replaced by a director nomination agreement pursuant to which the Mitchell Investors would be entitled to designate two nominees for our Board of Directors, MDP would be entitled to designate five nominees for our Board of Directors, Quadrangle would be entitled to designate one nominee for our Board of Directors and Syufy would be entitled to designate one nominee for our Board of Directors. We expect that the director nomination agreement will additionally designate the applicable class of director for each designated nominee. If the director nomination agreement is not entered into, the stockholders agreement will remain in place after the offering.

Within a year of the completion of this offering, we expect that a majority of the members of our Board of Directors will satisfy the independence requirements of the listing standards of the New York Stock Exchange.

Audit Committee.  Upon completion of this offering, our audit committee will include one director who satisfies the independence requirements of current SEC rules and the listing standards of the New York Stock Exchange. Within 90 days after completion of this offering, we expect that a majority of the members of our audit committee will satisfy the independence requirements of current SEC rules and the listing standards of the New York Stock Exchange. In addition, within one year after completion of the offering, we expect that our audit committee will be composed of three members who will satisfy the independence requirements of current SEC rules and the listing standards of the New York Stock Exchange. We also expect that one of the members of the audit committee will qualify as an audit committee financial expert as defined under these rules and listing standards, and the other members of our audit committee will satisfy the financial literacy standards for audit committee members under these rules and listing standards.

The functions of the audit committee will include the following:

•	assist the Board of Directors in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls regarding finance and accounting and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and terminate our independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	establish procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	perform such other functions as the Board of Directors may from time to time assign to the audit committee.

The specific functions and responsibilities of the audit committee will be set forth in an audit committee charter.

Compensation Committee.  Upon completion of this offering, we expect that our compensation committee will consist of two or more members that qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and non-employee directors under Rule 16b-3 of the Exchange Act. Within 90 days after the completion of this offering, we expect that a majority of the members of our compensation committee will satisfy the independence requirements of the listing standards of the New York Stock Exchange. In addition, within a year of the completion of this offering, we expect that our compensation committee will consist of at least two members, each of whom will satisfy such independence requirements. The compensation committee will have a written charter setting forth the compensation committee’s purpose and responsibilities. The principal responsibilities of the compensation committee will be to review and approve corporate goals and objectives relevant to the compensation of our officers, evaluate their performance in light of these goals, determine and approve our executive officers’ compensation based on such evaluation, establish policies, and periodically determine matters involving compensation of officers, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our incentive plans and review the disclosures in the Compensation Discussion and Analysis and produce a committee report for inclusion in our proxy statement, information statement or annual report on Form 10-K, as required by the SEC.

Nominating and Corporate Governance Committee.  Upon completion of this offering, we expect to establish a nominating and corporate governance committee. Within 90 days after the completion of this offering, we expect that a majority of the members of our nominating and corporate governance committee will satisfy the independence requirements of the listing standards of the New York Stock Exchange. In addition, we expect that our nominating and corporate governance committee will be composed entirely of members who satisfy the independence requirements of the listing standards of the New York Stock Exchange within a year after the completion of this offering. The nominating and corporate governance committee will have a written charter setting forth the nominating and corporate governance committee’s purpose and responsibilities. Subject to the rights of certain stockholders to nominate directors pursuant to the contemplated director nomination agreement, the principal responsibilities of the nominating and corporate governance committee will be to assist our Board of Directors in identifying individuals qualified to serve as members of our Board of Directors, make recommendations to our Board of Directors concerning committee appointments, develop and recommend to our

Board of Directors a set of corporate governance principles for our company and oversee our Board of Director’s annual self-evaluation process and our Board of Director’s evaluation of management.

Other Committees.  Pursuant to our bylaws, our Board of Directors may, from time to time, establish other committees to facilitate the management of our business and operations.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the Board of Directors or the compensation committee of any entity that has one or more executive officers serving on our Board of Directors or on the compensation committee of our Board of Directors. Mr. Chereskin served as the only member of our compensation committee during the last completed fiscal year.

Executive Compensation

Compensation Discussion and Analysis

The compensation committee is responsible for establishing the compensation for the company’s chief executive officer and other senior executives, including all executive vice presidents. The compensation committee also establishes executive compensation policies, incentive compensation policies, employee benefit plans and determines cash and equity awards thereunder. In so doing, the compensation committee has the responsibility to develop, implement, and manage compensation policies and programs that seek to enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment. Our Board of Directors will adopt a written charter for the compensation committee setting forth the compensation committee’s purpose and responsibilities.

Overview of Compensation Program

Our compensation programs are designed to attract, retain, and motivate key executive personnel who possess the skills and qualities necessary to successfully perform in this industry. Elements of compensation for our executives include: annual salary, stock option awards and cash bonus awards. In making compensation decisions with respect to each of these elements, the compensation committee considers the competitive market for executives and compensation levels provided by comparable companies. The compensation committee intends to review the compensation practices of companies in our peer group and companies of comparable size and financial performance with whom we compete for talent.

Components of Compensation

Base Salary

The compensation committee seeks to keep base salary competitive. Base salaries for the Chief Executive Officer and the other executive officers are determined by the compensation committee based on a variety of factors. These factors include the nature and responsibility of the position, the expertise of the individual executive, the competitiveness of the market for the executive’s services and, except in the case of his own compensation, the recommendations of the chief executive officer.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the compensation committee considers annual cash incentives based on company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to our incentive bonus program.

Performance-based cash incentive compensation payouts to participants under our incentive bonus program are dependent upon our performance relative to Adjusted EBITDA target levels which are established at the beginning of each year. This plan provides named executive officers with a bonus of 20% of the executive’s annual base salary if the minimum Adjusted EBITDA threshold is met and up to 80% of the executive’s annual base salary if Adjusted EBITDA reaches the “stretch” goal. If our performance is between the minimum and maximum Adjusted EBITDA targets, such executives will receive a prorated bonus between 20% and 80% of his annual base salary. In 2005, the minimum Adjusted EBITDA target was not met and no plan participant received a bonus under our incentive bonus program. In 2006, the minimum Adjusted EBITDA target was met and plan participants qualified for a bonus paid in 2007.

Long Term Equity Incentive Compensation

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. In November 2006, our Board of Directors and the majority of our stockholders approved the 2006 Long Term Incentive Plan, or 2006 Plan, under which 9,097,360 shares of common stock were available for issuance to our selected employees, directors and consultants. The following awards may be granted under the 2006 Plan: (1) options intended to qualify as incentive stock options under Section 422 of the Code, (2) non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences, and (3) restricted stock awards consisting of shares of common stock that are subject to a substantial risk of forfeiture (vesting) restriction for some period of time. Our 2006 Plan was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

The 2006 Plan is substantially similar to the 2004 Long Term Incentive Plan, or 2004 Plan, created by Cinemark, Inc. The 2004 Plan was approved by Cinemark, Inc.’s Board of Directors and the majority of its stockholders on September 30, 2004. Under the 2004 Plan, Cinemark, Inc. made grants of options on two occasions. On September 30, 2004, options to purchase 6,986,731 shares were granted with 9.9% vesting on the grant date and the remainder vesting daily on a pro rata basis through April 2, 2009. On January 28, 2005, more options to purchase 12,055 shares were granted, which vest daily on a pro rata basis over five years. All options expire ten years after the date granted. In connection with the Century acquisition, we assumed the obligations of Cinemark, Inc. under the 2004 Plan to assure that stock acquired on exercise of an option issued under the 2004 Plan will be common stock of Cinemark Holdings, Inc. The terms of the option agreements entered into under the 2004 Plan will continue to govern the options. The option will otherwise be subject to the provisions in our 2006 Plan.

Perquisites

With limited exceptions, the compensation committee’s policy is to provide benefits and perquisites to our executives that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability.

Summary of Compensation for our Named Executive Officers

Lee Roy Mitchell

For his service as our Chairman of the Board of Directors and Chief Executive Officer, Mr. Mitchell received a base salary of $763,958 during 2006. Mr. Mitchell’s base salary is subject to annual review for increase (but not decrease) each year by our Board of Directors or committee or delegate thereof. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Board of Directors or the compensation committee, as described above. Mr. Mitchell qualifies for our 401(k) matching program, pursuant to which he received $11,550 in company contributions in 2006. Mr. Mitchell is also entitled to additional fringe benefits including life insurance benefits of not less than $5 million, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club. Upon Mr. Mitchell’s termination of employment, he is entitled to severance payments, the amount of which depends upon the reason for the termination of employment. In any case, Mr. Mitchell will receive all accrued compensation and benefits as well as any vested stock options. If his employment is terminated without cause or he resigns for good reason, Mr. Mitchell will also receive his annual base salary for a period of twelve months and an amount equal to the most recent annual bonus he received prior to the date of termination.

Alan W. Stock, Timothy Warner, Robert Copple and Robert Carmony

For their service as officers, Alan W. Stock, Timothy Warner, Robert Copple and Robert Carmony received a base salary during 2006 of $452,097, $366,616, $330,118 and $318,247, respectively. The base salary of each of Messrs. Stock, Warner, Copple and Carmony is subject to annual review for increase (but not decrease) each year by our Board of Directors or committee or delegate thereof. In addition, each of these employees is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Board of Directors or the compensation committee, as described above. Messrs. Stock, Warner, Copple and Carmony each qualify for our 401(k) matching program, pursuant to which they each received $11,550 in company contributions in 2006. Each of Messrs. Stock, Warner, Copple and Carmony is also entitled to certain additional benefits including life insurance and disability benefits.

Compensation Committee

Upon completion of this offering, we expect to have a compensation committee consisting of at least two or more members. The principal responsibilities of the compensation committee will be to review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance in light of these goals, determine and approve our executive officers compensation based on such evaluation and establish policies including with respect to the following:

•	the allocation between long-term and currently paid out compensation;

•	the allocation between cash and non-cash compensation, and among different forms of non-cash compensation;

•	the allocation among each different form of long-term award;

•	how the determination is made as to when awards are granted, including awards of equity-based compensation such as options; and

•	stock ownership guidelines and any policies regarding hedging the economic risk of such ownership.

Summary Compensation

The following table contains summary information concerning the total compensation earned during 2006 by our Chief Executive Officer, chief financial officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2006, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2006.

Summary Compensation Table for the Fiscal Year Ended December 31, 2006

				Non-Equity
				Incentive Plan	All Other
		Salary	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)

Lee Roy Mitchell	2006	$763,958	$—	$385,773	$24,701	(4)	$1,174,432
Chairman of the Board(3)
Alan W. Stock	2006	452,097	415,761	227,698	634,180	(5)	1,729,736
Chief Executive Officer(3)
Timothy Warner	2006	366,616	415,761	184,645	14,772	(6)	981,794
President and Chief Operating Officer(3)
Robert Copple	2006	330,118	415,761	166,263	16,631	(7)	928,773
Executive Vice President and Chief Financial Officer
Robert Carmony	2006	318,247	270,244	160,284	15,578	(8)	764,353
Senior Vice President — Operations

(1)	These amounts represent the dollar amount of compensation cost we recognized during 2006 for awards granted during 2004 based on the grant date fair value of the named executive officer’s option awards in accordance with SFAS 123(R). See note 10 to our consolidated financial statements for assumptions used in determining compensation expense on options granted in accordance with SFAS 123R.

(2)	Bonuses were earned in 2006 and paid in March 2007.

(3)	Effective December 12, 2006, Mr. Mitchell stepped down as our Chief Executive Officer. Mr. Stock was elected to replace Mr. Mitchell as our Chief Executive Officer. Mr. Mitchell will continue to serve as our Chairman of the Board of Directors. Mr. Stock had previously served as our President since March 1993 and as Chief Operating Officer since March 1992. Effective December 12, 2006, Mr. Warner was elected to replace Mr. Stock as our President and Chief Operating Officer. Mr. Warner had previously served as our Senior Vice President since May 2002 and President of Cinemark International, L.L.C. since August 1996.

(4)	Represents an $11,550 annual matching contribution to Mr. Mitchell’s 401(k) savings plan, $10,250 representing the value of the use of a company vehicle for one year and $2,901 of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell.

(5)	Represents an $11,550 annual matching contribution to Mr. Stock’s 401(k) savings plan, $3,793 of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock and payments of $618,837 under Mr. Stock’s profit participation agreement for certain of our theatres.

(6)	Represents an $11,550 annual matching contribution to Mr. Warner’s 401(k) savings plan and $3,222 of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner.

(7)	Represents an $11,550 annual matching contribution to Mr. Copple’s 401(k) savings plan and $5,081 of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple.

(8)	Represents an $11,550 annual matching contribution to Mr. Carmony’s 401(k) savings plan and $4,028 of life insurance premiums and disability insurance paid by us for the benefit of Mr. Carmony.

Grants of Plan-Based Awards

There were no stock option grants or awards to the named executive officers during the fiscal year ended December 31, 2006.

Employment Agreements

Lee Roy Mitchell

We entered into an employment agreement with Lee Roy Mitchell pursuant to which Mr. Mitchell served as our Chief Executive Officer. The employment agreement became effective upon the consummation of the MDP Merger. Effective December 12, 2006, Mr. Mitchell stepped down as our Chief Executive Officer and will continue to serve as our Chairman of the Board of Directors, and his employment agreement was amended to reflect the change in duties. The initial term of the employment agreement is three years, ending on April 2, 2007, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Mitchell received a base salary of $763,958 during 2006, which is subject to annual review for increase (but not decrease) each year by our Board of Directors or committee or delegate thereof. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Board of Directors or the compensation committee for the fiscal year. Mr. Mitchell is also entitled to additional fringe benefits including life insurance benefits of not less than $5 million, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club. The employment agreement provides for severance payments upon termination of employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Mitchell resigns for good reason or is terminated by us without cause (as defined in the agreement), Mr. Mitchell will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; his annual base salary as in effect at the time of termination for a period of twelve months following such termination; and an amount equal to the most recent annual bonus he received prior to the date of termination. Mr. Mitchell’s equity-based or performance-based awards will become fully vested and exercisable upon such termination or resignation. Mr. Mitchell may choose to continue to participate in our benefit plans and insurance programs on the same terms as other actively employed senior executives for a one-year period.

In the event Mr. Mitchell’s employment is terminated due to his death or disability, Mr. Mitchell or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; his annual base salary as in effect at the time of termination for a period of six months following such termination; a lump sum payment equal to an additional six months of base salary payable six months after the date of termination; and any benefits payable to Mr. Mitchell and/or his beneficiaries in accordance with the terms of any applicable benefit plan.

In the event Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination (as defined in the agreement), Mr. Mitchell will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment for any reason other than for cause or under a voluntary termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Tandy Mitchell, Alan Stock, Robert Copple, Timothy Warner, Robert Carmony, John Lundin and Michael Cavalier

We entered into executive employment agreements with each of Alan Stock, Timothy Warner, Tandy Mitchell, Robert Copple, Robert Carmony, Michael Cavalier and John Lundin pursuant to which Mr. Stock, Mr. Warner, Mrs. Mitchell and Messrs. Copple, Carmony, Cavalier and Lundin serve, respectively, as our Chief Executive Officer, President, Executive Vice President, Senior Vice President and Chief Financial Officer, Senior Vice President of Operations, Senior Vice President-General Counsel and Vice President of Film Licensing. The employment agreements became effective upon the consummation of the MDP Merger. Effective December 12, 2006, Mr. Stock was elected to replace Mr. Mitchell as our Chief Executive Officer, Mr. Warner was elected to replace Mr. Stock as our President and Chief Operating Officer and their employment agreements were amended to reflect the change in duties. Effective January 25, 2006, Mr. Copple was promoted to Executive Vice President and his employment agreement was amended to reflect this change. The initial term of each employment agreement is three years, ending on April 2, 2007, subject to automatic extensions for a one-year period at the end of each year of the term, unless the agreement is terminated. Pursuant to the employment agreements, each of these individuals receives a base salary, which is subject to annual review for increase (but not decrease) each year by our Board of Directors or committee or delegate thereof. In addition, each of these executives is eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Board of Directors or the compensation committee for the fiscal year.

Our Board of Directors has adopted a stock option plan and granted each executive stock options to acquire such number of shares as set forth in that executive’s employment agreement. The executive’s stock options vest and become exercisable twenty percent per year on a daily pro rata basis and shall be fully vested and exercisable five years after the date of the grant, as long as the executive remains continuously employed by us. Upon consummation of a sale of our company, the executive’s stock options will accelerate and become fully vested.

The employment agreement with each executive provides for severance payments on substantially the same terms as the employment agreement for Mr. Mitchell and an amount equal to the most recent annual bonus he or she received prior to the date of termination and a pro rata portion of any annual bonus earned during the fiscal year in which termination occurred based upon the number of days worked in such year.

Each executive will also be entitled to office space and support services for a period of not more than three months following the date of any termination except for termination for cause. The employment agreements contain various covenants, including covenants related to confidentiality, non-competition and non-solicitation.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($15,000 in 2006 and $15,500 for 2007). We may make an annual discretionary matching contribution. For plan years beginning in 2002, our discretionary matching contributions immediately vest.

2006 Long Term Incentive Plan

Cinemark Holdings, Inc. was formed on August 2, 2006 in connection with the planned acquisition pursuant to a stock purchase agreement, dated August 7, 2006, of Century by Cinemark USA, Inc. The Century acquisition was completed on October 5, 2006. On October 5, 2006, pursuant a Contribution and Exchange Agreement, dated August 7, 2006, among the then stockholders of Cinemark, Inc., the parties exchanged their shares of Class A common stock of Cinemark, Inc. for shares of common stock of Cinemark Holdings, Inc. In connection with the Century acquisition, we assumed the obligations of Cinemark, Inc. under the 2004 Plan to assure that stock acquired on exercise of an option issued under the 2004 Plan will be common stock of Cinemark Holdings, Inc. The terms of the option agreements entered into under the 2004

Plan will continue to govern the options. The options will otherwise be subject to the provisions in our 2006 Plan described below.

In November 2006, our Board of Directors and the majority of our stockholders approved the 2006 Plan under which 9,097,360 shares of common stock were available for issuance to our selected employees, directors and consultants. There are currently options to purchase 6,915,591 shares of common stock outstanding under the 2006 Plan with a weighted average exercise price of $7.63 per share. The board of Cinemark, Inc. has amended the 2004 Plan to provide that no additional awards may be granted under the 2004 Plan. The 2006 Plan is substantially similar to the 2004 Plan.

Types of Awards.  The following awards may be granted under the 2006 Plan: (1) options intended to qualify as incentive stock options under Section 422 of the Code, (2) non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences, and (3) restricted stock awards consisting of shares of common stock that are subject to a substantial risk of forfeiture (vesting) restriction for some period of time.

Administration.  The 2006 Plan is administered by our Board of Directors, or in the discretion of our Board of Directors, by a committee consisting of two or more of our directors. Authority to administer the 2006 Plan will be delegated to the compensation committee, or the administrator, which will have full and final authority to make awards, establish the terms thereof, and administer and interpret the 2006 Plan in its sole discretion unless authority is specifically reserved to our Board of Directors under the 2006 Plan, our amended and restated certificate of incorporation or bylaws, or applicable law. The administrator may delegate duties to one or more of our Board of Directors, including the ability to make awards within designated parameters that do not involve “Covered Employees” within the meaning of Section 162(m) of the Code or “insiders” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act. The 2006 Plan administrator has exclusive authority to determine employees to whom awards will be granted, the timing and manner of the grant of awards, the number of shares to be subject to any award, the purchase price or exercise price and medium of payment, vesting provisions and repurchase provisions and to specify the provisions of any agreement relating to such grant or sale, the duration and purpose of leaves of absence which may be granted to optionees and grantees without constituting termination of employment for purposes of the 2006 Plan and all other discretionary determinations necessary or advisable for administration of the 2006 Plan.

Eligibility.  Any employee, director or consultant of our or any of our subsidiaries who is designated by the administrator is eligible to receive an award under the 2006 Plan. Incentive stock options may only be granted to a person employed by us or by one of our subsidiaries.

Shares Subject to the 2006 Plan.  The aggregate number of shares which may be issued under the 2006 Plan consists of 9,097,360 shares of our common stock, subject to certain adjustments.

Terms and Conditions of Options.  The exercise price for the shares subject to any option granted under the 2006 Plan may not be less than 100% of the fair market value of the shares of our common stock on the date the option is granted. However, the options issued under the 2004 Plan will continue to have the fair market value exercise price originally determined under the 2004 Plan on the original grant date of such options.

The purchase price for any shares purchased pursuant to exercise of an option must be paid in full upon exercise of the option in cash or, at the sole discretion of the administrator, upon such terms and conditions as it may approve, by transferring to us for redemption shares of previously acquired common stock at the fair market value or, provided our common stock is publicly traded, by a broker assisted cashless exercise procedure.

Incentive stock options are non-transferable, except as permitted by the administrator in its sole discretion. If an incentive stock option is granted to an employee who owns 10% or more of our common stock, the exercise price of that option may not be less than 110% of the fair market value of the common stock on the option grant date and the option is not exercisable after the expiration of five years from such option grant date. The 2006 Plan also provides for grants of nonqualified stock options to any employees, directors or consultants performing services for us or our subsidiaries. The exercise price for nonqualified stock options granted under the 2006 Plan may not be less than 100% of the fair market value of the common stock on the option grant date. Under the 2006 Plan, options vest according to the provisions of the applicable option agreement, and terminate on the tenth anniversary of the date of grant. Upon the sale of our company, all outstanding options become fully vested and exercisable.

No option is exercisable after the earliest of the following: (1) the expiration of ten years after the date the option is granted; (2) three months after the date the optionee’s continuous service as an employee, director or consultant with us and our subsidiaries terminates if termination is for any reason other than permanent disability, death, or cause; (3) the date the optionee’s continuous service terminates if termination is for cause; (4) one year after the date the optionee’s continuous service terminates if termination is a result of death; or (5) six months after the date the optionee’s continuous service terminates if termination is a result of permanent disability.

To the extent the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable by any employee for the first time during any calendar year exceeds $100,000, the options or portions thereof will be treated as nonstatutory options and will not be treated as incentive stock options.

Restricted Stock Awards.  The administrator may award (or sell at a purchase price determined by the administrator) restricted shares of our common stock to our employees, directors and consultants. The restricted stock may not be sold, assigned, transferred or otherwise disposed of for such period as the administrator shall determine. The vesting of an award of restricted stock will be determined by the administrator for each grant. In the event a recipient’s continuous service to us terminates, we may reacquire that unvested shares acquired in consideration of past services and all unvested shares of restricted stock as of the date of termination will be forfeited. If restricted stock is acquired for consideration other than prior services, the forfeiture will be accomplished by repurchasing the shares at the original purchase price. Until all restrictions upon restricted stock awarded to a participant have lapsed, the participant may not have rights to receive dividends and voting rights with respect to the restricted stock. The agreement evidencing the award of restricted stock will set forth any such terms and conditions. Upon a change of control of our company, all outstanding shares of restricted stock become fully vested.

Effect of the Sale of Our Company.  Upon the sale of our company, all outstanding options become fully vested and exercisable and all outstanding shares of restricted stock become fully vested. At the time of a sale of our company, the administrator will cancel any or all outstanding options in exchange for a payment to the option holder in an amount equal to the value of the option under the terms of the sale of our company, minus any required withholding tax. In addition, the administrator will cause our company to purchase all restricted shares at a price determined according to the terms of the sale of our company. The payment of the applicable amounts described above may be made in cash or, if the transaction resulting in the sale of our company includes consideration in the form of securities, in a combination of cash and publicly traded securities, in the administrator’s discretion.

Effect of Mergers, Reorganizations and Consolidations on Awards.  In the event of our liquidation or merger, reorganization or consolidation with any other corporation in which we are not the surviving corporation or we become a subsidiary of another corporation, the maximum number of shares of common stock subject to options or awards under the 2006 Plan and the number of shares and exercise price per share subject to outstanding options or awards under the 2006 Plan will be appropriately adjusted by the administrator to reflect any increase or decrease in the number of outstanding shares of common stock. Any outstanding awards previously granted under the 2006 Plan may either (1) be assumed or replaced by substitute awards by the surviving corporation or (2) continued in accordance with their terms.

Plan Amendments.  The 2006 Plan may be terminated or amended by our Board of Directors. Without the authorization and approval of the stockholders, however, our Board of Directors may not make any amendments which would (1) increase the total number of shares covered by the 2006 Plan, (2) change the class of persons eligible to participate, or (3) extend the term of the 2006 Plan beyond ten years from the date of adoption.

Term of 2006 Plan.  Unless sooner terminated by our Board of Directors in its sole discretion, the 2006 Plan, as amended, will expire on September 29, 2014.

Outstanding Equity Awards

The following table sets forth certain information concerning unexercised options for each named executive officer outstanding as of December 31, 2006. There were no outstanding stock awards as of December 31, 2006.

Outstanding Equity Awards at December 31, 2006 Table

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option
	(#)	(#)	Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date

Lee Roy Mitchell	—	—	—	—
Alan W. Stock(1)	499,980	409,755	$7.63	September 29, 2014
Timothy Warner(1)	499,980	409,755	$7.63	September 29, 2014
Robert Copple(1)	499,980	409,755	$7.63	September 29, 2014
Robert Carmony(1)	324,985	266,342	$7.63	September 29, 2014

(1)	Gives effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007.

Option Exercises

There were no exercises of stock options by the named executive officers during the year ended December 31, 2006.

Potential Payments upon Termination or Change-in-Control

Our employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2006.

		Most Recent	Medical /	Other	Group
	Salary	Bonus(1)	Dental	Life	Life	Disability(2)	Total

Lee Roy Mitchell	$763,958	$385,773	$4,864	$—	$648	$2,253	$1,157,496
Alan W. Stock	452,097	227,698	11,549	—	1,080	2,713	695,137
Timothy Warner	366,616	184,645	9,753	—	1,092	2,130	564,236
Robert Copple	330,118	166,263	11,549	890	1,071	3,120	513,011
Robert Carmony	318,247	160,284	4,864	—	1,080	2,948	487,423

(1)	Bonuses were earned in 2006 and paid in March 2007.

(2)	Amounts for disability include long-term disability, individual disability income protection insurance and short-term disability.

In addition, upon a change of control, through the sale of our capital stock or a sale of substantially all of our assets, all outstanding options will become fully vested and exercisable.

Compensation of Directors

The following table sets forth certain information concerning the compensation of our directors for year ended December 31, 2006.

Director Compensation Table for the Fiscal Year Ended December 31, 2006

Fees
Earned or
	Paid in Cash	Total
Name	($)	($)

Benjamin D. Chereskin	—	—
James N. Perry, Jr.	—	—
Robin P. Selati	—	—
Vahe A. Dombalagian	—	—
Peter R. Ezersky	—	—
Enrique F. Senior(1)	$219,746	$219,746
Raymond W. Syufy(2)	—	—
Joseph E. Syufy(2)	—	—

(1)	On January 19, 2007, we made a cash payment of $219,746 to Mr. Senior for his services on our Board of Directors from July 26, 2004 through December 31, 2006.

(2)	Effective upon completion of the Century acquisition on October 5, 2006, we appointed Raymond W. Syufy and Joseph E. Syufy to our Board of Directors.

Our directors are reimbursed for expenses actually incurred for each Board of Directors meeting which they attend. In addition, our non-employee directors may receive a fee for each meeting of the Board of Directors attended. We may grant non-employee directors non-qualified stock options to purchase shares of our common stock on a periodic basis in an amount and with a vesting schedule to be determined by our Board of Directors. We have agreed to make quarterly payments to Mr. Senior in the amount of $20,844 for services on our Board of Directors. We also anticipate that the chairperson of the audit committee, the compensation committee and the nominating and corporate governance committee, if any, will receive reasonable and customary additional annual retainers. Members of our Board of Directors who are also officers or employees of our company will not receive compensation for their services as director.

Limitations of Liability and Indemnification of Directors and Officers

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation will provide that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the Delaware General Corporation Law. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the Delaware General Corporation Law:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent permitted by Delaware law, indemnify our directors and officers against losses that they may incur in investigations and legal proceedings resulting from their service.

Our bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those provided in our amended and restated certificate of incorporation. In addition, our bylaws provide:

•	for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time; and

•	permit us to purchase and maintain insurance, at our expense, to protect us and any of our directors, officers and employees against any loss, whether or not we would have the power to indemnify that person against that loss under Delaware law.

Liability Insurance

We provide liability insurance for our current directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. We are not aware of any threatened litigation that may result in claims for indemnification from us.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership

The following table presents information regarding beneficial ownership of our common stock as of the date hereof, before and after this offering by:

•	each person known by us to beneficially hold five percent or more of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	the selling stockholders.

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Securities Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date hereof are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 92,560,622 shares of common stock issued and outstanding as of March 31, 2007. As of March 31, 2007, there were 17 holders of record of our common stock.

			Shares to
	Beneficial Ownership Prior to the Offering		be Sold in	Beneficial Ownership Immediately After the Offering
Names of Beneficial Owner	Number	Percent	the Offering	Number	Percent

5% Stockholders
Madison Dearborn Capital Partners IV, L.P.(1)(9)	61,341,026	66.3%	11,109,285	50,231,741	47.2%
Quadrangle Capital Partners LP(2)(13)	6,550,097	7.1%	1,186,269	5,363,828	5.0%
Syufy Enterprises LP(3)	10,024,776	10.8%	1,815,557	8,209,219	7.7%

Directors and Named Executive Officers
Lee Roy Mitchell(4)	13,100,195	14.2%	—	13,100,195	12.3%
Alan W. Stock(5)	821,861	*	—	821,861	*
Timothy Warner(6)	819,986	*	—	819,986
Robert Copple(7)	794,484	*	—	794,484	*
Robert Carmony(8)	373,587	*	—	373,587	*
Benjamin D. Chereskin(9)	61,341,026	66.3%	11,109,285	50,231,741	47.2%
James N. Perry, Jr.(9)	61,341,026	66.3%	11,109,285	50,231,741	47.2%
Robin P. Selati(9)	61,341,026	66.3%	11,109,285	50,231,741	47.2%
Vahe A. Dombalagian(9)	61,341,026	66.3%	11,109,285	50,231,741	47.2%
Enrique F. Senior	—	—	—	—	—
Peter R. Ezersky(10)	6,550,097	7.1%	1,186,269	5,363,828	5.0%
Raymond W. Syufy(11)	10,024,776	10.8%	1,815,557	8,209,219	7.7%
Joseph E. Syufy(11)	10,024,776	10.8%	1,815,557	8,209,219	7.7%
All directors and executive officers as a group (20 persons)(12)	94,991,031	99.3%	14,111,111	80,879,920	76.0%

Other Selling Stockholders
Quadrangle Select Partners LP(13)	239,597	*	43,393	196,204	*
Quadrangle (Cinemark) Capital Partners LP(13)	482,309	*	87,350	394,959	*
Quadrangle Capital Partners A LP(13)	1,677,667	1.8%	303,837	1,373,830	*
John Madigan(14)	32,750	*	5,931	26,819	*
K&E Investment Partners, LLC-2004-B DIF(15)	131,002	*	23,725	107,277	*
Northwestern University(16)	6,550	*	1,186	5,364	*

*	Represents less than 1%

(1)	Includes 6,550 shares owned by Northwestern University, 32,750 shares owned by John Madigan and 131,002 shares owned by K&E Investment Partners, L.P. — 2004-B DIF. Amounts shown in beneficial ownership amounts after the offering includes 5,364 shares owned by Northwestern University, 26,819 shares owned by John Madigan and 107,277 shares owned by K&E Investment Partners, L.P. — 2004-B DIF after giving effect to the offering. Madison Dearborn Capital Partners IV, LP, or MDCP IV, has an irrevocable proxy to vote these shares in all matters subject to stockholder approval. The address of MDCP IV is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(2)	The shares beneficially owned by Quadrangle Capital Partners LP were acquired by Quadrangle Capital Partners LP from MDCP IV in December 2004. Includes 239,597 shares owned by Quadrangle Select Partners LP, 1,677,667 shares owned by Quadrangle Capital Partners A LP and 482,309 shares owned by Quadrangle (Cinemark) Capital Partners LP. Amounts shown in beneficial ownership amounts after the offering includes 196,204 shares owned by Quadrangle Select Partners LP, 1,373,830 shares owned by Quadrangle Capital Partners A LP and 394,959 shares owned by Quadrangle (Cinemark) Capital Partners LP after giving effect to the offering. Quadrangle GP Investors LLC is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP. Quadrangle Capital Partners LP disclaims beneficial ownership of all shares held by Quadrangle Select Partners LP and Quadrangle Capital Partners A LP. The address of Quadrangle Capital Partners LP is c/o Quadrangle Group LLC, 375 Park Avenue, New York, New York 10152.

(3)	The shares owned by Syufy Enterprises LP were acquired in connection with the Century acquisition. The address of Syufy Enterprises LP is 150 Pelican Way, San Rafael, California 94901.

(4)	Includes 6,419,095 shares of common stock owned by the Mitchell Special Trust. Mr. Mitchell is the co-trustee of the Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by the Mitchell Special Trust. Mr. Mitchell’s address is c/o Cinemark, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

(5)	Includes 574,750 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of March 31, 2007.

(6)	Includes 574,750 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of March 31, 2007.

(7)	Includes 574,750 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of March 31, 2007.

(8)	Includes 373,587 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of March 31, 2007.

(9)	The shares beneficially owned by MDCP IV were acquired by MDCP IV in connection with the MDP Merger. The shares beneficially owned by MDCP IV may be deemed to be beneficially owned by Madison Dearborn Partners IV, L.P. (or MDP IV), the sole general partner of MDCP IV. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares beneficially held by MDCP IV. Messrs. Chereskin, Perry and Selati are each limited partners of MDP IV and Managing Directors and Members of Madison Dearborn Partners, LLC (the general partner of MDP IV), and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP IV. Mr. Dombalagian is a limited partner of MDP IV and a Director of Madison Dearborn Partners, LLC, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP IV. Messrs. Canning, Finnegan, Mencoff, Chereskin, Perry, Selati and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP IV. The address for each person named in this footnote is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602. Shares sold in the offering include 1,186 shares owned by Northwestern University, 5,931 shares owned by John Madigan and 23,725 shares owned by K&E Investment Partners, L.P. — 2004 — B DIF.

(10)	Mr. Ezersky is a Managing Member of Quadrangle GP Investors LLC, which is the general partner of Quadrangle GP Investors LP. Quadrangle GP Investors LP is the general partner of Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP, and he may therefore be deemed to share beneficial ownership of the 4,150,524 shares owned by Quadrangle Capital Partners LP, the 239,597 shares owned by Quadrangle Select Partners LP, the 1,677,667 shares owned by Quadrangle Capital Partners A LP and the 482,309 shares owned by Quadrangle (Cinemark) Capital Partners LP. Mr. Ezersky expressly disclaims beneficial ownership of the shares owned by Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP and Quadrangle (Cinemark) Capital Partners LP. Shares sold in the offering include 751,689 shares owned by Quadrangle Capital Partners LP, 43,393 shares owned by Quadrangle Select Partners LP, 303,837 shares owned by Quadrangle Capital Partners A LP and 87,350 shares owned by Quadrangle (Cinemark) Capital Partners LP. Amounts shown in beneficial ownership amounts after the offering includes 3,398,835 shares owned by Quadrangle Capital Partners LP, 196,204 shares owned by Quadrangle Select Partners LP, 1,373,830 shares owned by Quadrangle Capital Partners A LP and 394,959 shares owned by Quadrangle (Cinemark) Capital Partners LP after giving effect to the offering

(11)	Raymond Syufy and Joseph Syufy are executive officers of the general partner of Syufy Enterprises LP and they may therefore be deemed to share beneficial ownership of the 10,024,776 shares owned by Syufy Enterprises LP. Raymond Syufy and Joseph Syufy expressly disclaim beneficial ownership of the shares owned by Syufy Enterprises LP. Shares sold in the offering include 1,815,557 shares owned by Syufy Enterprises LP.

(12)	Includes 3,090,020 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of March 31, 2007.

(13)	The shares beneficially owned by each of Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners A LP were acquired by each such stockholder from MDCP IV in December 2004. The shares beneficially owned by Quadrangle (Cinemark) Capital Partners LP were transferred by Quadrangle Capital Partners LP effective February 2005.

(14)	The shares beneficially owned by John Madigan were acquired from MDCP IV in December 2004.

(15)	The shares beneficially owned by K&E Investment Partners, LLC-2004-B DIF were acquired from MDCP IV in December 2004.

(16)	The shares beneficially owned by Northwestern University were acquired from MDCP IV in June 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Agreements

We lease one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell. Annual rent is approximately $0.12 million plus certain taxes, maintenance expenses and insurance. We recorded $0.14 million, $0.15 million and $0.15 million of facility lease expense payable to Plitt Plaza during the year ended December 31, 2004, 2005 and 2006.

We manage one theatre for Laredo Theatre, Ltd., or Laredo. We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $0.19 million, $0.20 million and $0.19 million of management fee revenue and received $0.56 million, $0.68 million and $0.60 million in distributions during the years ended December 31, 2004, 2005, and 2006, respectively. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Our subsidiary, Century Theatres, Inc., leases 25 theatres and two parking facilities from Syufy Enterprises, LP or affiliates of Syufy, which owns approximately 10.8% of our issued and outstanding shares of common stock. Raymond Syufy and Joseph Syufy are two of our directors and are officers of the general partner of Syufy Enterprises, LP. Of these 27 leases, 22 have fixed minimum annual rent in an aggregate amount of approximately $23.5 million.

Of these 22 leases with fixed minimum annual rent, 17 have a remaining lease term plus extension option(s) that exceed 30 years, four have a remaining lease term plus extension option(s) that exceed 18 years, and one has a remaining lease term of approximately three years. Three of these 22 leases have triggering events that allow us to convert the fixed minimum rent to a fixed percentage of gross sales as defined in the lease with the further right to terminate the lease if the theatre level cash flow drops below $0. Five of these 22 leases have triggering events that allow us to terminate the lease prior to expiration of the term. The five leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. Four of these percentage rent leases have a 12 month term plus automatic 12 month renewal options, and we have the right to terminate the lease if the theatre level cash flow drops below $0. One of these percentage rent leases has a remaining term of 21 months, and Syufy has the right to terminate this lease prior to the end of the term.

Century also has an office lease with Syufy for corporate office space in San Rafael, California. The lease will expire in September 2008. The lease has a fixed minimum annual rent of approximately $0.3 million.

Prior to the completion of the Century acquisition, Century Theatres, Inc. owned certain shares of Fandango, Inc. In connection with the Century acquisition, we agreed to pay to Syufy Enterprises, LP the cash proceeds received by us (net of any taxes) in connection with any sale of such shares of Fandango, Inc. up to a maximum amount of $2.8 million.

Profit Participation

We entered into an amended and restated profit participation agreement on March 12, 2004 with Mr. Stock, which became effective April 2, 2004 and amends an amended and restated profit participation agreement with Mr. Stock effective May 19, 2002. Under the agreement, Mr. Stock receives a profit interest in two theatres once we have recovered our capital investment in these theatres plus our borrowing costs. Under the agreement, operating losses and disposition losses for any year are allocated 100% to our company. Operating profits and disposition profits for these theatres for any fiscal year are allocated first to our company to the extent of total operating losses and losses from any disposition of these theatres. Thereafter, net cash from operations from these theatres or from any disposition of these theatres is paid first to our company until such payments equal our investment in these theatres, plus interest, and then 51% to our company and 49% to Mr. Stock. We paid $0.4 million, $0.7 million and $0.6 million to Mr. Stock during the years ended December 31, 2004, 2005 and 2006, respectively, for amounts earned during 2004, 2005 and 2006, respectively. In the event that Mr. Stock’s employment is terminated without cause, profits will be distributed according to a formula set forth in the profit participation agreement. Upon consummation of the offering, we intend to exercise an option to purchase Mr. Stock’s interest in the theatres for a price equal to the greater of (1) stated price reduced by any payments received by Mr. Stock during the term and (2) 49% of adjusted theatre level cash flow multiplied by seven, plus cash and value of inventory associated with the two theatres, minus necessary reserves, minus accrued liabilities and accounts payable associated with the two theatres. As of the date of this prospectus, the price is expected to be approximately $6.9 million. We do not intend to enter into similar arrangements with our executive officers in the future.

Stockholders Agreement

On August 7, 2006, the following stockholders entered into a stockholder agreement with us: Madison Dearborn Capital Partners IV, L.P., Lee Roy Mitchell, The Mitchell Special Trust, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP, Quadrangle (Cinemark) Capital Partners LP, Syufy Enterprises, LP, Century Theatres Holdings, LLC, Alan W. Stock, Timothy Warner, Robert Copple, Michael Cavalier, Northwestern University, K & E Investment Partners, LLC -2004-B DIF, Piola Investments, Ltd. and John Madigan. The stockholders agreement became effective on October 5, 2006 upon the consummation of the Century acquisition.

Board Designation and Observer Rights.  Under the stockholders agreement, the size of our Board of Directors is set at fourteen. Our Board of Directors currently has five vacancies. MDP has the right to designate up to nine of the nominees for election to our Board of Directors as long as it continues to beneficially own at least 5% of our common stock. The Mitchell investors have the right to designate up to two nominees for election to our Board of Directors as long as they continue to beneficially own at least 9% of our common stock and will continue to have the right to designate one nominee for election to our Board of Directors if they beneficially own less than 9% but more than 3% of our common stock. Mr. Mitchell is a current designee of the Mitchell investors, whose term expires upon death, resignation or removal. Subject to certain exceptions, the parties have agreed to take all reasonably necessary action so that Mr. Mitchell will serve as the Chairman of the board. If the Mitchell investors beneficially own less than 3% of our common stock but more than 2% of our common stock, they will continue to have certain board observer rights. Quadrangle has the right to designate one nominee for election to our Board of Directors as long as they continue to beneficially own at least 3% of our common stock provided that at the time the Quadrangle investors no longer have rights to designate the director, the number of designees nominated by MDP shall be increased by one. If Quadrangle beneficially owns less than 3% of our common stock but more than 2% of our common stock, it will continue to have certain board observer rights. Peter R. Ezersky is the current Quadrangle designee, whose term expires upon death, resignation or removal. Syufy has the right to designate up to two nominees for election to our Board of Directors as long as it continues to beneficially own at least 7% of our common stock and will continue to have the right to designate one nominee for election to our Board of Directors if it beneficially owns less than 7% but more than 3% of our common stock. Joseph Syufy and Raymond W. Syufy are the current Syufy designees, whose terms expire upon death, resignation or removal. If Syufy beneficially owns less than 3% of our common stock but more than 2% of our common stock, it will continue to have certain board observer rights.

Transfer restrictions.  Parties to the stockholders agreement may not transfer shares, other than in an exempt transfer, which includes transfers to affiliates, transfers to family members in the case of a natural person, transfers in connection with certain sales of our company approved by our Board of Directors or by MDP, transfers by MDP to Quadrangle and transfers by the management investors to us. Any such transferees will agree in writing to be bound by the provisions of the stockholders agreement. These transfer restrictions do not apply in the context of an initial public offering and terminate as to each share after the sale of that share pursuant to a registration under the Securities Act or Rule 144 promulgated thereunder.

Rights of first refusal.  We and MDP are granted certain rights of first refusal in connection with certain sales of our shares by any of the other stockholders or their permitted assigns. We are granted certain rights of refusal in connection with certain transfers of our shares by MDP to any of our competitors. These rights of first refusal do not apply in the context of our initial public offering and terminate as to each share after the sale of that share pursuant to a registration under the Securities Act or Rule 144 promulgated thereunder.

Participation rights.  Pursuant to the stockholders agreement, the Mitchell investors, Quadrangle, Syufy, the other stockholders which acquired our common stock from MDP and the management investors are granted certain “tag-along” rights, which entitle them to participate in certain sales by MDP of the shares of our common stock held by MDP. These participation rights do not apply in the context of our initial public offering and terminate as to each share after the sale of that share pursuant to a registration under the Securities Act or Rule 144 promulgated thereunder.

Sale of Cinemark, Inc.  Subject to certain exceptions, if our Board of Directors or MDP approves a sale of our company, each of the stockholders will vote for and consent to the approved sale and will take all necessary and desirable actions in connection with the consummation of the approved sale as reasonably requested by the Board of Directors or by MDP.

Holdback agreement.  No management investor or his permitted transferee shall sell any of our equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration pursuant to the equity registration agreement.

Preemptive rights.  If we propose to issue any additional shares of our common stock or of any other capital stock, or any securities convertible into or exchangeable or exercisable for shares of our capital stock, subject to certain exceptions, we will offer to each stockholder party to the stockholders agreement a portion of the number of such securities proposed to be sold in any such transaction. These rights do not apply in the context of an initial public offering.

Anti-takeover measures.  Prior to the commencement of an initial public offering of our shares, MDP may request that our Board of Directors adopt reasonable and customary anti-takeover measures, except to the extent that our Board of Directors determines in the observance of its fiduciary duties that any such measures are not in the best interest of our stockholders, or the underwriters managing the initial public offering advise us that any such measures will adversely affect such offering or the offering price.

We expect that the parties to the stockholders agreement will agree to terminate the stockholders agreement upon completion of the offering and enter into a director nomination agreement. Under the contemplated director nomination agreement, MDP would have the right to designate up to five nominees for election to our Board of Directors, the Mitchell investors would have the right to designate up to two nominees for election to our Board of Directors, Quadrangle would have the right to designate one nominee for election to our Board of Directors and Syufy would have the right to designate one nominee for election to our Board of Directors. The rights of a party to nominate directors would terminate if such party no longer beneficially owned a specified percentage of our common stock although such party may continue to have certain board observer rights so long as such party continues to hold a minimum percentage of our common stock. Under the contemplated director nomination agreement, at least one nominee of the Mitchell investors, at least three nominees of MDP, and the nominee of Quadrangle would be required to be independent directors if a majority of our Board of Directors are required to be independent directors under the rules of the New York Stock Exchange. We expect that the director nomination agreement will additionally designate the applicable class of director for each designated nominee.

If the parties to the stockholders agreement do not terminate the stockholders agreement effective upon completion of the offering, the stockholders agreement would remain in place after the offering in lieu of the contemplated director nomination agreement.

Equity Registration Agreement

On August 7, 2006, we entered into a registration agreement with the following stockholders: Madison Dearborn Capital Partners IV, L.P., Lee Roy Mitchell, The Mitchell Special Trust, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP, Quadrangle (Cinemark) Capital Partners LP, Syufy Enterprises, LP, Century Theatres Holdings, LLC, Alan W. Stock, Timothy Warner, Robert Copple, Michael Cavalier, Northwestern University, K & E Investment Partners, LLC -2004-B DIF, Piola Investments, Ltd. and John Madigan. The registration agreement became effective on October 5, 2006 upon the consummation of the Century acquisition.

Demand registrations.  Under the registration agreement, the holders of at least a majority of the registrable securities, as defined in the registration agreement, held by the MDP investors have the right at any time, subject to certain conditions, to require us to register any or all of their common stock under the Securities Act on a registration statement on Form S-1 or any similar long-form registration at our expense. The holders of a majority of the registrable securities held by the Mitchell investors have the right, upon the first to occur of (1) April 2, 2007, (2) 180 days after the completion of an initial public offering of our common stock, and (3) our achievement of certain financial targets as set forth therein for any two consecutive fiscal years prior to the end of 2008, subject to certain conditions, to require us to register any or all of their common stock on a registration statement on Form S-1 or any similar long-form registration at our expense. The holders of a majority of the registrable securities held by Quadrangle or Syufy, each as a separate group, have the right, at any time after 180 days after the completion of an initial public offering of our common stock, subject to certain conditions, to require us to register at a certain minimum price any or all of their common stock on a registration statement on Form S-1 or any similar long-form registration at our expense. In addition, the holders of a majority of the registrable securities held by the MDP investors, the Mitchell investors, Quadrangle and Syufy, each as a separate group, have the right any time after this offering, subject to conditions, to require us to register any or all of their common stock on a registration statement on Form S-3 or any similar short-form registration, if available. Upon an exercise of demand rights by a holder, all other holders of registrable securities are entitled to request the inclusion of their securities in such registration. We refer to each of these types of registrations as “demand registrations.”

We are not required, however, to effect any registration within 180 days of the effective date of a previous demand registration or a previous registration in which holders of the registrable securities were given piggyback rights. In addition, we may postpone for up to 180 days the filing or the effectiveness of a registration statement for a demand registration no more than once in any twelve month period, if our Board of Directors determines that the demand registration would reasonably be expected to have a material adverse effect on any proposal or plan by us or any of our subsidiaries to engage in any acquisition or sale of assets, or any merger, consolidation, tender offer, acquisition, recapitalization, reorganization or similar transaction.

Piggyback registrations.  All holders of registrable securities are entitled to request the inclusion of their securities in any registration statement at our expense whenever we propose to register any offering of our equity securities (other than pursuant to a demand registration). The registration form to be used may be used for the registration of such registrable securities.

Holdback agreement.  Each holder of registrable securities has agreed not to effect any public sale or distribution of our equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten demand registration or any underwritten piggyback registration (except as part of that registration or if the underwriters otherwise agree). We have agreed not to, and have agreed to cause any 5% holder of our common stock purchased from us (other than in a registered public offering) to agree not to, effect any public sale or distribution of our equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the same time period.

Indemnification.  In connection with all registrations pursuant to the registration agreement, we have agreed to indemnify the holders of registrable securities against liabilities relating to the registration, including liabilities under the Securities Act.

Policies and Procedures for Review and Approval of Related Party Transactions

Concurrently with this offering, our Board of Directors will adopt policies and procedures for the review, approval and ratification of related party transactions. We expect that such policies and procedures will provide that related party transactions must be approved by our audit committee or a majority of our disinterested directors.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of preferred stock, par value $0.001 per share, and 300,000,000 shares of common stock, par value $0.001 per share. Upon completion of this offering and after giving effect to a 2.9585-for-one stock split with respect to our common stock effected on April 9, 2007, there will be 106,449,511 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following summary describes the terms of our capital stock upon completion of this offering and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our bylaws filed as exhibits to this registration statement and the Delaware General Corporation Law.

Common Stock

Our common stockholders are entitled to one vote for each share held. Our common stockholders do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our Board of Directors. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

Our Board of Directors may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our amended and restated certificate of incorporation and limitations prescribed by law, our Board of Directors is authorized to adopt resolutions to issue shares, establish from time to time the number of shares to be included in each series and to fix the voting powers, if any, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

The availability of undesignated preferred stock could facilitate the adoption of a stockholder rights plan or other related actions, which would in turn enable our Board of Directors to discourage an attempt to obtain control of our company by means of an unsolicited tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of common stock.

Effects of Authorized But Unissued Stock

Upon consummation of the offering there will be 300,000,000 authorized shares of our common stock, 184,457,732 of which will be unissued and unreserved for specific purposes, and 5,000,000 authorized shares of preferred stock, undesignated as to series, all of which shall be unissued and available for our future issuance without stockholder approval. Of the shares of common stock available for future issuance, 9,092,757 shares have been reserved for issuance under our 2006 Plan.

Shares of common stock and preferred stock available for future issuance may be utilized for a variety of corporate purposes, including facilitating acquisitions or future public offerings to raise additional capital. We do not currently have any plans to issue additional shares of common stock or preferred stock, other than shares of common stock issuable under our 2006 Plan.

Options

Currently, there are 9,092,757 shares of our common stock reserved for issuance under our 2006 Plan, of which 6,915,591 shares of common stock are issuable upon exercise of options outstanding as of the date hereof, including options to purchase 4,398,380 shares exercisable within 60 days of March 31, 2007.

Anti-Takeover Considerations and Special Provisions of the Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

Amended and Restated Certificate of Incorporation and Bylaws.  A number of provisions of our amended and restated certificate of incorporation and bylaws concern matters of corporate governance and the rights of our stockholders. Provisions such as those that grant our Board of Directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by our Board of Directors, including takeovers which may be considered by some stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be moderated. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest and could potentially depress the market price of our common stock. Our Board of Directors believes that these provisions are appropriate to protect the company’s interests and the interests of our stockholders.

Classified Board of Directors.  Our amended and restated certificate of incorporation divides our Board of Directors into three classes. The directors in each class serve in terms of three years and until their successors are duly elected and qualified. The terms of directors are staggered by class. The classification system of electing directors may tend to discourage a third party from making an unsolicited tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of our directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of the directors. A majority of the directors then in office have the sole authority to elect a successor to fill any vacancies or newly created directorships.

Meetings of Stockholders.  Our bylaws provide that annual meetings of our stockholders shall take place at the time and place established by our Board of Directors or may take place by remote communication, as determined by our Board of Directors. A special meeting of our stockholders may be called by the Chairman of the board or our Chief Executive Officer or President or pursuant to resolution of a majority of our whole board.

Stockholder Action by Written Consent.  Except as provided in the following sentence, pursuant to the Delaware General Corporation Law, our bylaws and the requirements of the New York Stock Exchange, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders, or may be effected by a consent in writing by such holders if the Board of Directors has approved in advance the taking of such action by written consent. Any action required or permitted to be taken at a special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to us in the manner prescribed by the Delaware General Corporation Law and our bylaws.

Advance Notice Provisions.  Our bylaws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide to our secretary advance notice of business to be brought by such stockholder before any annual or special meeting of our stockholders, as well as certain information regarding the stockholder and any material interest the stockholder may have in the proposed business. These provisions could delay stockholder actions, even if favored by the holders of a majority of our outstanding stock, until the next stockholders’ meeting.

Filling of Board Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. Each such director will hold office until the next election of directors of that director’s class, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Stockholders are not permitted to fill vacancies.

Amendment of the Bylaws.  Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the Board of Directors the power to adopt, amend or repeal its bylaws. Our amended and restated certificate of incorporation and bylaws grant our Board of Directors the power to adopt, amend and repeal our bylaws at any regular or special meeting of the Board of Directors on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”),

•	an affiliate of an interested stockholder, or

•	an associate of an interested stockholder,

for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of more than 10% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.”

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent and Registrar

We intend to retain Wells Fargo Bank, National Association as the transfer agent and registrar for our common stock.

Listing

Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol “CNK.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, we will have 106,449,511 shares of our common stock assuming no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed “restricted securities” as defined under Rule 144. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act. In addition, assuming no exercise of outstanding options, upon completion of this offering, we will have 6,915,591 shares of common stock issuable upon the exercise of outstanding stock options, which have a weighted average exercise price of $7.63 per share, and we will have an aggregate of 2,177,166 shares of common stock reserved for future issuance under our 2006 Plan. Subject to the lock-up agreements described below, the provisions of Rule 144 or Regulation S, additional shares will be available for sale in the public market as follows:

Lock-Up Agreements

We, all of our directors and executive officers, holders of more than 5% of our outstanding stock and the selling stockholders are subject to lock-up agreements prohibiting the sale or other disposition of any shares of our common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Lehman Brothers Inc., subject to certain exceptions.

Registration Rights

Certain stockholders which are parties to the registration rights agreement have rights to cause us to register under the Securities Act the sale of all or part of the shares of our capital stock owned by them. See “Certain Relationships and Related Party Transactions.”

Rule 144

In general, under Rule 144, a person, or group of persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year following the later of the date of the acquisition of such shares from us or one of our affiliates would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from us or one of our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Regulation S

In general, under Regulation S of the Securities Act, a person who is not one of our affiliates or a distributor would be entitled to sell securities in an offshore transaction provided that no directed selling efforts are made in the U.S. by such seller, an affiliate or any person acting on their behalf. Securities acquired overseas, whether or not pursuant to Regulation S, may be resold in the U.S. only if the securities are registered under the Securities Act or an exemption from registration is available.

Stock Options

Following the expiration of the 180-day lock-up period described above, we intend to file a registration statement on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding stock options and all shares of our common stock reserved for future issuance under our 2006 Plan. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS TO NON-U.S. HOLDERS

General

The following summary discusses the material U.S. federal income and estate tax consequences of the ownership of our common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion assumes that a Non-U.S. Holder holds shares of our common stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules that may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” individuals who are U.S. expatriates, and partnerships or other pass-through entities, that are subject to special treatment under the Code, are not described herein. Those individuals or entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of our common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock should consult their tax advisors.

As used herein, a Non-U.S. Holder of our common stock means a beneficial owner that is an individual, corporation, trust or estate other than (1) an individual citizen or resident of the United States, (2) a corporation or business entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust (A) that is subject to the primary supervision of a court within the United States and with respect to which one or more U.S. persons has the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends

Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain Internal Revenue Service, or the IRS, certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim an exemption from, or reduction in, withholding under the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required (a) to complete IRS Form W-8BEN (or successor form) and certify under penalties of perjury that such holder is a Non-U.S. Holder and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy certain relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS on a timely basis.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (3) we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock.

An individual Non-U.S. Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

The determination of whether a corporation is a “U.S. real property holding corporation” for U.S. federal income tax purposes involves a complex factual analysis, including a valuation of the corporation’s assets. We have not determined at this time whether we are a U.S. real property holding corporation, although there is a possibility that we are or will become a U.S. real property holding corporation. If we are or become a U.S. real property holding corporation, then assuming our common stock is regularly traded on an established securities market, only a Non-U.S. Holder who holds or held (at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the common stock) more than 5% of our common stock will be subject to the U.S. federal income tax on the disposition of the common stock under these rules.

U.S. Estate Tax

Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Our company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provision of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless applicable certification requirements are met, or such holder establishes another exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock paid within the United States or through certain U.S. related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person), or the beneficial owner establishes another exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability if the required information is furnished to the IRS.

UNDERWRITING

Lehman Brothers Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the respective number of shares of our common stock shown opposite its name below.

Number of
Underwriters	Shares

Lehman Brothers Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Total	28,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of our common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise

Paid by us
Paid by selling stockholders

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of our common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $      (excluding underwriting discounts and commissions). The selling stockholders will not pay any of the registration expenses. The selling stockholders may be deemed “underwriters” within the meaning of the Securities Act and may be subject to certain statutory liabilities of the Securities Act.

Option to Purchase Additional Shares

The selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,800,000 shares of our common stock at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 28,000,000 shares of our common stock in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors and executive officers, holders of more than 5% of our outstanding stock and the selling stockholders have agreed that, without the prior written consent of the representatives, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by the representatives.

The representatives, in their sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares of our common stock in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by an underwriter or a selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol “CNK.” The underwriters have undertaken to sell the shares of our common stock in this offering to a minimum of 2,000 beneficial owners in round lots of 100 or more units to meet the New York Stock Exchange distribution requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

European Economic Area

In relating to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and warrants that it has not made and will not make an offer to the public of any shares which are subject to the offering contemplated by this prospectus in that Relevant Member State prior to the publication of a prospectus in relation to such shares which has been approved by the competent authority in that Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may make an offer to the public in that Relevant Member State of any such shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of such shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any such shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any such shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this or any of its contents.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relating to shares of our common stock in, from or otherwise involving the United Kingdom.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. Lehman Brothers Inc. acted as initial purchaser in connection with the offering of our 9 3/4% senior discount notes. An affiliate of Lehman Brothers Inc. was a joint lead arranger and is a lender and the administrative agent under our new senior secured credit facility. Morgan Stanley Senior Funding, Inc. was a joint lead arranger and is a lender and the syndication agent under our new senior secured credit facility. Lehman Brothers Inc. acted as dealer manager and solicitation agent in connection with Cinemark USA, Inc.’s recently completed offer to purchase and related consent solicitation of its 9% senior subordinated notes. We intend to use part of the net proceeds that we will receive from this offering to repay outstanding debt under our new senior secured credit facility or to repurchase all or a part of our 9 3/4% senior discount notes.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for our company and the selling stockholders by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. The underwriters are represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedule of Cinemark Holdings, Inc. as of December 31, 2004, 2005 and 2006, and for the period from January 1, 2004 to April 1, 2004 (Predecessor), the period from April 2, 2004 to December 31, 2004 (Successor) and the years ended December 31, 2005 (Successor) and 2006 (Successor), included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for share-based compensation required under SFAS No. 123(R), “Share Based Payment”), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Century Theatres, Inc. and subsidiaries as of September 28, 2006 and September 29, 2005 (restated), and for the years ended September 28, 2006 (restated), September 29, 2005 (restated) and September 30, 2004, included in this prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained at the SEC’s prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

After this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act. As a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. After completion of this offering we intend to provide access to these reports on our website, www.cinemark.com. You may request paper copies of the filings, at no cost, by telephone at (972) 665-1000 or by mail at: Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets, December 31, 2005 and 2006	F-3
Consolidated Statements of Operations for the Period from January 1, 2004 to April 1, 2004 (Predecessor), the Period from April 2, 2004 to December 31, 2004 (Successor) and the Years Ended December 31, 2005 (Successor) and 2006 (Successor)
F-4
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) for the Period from January 1, 2004 to April 1, 2004 (Predecessor), the Period from April 2, 2004 to December 31, 2004 (Successor) and the Years Ended December 31, 2005 (Successor) and 2006 (Successor)
F-5
Consolidated Statements of Cash Flows for the Period from January 1, 2004 to April 1, 2004 (Predecessor), the Period from April 2, 2004 to December 31, 2004 (Successor) and the Years Ended December 31, 2005 (Successor) and 2006 (Successor)
F-6
Notes to Consolidated Financial Statements	F-7
Schedule I — Condensed Financial Information of Registrant	F-49
CENTURY THEATRES, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants	F-55
Consolidated Balance Sheets as of September 28, 2006 and September 29, 2005 (restated)	F-56
Consolidated Statements of Operations for the years ended September 28, 2006 (restated), September 29, 2005 (restated) and September 30, 2004	F-57
Consolidated Statement of Stockholders’ Equity (Deficit) for the years ended September 28, 2006 (restated), September 29, 2005 (restated) and September 30, 2004	F-58
Consolidated Statements of Cash Flows for the years ended September 28, 2006 (restated), September 29, 2005 (restated) and September 30, 2004	F-59
Notes to Consolidated Financial Statements	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Cinemark Holdings, Inc.
Plano, TX

We have audited the accompanying consolidated balance sheets of Cinemark Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 (Successor) and 2005 (Successor), the period from April 2 through December 31, 2004 (Successor), and the period from January 1 through April 1, 2004 (Predecessor). Our audits include the financial statement schedule listed in the index at F-49. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cinemark Holdings, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 (Successor) and 2005 (Successor), the period from April 2 through December 31, 2004 (Successor), and the period from January 1 through April 1, 2004 (Predecessor) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share based compensation to adopt Statement of Financial Accounting Standard No. 123(R), “Share Based Payment.”

Dallas, Texas
March 15, 2007

(April 9, 2007 as to paragraph 16 of Note 12, Note 26 and Note 27)

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2006
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$182,199	$147,099
Inventories	4,546	6,058
Accounts receivable	15,405	31,165
Income tax receivable	—	8,946
Current deferred tax asset	—	4,661
Prepaid expenses and other	4,538	8,424

Total current assets	206,688	206,353
THEATRE PROPERTIES AND EQUIPMENT
Land	89,919	104,578
Buildings	277,774	423,273
Property under capital lease	—	143,776
Theatre furniture and equipment	370,322	533,775
Leasehold interests and improvements	354,347	513,191
Theatres under construction	14,538	18,113

Total	1,106,900	1,736,706
Less accumulated depreciation and amortization	303,631	412,134

Theatre properties and equipment, net	803,269	1,324,572
OTHER ASSETS
Goodwill	551,537	1,205,423
Intangible assets — net	246,181	360,752
Investments in and advances to affiliates	11,193	11,390
Deferred charges and other assets — net	45,984	63,092

Total other assets	854,895	1,640,657

TOTAL ASSETS	$1,864,852	$3,171,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$6,871	$14,259
Current portion of capital lease obligations	—	3,649
Accounts payable	47,234	47,272
Income tax payable	13,144	—
Accrued film rentals	21,441	47,862
Accrued interest	15,333	23,706
Accrued payroll	11,226	21,686
Accrued property taxes	16,345	22,165
Accrued other current liabilities	28,473	50,223

Total current liabilities	160,067	230,822
LONG-TERM LIABILITIES
Long-term debt, less current portion	1,048,224	1,897,394
Capital lease obligations, less current portion	—	112,178
Deferred income taxes	102,152	198,320
Deferred lease expenses	9,569	14,286
Deferred revenues and other long-term liabilities	9,069	12,672

Total long-term liabilities	1,169,014	2,234,850
COMMITMENTS AND CONTINGENCIES (see Note 19)	—	—
MINORITY INTERESTS IN SUBSIDIARIES	16,422	16,613
STOCKHOLDERS’ EQUITY
Class A common stock, $0.001 par value: 300,000,000 shares authorized, 82,531,243 shares issued and outstanding at December 31, 2005 and 92,560,622 shares issued and outstanding at December 31, 2006	83	93
Additional paid-in-capital	532,544	685,433
Retained earnings (deficit)	(8,533)	(7,692)
Accumulated other comprehensive income (loss)	(4,745)	11,463

Total stockholders’ equity	519,349	689,297

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,864,852	$3,171,582

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from	Period from	Year Ended	Year Ended
	January 1, 2004 to	April 2, 2004 to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
	(In thousands)
REVENUES
Admissions	$149,134	$497,865	$641,240	$760,275
Concession	72,480	249,141	320,072	375,798
Other	12,011	43,611	59,285	84,521

Total revenues	233,625	790,617	1,020,597	1,220,594
COST OF OPERATIONS
Film rentals and advertising	78,678	270,138	347,727	405,987
Concession supplies	11,989	41,772	52,507	59,020
Salaries and wages	23,989	79,095	101,431	118,616
Facility lease expense	30,915	97,829	138,477	161,374
Utilities and other	26,282	86,684	123,831	144,808
General and administrative expenses	11,869	39,803	50,884	67,768
Stock option compensation and change of control expenses related to the MDP merger	31,995	—	—	—
Depreciation and amortization	16,865	58,266	81,952	95,821
Amortization of favorable leases	—	3,087	4,174	3,649
Impairment of long-lived assets	1,000	36,721	51,677	28,537
(Gain) loss on sale of assets and other	(513)	3,602	4,436	7,645

Total cost of operations	233,069	716,997	957,096	1,093,225

OPERATING INCOME	556	73,620	63,501	127,369
OTHER INCOME (EXPENSE)
Interest expense	(11,972)	(56,231)	(81,342)	(105,986)
Amortization of debt issue costs	(590)	(1,918)	(2,740)	(3,342)
Interest income	494	1,476	6,600	7,040
Foreign currency exchange gain (loss)	170	(436)	(1,276)	(258)
Loss on early retirement of debt	—	(3,309)	(46)	(8,283)
Dividend income	—	—	—	101
Equity in income (loss) of affiliates	37	136	227	(1,646)
Minority interests in income of subsidiaries	(1,466)	(2,887)	(924)	(1,469)

Total other expenses	(13,327)	(63,169)	(79,501)	(113,843)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(12,771)	10,451	(16,000)	13,526
Income taxes	(3,703)	18,293	9,408	12,685

INCOME (LOSS) FROM CONTINUING OPERATIONS AFTER INCOME TAXES	(9,068)	(7,842)	(25,408)	841
Income (loss) from discontinued operations, net of taxes (See Note 7)	(1,565)	4,155	—	—

NET INCOME (LOSS)	$(10,633)	$(3,687)	$(25,408)	$841

EARNINGS PER SHARE — Basic/Diluted
Income (loss) from continuing operations after income taxes	$(0.08)	$(0.10)	$(0.31)	$0.01
Income (loss) from discontinued operations	(0.01)	0.05	—	—

Net income (loss)	$(0.09)	$(0.05)	$(0.31)	$0.01

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
PERIOD FROM JANUARY 1, 2004 TO APRIL 1, 2004 (PREDECESSOR), PERIOD FROM APRIL 2, 2004 TO DECEMBER 31, 2004 (SUCCESSOR), AND YEARS ENDED DECEMBER 31, 2005 (SUCCESSOR) AND 2006 (SUCCESSOR)

	Class A		Class B					Accumulated
	Common Stock		Common Stock		Additional	Unearned	Retained	Other
	Shares		Shares		Paid-in	Compensation	Earnings	Comprehensive		Comprehensive
	Issued	Amount	Issued	Amount	Capital	Stock Options	(Deficit)	Income (Loss)	Total	Income (Loss)
	(In thousands)

Predecessor balance at December 31, 2003	58,177	$58	61,978	$62	$40,290	$(1,740)	$124,821	$(86,545)	$76,946
Net loss							(10,633)		(10,633)	(10,633)
Amortization of unearned compensation						145			145
Foreign currency translation adjustment								6	6	6
Write-off of unearned compensation related to Madison Merger						1,595			1,595

Predecessor balance at April 1, 2004	58,177	$58	61,978	$62	$40,290	$—	$114,188	$(86,539)	$68,059	$(10,627)

MDP merger:
Management rollover	13,985	14	—	—	9,450	—	20,562	(14,712)	15,314
Issuance of stock to MDP	67,891	68			518,177	—	—	—	518,245
Net loss							(3,687)		(3,687)	(3,687)
Foreign currency translation adjustment								3,328	3,328	3,328

Successor balance at December 31, 2004	81,876	$82	—	$—	$527,627	$—	$16,875	$(11,384)	$533,200	$(359)

Net loss							(25,408)		(25,408)	(25,408)
Issuance of stock	655	1			4,999				5,000
Tax adjustment related to MDP merger fees					(82)				(82)
Foreign currency translation adjustment								6,639	6,639	6,639

Successor balance at December 31, 2005	82,531	$83	—	$—	$532,544	$—	$(8,533)	$(4,745)	$519,349	$(18,769)

Net income							841		841	841
Issuance of stock — Century Acquisition	10,025	10			149,990				150,000
Exercise of stock options	5	—			35				35
Stock option compensation expense					2,864				2,864
Foreign currency translation adjustment								16,208	16,208	16,208

Successor balance at December 31, 2006	92,561	$93	—	$—	$685,433	$—	$(7,692)	$11,463	$689,297	$17,049

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from	Period from	Year Ended
	January 1, 2004 to	April 2, 2004 to	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
	(In thousands)
OPERATING ACTIVITIES
Net income (loss)	$(10,633)	$(3,687)	$(25,408)	$841
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	16,705	52,035	71,870	90,081
Amortization of intangible and other assets	160	9,318	14,256	9,389
Amortization of long-term prepaid rents	497	1,216	1,258	1,013
Amortization of debt issue costs	590	1,918	2,740	3,342
Amortization of deferred revenues, deferred lease incentives and other	(146)	(746)	(660)	(424)
Amortization of debt premium	(366)	(2,437)	(3,105)	(3,096)
Impairment of long-lived assets	1,000	36,721	51,677	28,537
Stock option compensation expense	145	—	—	2,864
(Gain) loss on sale of assets and other	(513)	3,602	4,436	7,645
Write-off unamortized debt issue costs and debt premium related to the early retirement of debt	—	(1,727)	46	5,811
Write-off unearned compensation related to the MDP merger	—	1,595	—	—
Accretion of interest on senior discount notes	96	26,635	38,549	40,425
Deferred lease expenses	63	2,120	3,137	4,717
Deferred income tax expenses	(9,531)	16,924	(12,332)	(7,011)
Equity in (income) loss of affiliates	(37)	(136)	(227)	1,646
Minority interests in income of subsidiaries	1,466	2,887	924	1,469
Other	1,869	(2,791)	202	—
Changes in assets and liabilities:
Inventories	219	(133)	(309)	787
Accounts receivable	1,769	1,931	(4,102)	(9,884)
Prepaid expenses and other	(780)	2,367	(649)	1,678
Other assets	(3,255)	(4,193)	(12,373)	(2,370)
Advances with affiliates	(454)	508	(121)	(143)
Accounts payable and accrued liabilities	11,254	(19,254)	14,082	82
Interest paid on repurchased senior discount notes	—	—	—	(5,381)
Other long-term liabilities	100	549	1,198	5,734
Income tax receivable/payable	(118)	(12,236)	20,181	(22,090)

Net cash provided by operating activities	10,100	112,986	165,270	155,662
INVESTING ACTIVITIES
Additions to theatre properties and equipment	(17,850)	(63,158)	(75,605)	(107,081)
Proceeds from sale of theatre properties and equipment	262	12,683	1,317	6,446
Acquisition of Century Theatres, Inc., net of cash acquired	—	—	—	(531,383)
Purchase of shares in National CineMedia	—	—	(7,329)	—
Purchase of minority partner shares in Cinemark Brasil	—	(44,958)	—	—
Purchase of minority partner shares in Cinemark Mexico	—	(5,379)	—	—
Other	1,378	75	—	271

Net cash used for investing activities	(16,210)	(100,737)	(81,617)	(631,747)
FINANCING ACTIVITIES
Issuance of common stock	—	—	5,000	35
Proceeds from MDP as a result of the merger	—	518,245	—	—
Net payments to stockholders, option holders and other payments related to the MDP merger	—	(835,704)	—	—
Issuance of senior discount notes	360,000	—	—	—
Repurchase of senior discount notes	—	—	(1,302)	(24,950)
Repurchase of senior subordinated notes	—	(122,750)	—	(10,000)
Proceeds from new senior secured credit facility	—	—	—	1,120,000
Proceeds from other long-term debt	692	290,754	660	2,330
Payoff of long-term debt assumed in Century acquisition	—	—	—	(360,000)
Payoff of former senior secured credit facility	—	(163,764)	—	(253,500)
Repayments of other long-term debt	(2,267)	(34,039)	(6,671)	(8,895)
Payments on capital leases	—	—	—	(839)
Debt issue costs	(10,491)	(13,863)	(239)	(22,926)
Other	(951)	(305)	(1,198)	(1,278)

Net cash provided by (used for) financing activities	346,983	(361,426)	(3,750)	439,977
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(45)	1,275	2,048	1,008

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	340,828	(347,902)	81,951	(35,100)
CASH AND CASH EQUIVALENTS:
Beginning of period	107,322	448,150	100,248	182,199

End of period	$448,150	$100,248	$182,199	$147,099

SUPPLEMENTAL INFORMATION (see Note 17)

The accompanying notes are an integral part of the consolidated financial statements.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business — Cinemark Holdings, Inc. and subsidiaries (the “Company”) are leaders in the motion picture exhibition industry in terms of both revenues and the number of screens in operation, with theatres in the United States (“U.S.”), Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. The Company also managed additional theatres in the U.S., Canada, Brazil, Colombia and Taiwan during the year ended December 31, 2006.

Basis of Presentation — On April 2, 2004, an affiliate of Madison Dearborn Partners, LLC, or MDP, acquired approximately 83% of the capital stock of Cinemark, Inc., pursuant to which a newly formed subsidiary owned by an affiliate of MDP was merged with and into Cinemark, Inc., with Cinemark, Inc. continuing as the surviving corporation (the “MDP Merger”). Simultaneously, an affiliate of MDP purchased shares of Cinemark, Inc.’s common stock for $518,245 in cash and became Cinemark, Inc.’s controlling stockholder, owning approximately 83% of Cinemark, Inc.’s capital stock. Lee Roy Mitchell, Chairman and then Chief Executive Officer, and the Mitchell Special Trust collectively retained approximately 16% ownership of Cinemark, Inc.’s capital stock with certain members of management owning the remaining 1%. (See Note 3). In December 2004, MDP sold approximately 10% of its stock in the Company to outside investors and in July 2005, the Company issued an additional 655,011 shares to another outside investor.

On August 2, 2006, Cinemark Holdings, Inc. was formed as the Delaware holding company of Cinemark, Inc., which is the holding company of Cinemark USA, Inc. On August 7, 2006, the Cinemark, Inc. stockholders entered into a share exchange agreement pursuant to which they agreed to exchange their shares of Class A common stock for an equal number of shares of common stock of Cinemark Holdings, Inc. (“Cinemark Share Exchange”). The Cinemark Share Exchange was completed on October 5, 2006 and facilitated the acquisition of Century Theatres, Inc. (“Century Acquisition”) on that date. Prior to October 5, 2006, Cinemark Holdings, Inc. had no assets, liabilities or operations. On October 5, 2006, Cinemark, Inc. became a wholly owned subsidiary of Cinemark Holdings, Inc.

As of December 31, 2006, subsequent to the Cinemark Share Exchange and the Century Acquisition, MDP owned approximately 66% of the Company’s capital stock, outside investors owned approximately 8%, Lee Roy Mitchell and the Mitchell Special Trust collectively owned approximately 14%, Syufy Enterprises LP owned approximately 11% and certain members of management owned the remaining 1%.

The accompanying consolidated financial statements are reflective of the change in reporting entity that occurred as a result of the Cinemark Share Exchange. Cinemark Holdings, Inc.’s consolidated financial statements reflect the accounting basis of its stockholders for all periods presented. This accounting basis differs from that previously presented on Cinemark, Inc.’s historical consolidated financial statements due to the fact that MDP’s basis which resulted from the MDP Merger was not pushed-down to Cinemark, Inc. as the MDP Merger was accounted for as a leveraged recapitalization at the Cinemark, Inc. entity level. Accordingly, Cinemark Holdings, Inc.’s financial statements for periods preceding the MDP Merger are presented as Predecessor and for the periods subsequent to the MDP Merger are presented as Successor.

Principles of Consolidation — The consolidated financial statements include the accounts of Cinemark Holdings, Inc. and subsidiaries. Majority-owned subsidiaries that the Company has control of are consolidated while those subsidiaries of which the Company owns between 20% and 50% and does not control are accounted for as affiliates under the equity method. Those subsidiaries of which the Company owns less than 20% are accounted for as affiliates under the cost method. The results of these subsidiaries and affiliates are included in the consolidated financial statements effective with their formation or from their dates of acquisition. All intercompany balances and transactions are eliminated in consolidation.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Cash and Cash Equivalents — Cash and cash equivalents consist of operating funds held in financial institutions, petty cash held by the theatres and highly liquid investments with remaining maturities of three months or less when purchased.

Inventories — Concession and theatre supplies inventories are stated at the lower of cost (first-in, first-out method) or market.

Theatre Properties and Equipment — Theatre properties and equipment are stated at cost less accumulated depreciation and amortization. Additions to theatre properties and equipment include the capitalization of $73, $334, $74, and $86 of interest incurred during the development and construction of theatres in the period from January 1, 2004 to April 1, 2004, the period from April 2, 2004 to December 31, 2004, and the years ended December 31, 2005, and 2006, respectively. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Useful Life

Buildings on owned land	40 years
Buildings on leased land	Lesser of lease term or useful life
Buildings under capital lease	Lesser of lease term or useful life
Theatre furniture and equipment	5 to 15 years
Leasehold interests and improvements	Lesser of lease term or useful life

The Company evaluates theatre properties and equipment for impairment in conjunction with the preparation of its quarterly consolidated financial statements or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. When estimated undiscounted cash flows will not be sufficient to recover a long-lived asset’s carrying amount, an impairment review is performed in which the Company compares the carrying value of the asset group (theatre) with its estimated fair value, which is determined based on a multiple of undiscounted cash flows. The multiple was eight times for the evaluation performed as of December 31, 2006 and seven times as of December 31, 2005. When estimated fair value is determined to be lower than the carrying value of the asset group (theatre), the asset group (theatre) is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

Goodwill and Other Intangible Assets — Goodwill is the excess of cost over fair value of theatre businesses acquired. Goodwill and tradename are tested for impairment at the reporting unit level at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors considered include significant underperformance relative to historical or projected business and significant negative industry or economic trends. Goodwill impairment is evaluated using a two-step approach requiring the Company to compute the fair value of a reporting unit (generally at the theatre level), and compare it with its carrying value. If the carrying value of the theatre exceeds its fair value, a second step is performed to measure the potential goodwill impairment. Fair value is estimated based on a multiple of cash flows. The multiple was eight times for its annual goodwill impairment evaluation as of December 31, 2006 and seven times as of December 31, 2005. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions. See Notes 9 and 10.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Intangible assets consist of goodwill, tradenames, capitalized licensing fees, vendor contracts, net favorable leases, and other intangible assets. The table below summarizes the amortization method used for each type of intangible asset:

Intangible Asset	Amortization Method

Goodwill	Indefinite-lived
Tradename	Indefinite-lived
Capitalized licensing fees	Straight-line method over 15 years. The remaining terms of the underlying agreements range from 8 to 13 years.
Vendor contracts	Straight-line method over the terms of the underlying contracts. The remaining terms of the underlying contracts range from 1 to 16 years.
Net favorable leases	Based on the pattern in which the economic benefits are realized over the terms of the lease agreements. The remaining terms of the lease agreements range from 1 to 30 years.
Other intangible assets	Straight-line method over the terms of the underlying agreements. The remaining term of the underlying agreement is 12 years.

Deferred Charges and Other Assets — Deferred charges and other assets consist of debt issue costs, long-term prepaid rent, construction advances and other deposits, equipment to be placed in service and other assets. Debt issue costs are amortized using the straight-line method (which approximates the effective interest method) over the primary financing terms of the related debt agreement. Long-term prepaid rents represent advance rental payments on operating leases. These payments are recognized to facility lease expense over the period for which the rent was paid in advance as outlined in the lease agreements. These periods generally range from 10 to 20 years.

Lease Accounting — The Company accounts for leased properties under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases”, and other authoritative accounting literature. SFAS No. 13 requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. According to SFAS No. 13, if substantially all of the benefits and risks of ownership have been transferred to the lessee, the lessee records the lease as a capital lease at its inception. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. If the lease agreement calls for a scheduled rent increase during the lease term, the Company, in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”, recognizes the lease expense on a straight-line basis over the lease term as deferred lease expense. The Company determines the straight-line rent expense impact of an operating lease upon inception of the lease. For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of Emerging Issues Task Force (“EITF”) 97-10, “The Effect of Lessee Involvement in Asset Construction”. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with EITF 97-10, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. At the end of the construction period, the Company considers SFAS No. 98, “Accounting for Leases: Sale-leaseback Transactions Involving Real Estate”, to determine if the transaction qualifies for sale-leaseback accounting treatment in regards to lease classification.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Deferred Revenues — Advances collected on long-term screen advertising, concession and other contracts are recorded as deferred revenues. In accordance with the terms of the agreements, the advances collected on such contracts are recognized during the period in which the advances are earned, which may differ from the period in which the advances are collected.

Revenue and Expense Recognition — Revenues are recognized when admissions and concession sales are received at the box office. Other revenues primarily consist of screen advertising. Screen advertising revenues are recognized over the period that the related advertising is delivered on-screen or in-theatre. The Company records proceeds from the sale of gift cards and other advanced sale-type certificates in current liabilities and recognizes admissions and concession revenue when a holder redeems the card or certificate. The Company recognizes unredeemed gift cards and other advanced sale-type certificates as revenue only after such a period of time indicates, based on historical experience, the likelihood of redemption is remote, and based on applicable laws and regulations. In evaluating the likelihood of redemption, the Company considers the period outstanding, the level and frequency of activity, and the period of inactivity. The Company recognized unredeemed gift cards and other advance sale-type certificates as revenues in the amount of $233, $3,285, $3,374 and $4,421 during the period from January 1, 2004 to April 1, 2004, the period from April 2, 2004 to December 31, 2004 and the years ended December 31, 2005 and 2006, respectively.

Film rental costs are accrued based on the applicable box office receipts and either the mutually agreed upon firm terms established prior to the opening of the picture or estimates of the final mutually agreed upon settlement, which occurs at the conclusion of the picture run, subject to the film licensing arrangement. Estimates are based on the expected success of a film over the length of its run in the theatres. The success of a film can typically be determined a few weeks after a film is released when initial box office performance of the film is known. Accordingly, final settlements typically approximate estimates since box office receipts are known at the time the estimate is made and the expected success of a film over the length of its run in theatres can typically be estimated early in the film’s run. The final film settlement amount is negotiated at the conclusion of the film’s run based upon how a film actually performs. If actual settlements are higher than those estimated, additional film rental costs are recorded at that time. The Company recognizes advertising costs and any sharing arrangements with film distributors in the same accounting period. The Company’s advertising costs are expensed as incurred. Advertising expenses for the period from January 1, 2004 to April 1, 2004, the period from April 2, 2004 to December 31, 2004, and the years ended December 31, 2005 and 2006 were $3,136, $11,180, $15,927, and $15,726, respectively.

Stock Option Accounting — Subsequent to the MDP Merger, the Company established a long term incentive plan (see Note 16). The weighted average fair value per share of stock options granted by the Company during the period from April 2, 2004 to December 31, 2004 was $7.63 (all of which had an exercise price equal to the market value at the date of grant). For each 2004 grant, compensation expense under the fair value method of SFAS No. 123 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0 percent; an expected life of 6.5 years; expected volatility of approximately 39 percent; and a risk-free interest rate of 3.79 percent. The weighted average fair value per share of stock options granted by the Company during 2005 was $7.63 (all of which had an exercise price equal to the market value at the date of grant). For the 2005 grant, compensation expense under the fair value method of SFAS No. 123 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0 percent; an expected life of 6.5 years; expected volatility of approximately 44 percent; and a risk-free interest rate of 3.93 percent.

In December 2004, the FASB issued SFAS No. 123(R), “Share Based Payment”, which established accounting standards for all transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123(R) eliminated the intrinsic value measurement objective in Accounting Principles Board (“APB”) Opinion No. 25 and generally requires a Company to measure the cost of employee services

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

received in exchange for an award of equity instruments based on the fair value of the award on the date of the grant. The standard requires grant date fair value to be estimated using either an option-pricing model, consistent with the terms of the award, or a market observed price, if such a price exists. Such costs must be recognized over the period during which an employee is required to provide service in exchange for the award (which is usually the vesting period). The standard also requires a Company to estimate the number of instruments that will ultimately be forfeited, rather than accounting for forfeitures as they occur.

The Company applied SFAS No. 123(R) using the “modified prospective method”, under which it recognized compensation cost for all awards granted, modified or settled on or after January 1, 2006 and for the unvested portion of previously granted awards that were outstanding on January 1, 2006. Accordingly, prior periods have not been restated. The Company had approximately 4,554,253 unvested options outstanding on January 1, 2006 and recorded compensation expense of $2,864 and a tax benefit of approximately $1,003 during the year ended December 31, 2006. As of December 31, 2006, the unrecognized compensation expense related to these unvested options was $6,444 and the weighted average period over which this remaining compensation expense will be recognized is approximately 2.25 years.

The Company applied Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its stock option plans prior to the adoption of SFAS No. 123(R). Had compensation costs been determined based on the fair value at the date of grant for awards under the stock option plans, consistent with the method of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure”, the Company’s net loss as reported would have been adjusted to the pro-forma amounts indicated below:

	Period from	Period from
	January 1, 2004	April 2, 2004 to	Year Ended
	to	December 31,	December 31,
	April 1, 2004	2004	2005
	(Predecessor)	(Successor)	(Successor)
Net loss as reported	$(10,633)	$(3,687)	$(25,408)
Compensation expense included in reported net loss, net of tax(1)	88	—	—
Compensation expense under fair-value method, net of tax	(162)	(2,057)	(2,964)

Pro-forma net loss	$(10,707)	$(5,744)	$(28,372)

Basic and diluted loss per share
As reported	$(0.09)	$(0.05)	$(0.31)
Pro-forma	$(0.09)	$(0.07)	$(0.35)

(1)	Amount included in net loss for the period from January 1, 2004 to April 1, 2004 excludes compensation expense of $16,245 related to the MDP Merger.

Income Taxes — The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets unless it is more likely than not that such assets will be realized. Income taxes are provided on unremitted earnings from foreign subsidiaries unless such earnings are expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments. The related tax accruals are recorded in accordance with SFAS No. 5, “Accounting for Contingencies”. To the extent contingencies are probable and estimable, an accrual is recorded within current

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

liabilities in the consolidated balance sheet. To the extent tax accruals differ from actual payments or assessments, the accruals will be adjusted.

Segments — As of December 31, 2006, we managed our business under two reportable operating segments, U.S. markets and international markets, in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”. See Note 20.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Foreign Currency Translations — The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded as a separate component of stockholders’ equity.

Fair Values of Financial Instruments — Fair values of financial instruments are estimated by the Company using available market information and other valuation methods. Values are based on available market quotes or estimates using a discounted cash flow approach based on the interest rates currently available for similar instruments. The fair values of financial instruments for which estimated fair value amounts are not specifically presented are estimated to approximate the related recorded values.

Acquisitions — The Company accounts for acquisitions under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The purchase method requires that the Company estimate the fair value of the assets acquired and liabilities assumed and allocate consideration paid accordingly. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded.

Comprehensive Income (Loss) — Total comprehensive income (loss) for the years ended December 31, 2006 and 2005, the period from April 2, 2004 to December 31, 2004 and the period from January 1, 2004 to April 1, 2004 was $17,049, $(18,769), $(359) and $(10,627), respectively. Total comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments.

2.	NEW ACCOUNTING PRONOUNCEMENTS

On May 18, 2006, the State of Texas passed a bill to replace the current franchise tax with a new margin tax to be effective January 1, 2008. The Company estimates the new margin tax will not have a significant impact on its income tax expense or its deferred tax assets and liabilities.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes”, recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is recognition: The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in (1) an increase in a liability for income taxes payable or (2) a reduction of an income tax refund receivable or a reduction in a deferred tax asset or an increase in a deferred tax liability or both (1) and (2). The Company will adopt FIN 48 in the first quarter of 2007. The Company is currently evaluating the impact the Interpretation may have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” Among other requirements, this statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of SFAS No. 157 on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which provides interpretive guidance regarding the consideration given to prior year misstatements when determining materiality in current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a significant impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of this statement on its consolidated financial statements.

3.	MERGER WITH MADISON DEARBORN PARTNERS AND RELATED REFINANCING OF CERTAIN LONG-TERM DEBT

The MDP Merger was completed on April 2, 2004, at which time a newly formed subsidiary of an affiliate of MDP was merged with and into the Company, with the Company continuing as the surviving corporation. Simultaneously, an affiliate of MDP purchased shares of the Company’s common stock for $518,245 in cash and became the Company’s controlling stockholder, owning approximately 83% of the Company’s capital stock. Lee Roy Mitchell, the Company’s then Chief Executive Officer, and the Mitchell Special Trust collectively retained approximately 16% ownership of the Company’s capital stock with certain members of management owning the remaining 1%. In connection with the acquisition of Century, on October 5, 2006, the Company completed the Cinemark Share Exchange. The Cinemark Share Exchange represents a transaction between entities under common control in which the accounting basis of its stockholders is different than the accounting basis as reflected in the historical Cinemark, Inc. financial statements as the MDP Merger was accounted for as a leveraged recapitalization at the Cinemark, Inc. entity level. In accordance with generally accepted accounting principles, the Company recast its consolidated financial statements to reflect the stepped-up accounting basis of its stockholders. The higher accounting basis resulted principally from the purchase accounting that was applied to the MDP Merger as of April 2, 2004. The recasted periods following the MDP Merger reflect the increased expense associated with the depreciation and amortization of the higher asset base as well as any charges taken as a result of performing the

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

impairment evaluations in accordance with the Company’s accounting policies. The following table represents the allocation of MDP purchase price to the proportionate share of assets acquired and liabilities assumed:

Current assets	$79,967
Fixed assets	650,653
Goodwill	620,540
Tradename	173,882
Net favorable leases	31,047
Vendor contracts	52,012
Internally developed software	1,626
Other long term assets	42,384
Current liabilities	(90,940)
Other long term liabilities	(120,232)
Long-term debt	(922,694)

Total	$518,245

The tradename, net favorable leases and vendor contracts are presented as intangible assets on the Company’s consolidated balance sheets as of December 31, 2006 and 2005. Goodwill represents the excess of the cost of the MDP Merger over the net of the amounts assigned to assets acquired, including identifiable intangible assets, and liabilities assumed. The goodwill recorded as a result of the MDP merger is not deductible for tax purposes.

On March 31, 2004, the Company issued $577,173 aggregate principal amount at maturity of 9 3/4% senior discount notes due 2014. The gross proceeds at issuance of $360,000 were used to fund in part the MDP Merger. Interest on the notes accretes until March 15, 2009 up to their aggregate principal amount. Cash interest will accrue and be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2009. Due to the Company’s holding company status, payments of principal and interest under these notes will be dependent on loans, dividends and other payments from the Company’s subsidiaries. The Company may redeem all or part of the 9 3/4% senior discount notes on or after March 15, 2009.

Upon consummation of the MDP Merger, all of the Company’s outstanding stock options immediately vested and the majority were repurchased, which resulted in compensation expense of $16,245. Compensation expense, which was included in general and administrative expenses for the period from January 1, 2004 to April 1, 2004, consisted of the write-off of the unamortized unearned compensation expense for options outstanding as of the date of the MDP Merger and the impact of the cash settlement of these options. As part of the transaction, the Company paid change of control fees and other management compensation expenses of $15,750, which were also included in general and administrative expenses on the Company’s consolidated statements of operations for the period from January 1, 2004 to April 1, 2004.

As a result of the MDP Merger, the Company’s Brazilian partners exercised their option to cause the Company to purchase all of their shares of common stock of Cinemark Brasil S.A., which represented 47.2% of total common stock of Cinemark Brasil S.A. See Note 5.

Refinancing of Certain Long-Term Debt Associated with MDP Merger — On March 16, 2004, the Company initiated a tender offer for its then outstanding $105,000 aggregate principal amount 8 1/2% senior subordinated notes due 2008 and a consent solicitation to remove substantially all restrictive covenants in the indenture governing those notes. On March 25, 2004, the Company executed a supplemental indenture removing substantially all of the covenants, which became effective on the date of the MDP Merger. Additionally, on the date of the MDP Merger, the Company amended its then existing senior secured credit

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

facility to provide for a $260,000 seven year term loan and a $100,000 six and one-half year revolving credit line, which was left undrawn. The net proceeds from the amended senior secured credit facility were used to repay the term loan under the Company’s then existing senior secured credit facility of approximately $163,764 and to redeem the approximately $94,165 aggregate principal amount of the Company’s then outstanding $105,000 aggregate principal amount of 8 1/2% senior subordinated notes that were tendered pursuant to the tender offer. The tender offer was made at 104.5% of the aggregate principal amount of the notes tendered on or prior to the consent date and at 101.5% of the aggregate principal amount of the notes tendered subsequent to the consent date but prior to the expiration date.

On April 6, 2004, as a result of the consummation of the MDP Merger and in accordance with the terms of the indenture governing the Company’s 9% senior subordinated notes due 2013, the Company made a change of control offer to purchase the 9% senior subordinated notes at a purchase price of 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, at the date of purchase. Approximately $17,750 aggregate principal amount of the 9% senior subordinated notes were tendered and not withdrawn in the change of control offer, which expired on May 26, 2004. The Company paid the change of control price with available cash on June 1, 2004.

On July 28, 2004, the Company provided notice to the holders of the remaining outstanding 8 1/2% senior subordinated notes due 2008 of its election to redeem all outstanding notes at a redemption price of 102.833% of the aggregate principal amount plus accrued interest. On August 27, 2004, the Company redeemed the remaining $10,835 aggregate principal amount of notes utilizing available cash and borrowings under the Company’s amended revolving credit line.

See Note 12 for further discussion of long-term debt.

4.	ACQUISITION OF CENTURY THEATRES, INC. AND RELATED REFINANCING OF CERTAIN LONG-TERM DEBT

On October 5, 2006, the Company completed its acquisition of Century Theatres, Inc. (“Century”), a national theatre chain headquartered in San Rafael, California with approximately 77 theatres in 12 states, for a purchase price of approximately $681,225 and the assumption of approximately $360,000 of debt of Century. Of the total purchase price, $150,000 consisted of the issuance of shares of the Company’s common stock. The Company also incurred approximately $7,448 in transaction costs.

The transaction was accounted for under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. As of December 31, 2006, the Company has not finalized its valuations of the fixed and intangible assets. The following table represents the preliminary allocation of purchase price to the assets acquired and liabilities assumed:

Current assets(1)	$32,635
Fixed assets	519,053
Goodwill	658,546
Tradename	136,000
Other long term assets	4,956
Net unfavorable leases	(9,360)
Current liabilities	(74,488)
Other long term liabilities	(218,669)

Total	$1,048,673

(1)	Includes $7,290 of cash.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The tradename and net unfavorable leases are presented as intangible assets on the Company’s consolidated balance sheet as of December 31, 2006. Goodwill represents the excess of the cost of acquiring Century over the amounts assigned to assets acquired, including identifiable intangible assets, and liabilities assumed. The goodwill recorded as a result of the Century Acquisition is not deductible for tax purposes.

On October 5, 2006, the Company entered into a new senior secured credit facility which provides for a $1,120,000 term loan and a $150,000 revolving credit line. The net proceeds of the new term loan were used to fund a portion of the $531,225 cash portion of the purchase price, to pay off approximately $360,000 under Century’s existing senior credit facility and to refinance amounts under its existing senior secured credit facility of approximately $253,500. The Company used approximately $53,000 of its existing cash to fund the payment of the remaining portion of the purchase price and related transaction expenses. Additionally, the Company advanced approximately $17,000 of cash to Century to satisfy working capital obligations. See Note 12 for further discussion of long-term debt.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The acquisition is reflected in the Company’s consolidated statement of operations for the period subsequent to the transaction date and is reported in the Company’s U.S. segment. The pro forma financial information presented below sets forth the Company’s pro forma consolidated statements of operations for the years ended December 31, 2005 and 2006 to give effect to the Century Acquisition as if the acquisition had occurred at the beginning of each period. This information is presented for comparative purposes only and does not purport to represent what the Company’s results of operations would have been had the transaction occurred on the date indicated or to project its results of operations for any future period.

	Pro Forma	Pro Forma
	Year Ended	Year Ended
	December 31,	December 31,
	2005	2006
	(unaudited)

Revenues
Admissions	$982,699	$1,029,881
Concession	457,190	487,416
Other	74,559	94,807

Total revenues	$1,514,448	$1,612,104
Cost of operations
Film rentals and advertising	526,002	546,144
Concession supplies	72,631	75,359
Salaries and wages	154,072	160,689
Facility lease expense	194,394	206,950
Utilities and other	169,507	184,699
General and administrative expenses(1)	77,338	84,619
Depreciation and amortization(2)(3)	140,994	141,416
Asset impairment loss	51,677	28,943
Loss on sale of assets and other	9,393	7,706

Total cost of operations	1,396,008	1,436,525

Operating income	118,440	175,579
Interest expense(4)	(162,131)	(168,051)
Other income (expense)	6,105	(4,556)

Income (loss) before taxes	(37,586)	2,972
Income taxes(5)	2,176	6,520

Net loss	$(39,762)	$(3,548)

Basic and diluted loss per share	$(0.43)	$(0.04)

(1)	Gives effect to the elimination of change of control payments of $15,672 to Century’s management for the year ended December 31, 2006.

(2)	Reflects increase in depreciation related to the fair value of the theatre properties and equipment pursuant to purchase accounting for the Century Acquisition.

(3)	Reflects the amortization associated with intangible assets recorded pursuant to purchase accounting for the Century Acquisition.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

(4)	Reflects interest expense and amortization of debt issue costs resulting from the changes to the Company’s debt structure pursuant to the Century Acquisition.

(5)	Reflects the tax effect of the aforementioned proforma adjustments at the Company’s statutory income tax rate of 39%.

5.	OTHER ACQUISITIONS

Cinemark Brasil, S.A.

As a result of the MDP Merger, the Company’s Brazilian partners exercised their option to cause the Company to purchase all of their shares of common stock of Cinemark Brasil S.A., which represented 47.2% of total common stock of Cinemark Brasil S.A. The Company, through its subsidiary Brasil Holdings, LLC, directly and indirectly purchased the partners’ shares of Cinemark Brasil S.A. for $44,958 with available cash on August 18, 2004. The Company also incurred $771 of legal, accounting and other direct costs, which were capitalized as part of the acquisition. Prior to the acquisition, Cinemark Brasil S.A. was reported as a consolidated subsidiary and the Brazilian partners’ 47.2% interest was shown as minority interest in subsidiaries on the Company’s consolidated balance sheet. As a result of this acquisition, the Company owns 100% of the common stock in Cinemark Brasil S.A. The Company accounted for the purchase as a step acquisition and finalized its purchase accounting during June 2005. The following assets and liabilities were recorded at their estimated fair values. Net book value of all other assets and liabilities approximated fair value and therefore did not require adjustment.

Net favorable leases	$730
Vendor contracts	2,231
Goodwill	23,962
Reduction of minority interest liability	18,806

$45,729

The net favorable leases and vendor contracts are presented as intangible assets on the Company’s consolidated balance sheets as of December 31, 2006 and 2005. The goodwill recorded as a result of the acquisition is deductible for tax purposes in Brazil.

Cinemark Mexico

On September 15, 2004, the Company purchased shares of common stock of its Mexican subsidiary from its Mexican partners, increasing its ownership interest in the Mexican subsidiary from 95.0% to 99.4%. The purchase price was $5,379 and was funded with available cash and borrowings on the Company’s amended revolving credit line. Prior to the acquisition, Cinemark Mexico USA was reported as a consolidated subsidiary and the Mexican partners’ 4.4% interest was shown as minority interest in subsidiaries on the Company’s consolidated balance sheet. The Company accounted for the purchase as a step acquisition and finalized its purchase accounting during June 2005. The following assets and liabilities were recorded at their estimated fair values. Net book value of all other assets and liabilities approximated fair value and therefore did not require adjustment.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Vendor contract	$439
Net favorable leases	480
Tradename	1,179
Goodwill	1,715
Reduction of minority interest liability	1,566

$5,379

The vendor contract, net favorable leases and tradename are presented as intangible assets on the Company’s consolidated balance sheets as of December 31, 2006 and 2005. The goodwill recorded as a result of the acquisition is not deductible for tax purposes.

6.	INVESTMENT IN NATIONAL CINEMEDIA LLC

On July 15, 2005, Cinemark Media, Inc., a wholly-owned subsidiary of the Company, purchased a 20.7% interest in National CineMedia LLC (“National CineMedia”) for approximately $7,329. National CineMedia is a joint venture between Regal Entertainment Inc. (“Regal”), AMC Entertainment Inc. (“AMC”) and the Company. National CineMedia provides marketing, sales and distribution of cinema advertising and promotional products; business communications and training services; and the distribution of digital alternative content. As part of the transaction, the Company and National CineMedia entered into an exhibitor services agreement, pursuant to which National CineMedia provides advertising, promotion and event services to the Company’s theatres, and a software license agreement in connection with the licensing of certain software and related rights.

The Company is accounting for its investment in National CineMedia under the equity method of accounting. The Company’s investment in National CineMedia is included in investments in and advances to affiliates on the Company’s consolidated balance sheets as of December 31, 2006 and 2005. During the year ended December 31, 2006, the Company received a $271 return of its capital investment from National CineMedia and recorded an equity loss of $1,705. As of December 31, 2006, the Company’s investment in National CineMedia was approximately $5,353. The Company recognized $72 and $29,388 of other revenue from National CineMedia during the years ended December 31, 2005 and 2006, respectively. The Company had a receivable due from National CineMedia of $811 and $13,386 as of December 31, 2005 and 2006, respectively, related to screen advertising and other ancillary revenue.

Under the terms of its agreement with National CineMedia, the Company was required to install digital distribution technology in certain of its domestic theatres. During 2005 and 2006, the Company spent approximately $21,000 for digital projectors and related equipment necessary to show various digital media. As a result of the Century Acquisition, the Company committed to install digital distribution technology in a majority of the theatres acquired. The Company estimates the cost of the digital projectors and related equipment necessary to show various digital media in the Century theatres will be approximately $6,600. As of December 31, 2006, the Company had spent approximately $3,800 of this amount and expects to spend the remaining $2,800 during the first quarter of 2007.

On October 12, 2006, National CineMedia, Inc., or NCM, Inc., filed a registration statement with the SEC for its initial public offering. On February 13, 2007, NCM, Inc. completed its initial public offering of its common stock. In connection with the NCM Inc. public offering, NCM Inc. became a member and the sole manager of NCM, and the Company entered into or amended various agreements with NCM and NCM Inc. including the Third Amended and Restated Limited Liability Company Operating Agreement of NCM, by and among the founding members and NCM Inc. and an Exhibitor Services Agreement, by and between the Company and NCM. Prior to the initial public offering of NCM Inc. common stock, the Company’s ownership

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

interest in NCM was approximately 25% and subsequent to the completion of the offering the Company held a 14% interest in NCM. In connection with NCM Inc. initial public offering and the modification of the foregoing agreements, NCM paid the Company an aggregate of $389,003. See Note 24.

7.	DISCONTINUED OPERATIONS

As of March 31, 2004, the Company’s two United Kingdom theatres met the criteria of assets held for sale in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.” On April 30, 2004, the Company sold its two United Kingdom theatres through the sale of all of the capital stock of Cinemark Theatres UK, Ltd., its United Kingdom subsidiary. The Company received $2,646 in proceeds upon closing of the transaction and $540 once the final working capital position was determined in accordance with the stock purchase agreement. The sale resulted in a loss of $463, which is included in income (loss) from discontinued operations in the Company’s consolidated statements of operations.

On December 23, 2004, the Company sold eleven discount theatres (“Interstate theatres”) through the sale of all of the capital stock of Interstate Holdings, Inc. The Company received $5,810 in proceeds upon closing of the transaction. The sale resulted in a gain of $1,720, which is included in income (loss) from discontinued operations in the Company’s consolidated statements of operations.

The results of operations for the United Kingdom and Interstate theatres have been classified as discontinued operations for all periods presented. Amounts reported as discontinued operations in the Company’s consolidated statements of operations include the following components:

	Period from	Period from
	January 1, 2004 to	April 2, 2004 to
	April 1, 2004	December 31, 2004
	(Predecessor)	(Successor)
Admissions	$1,730	$3,163
Concession	1,285	4,056
Other	326	811

Total revenues	$3,341	$8,030
Cost of operations
Film rentals and advertising	757	1,434
Concession supplies	262	643
Salaries and wages	628	1,638
Facility lease expense	608	1,076
Utilities and other	634	1,581
General and administrative expenses	277	220
Depreciation and amortization	83	212
(Gain) loss on sale of assets and other	1,800	(3,057)

Total cost of operations	5,049	3,747

Operating income (loss)	(1,708)	4,283
Minority interests in (income) loss of subsidiaries	14	(55)

Income (loss) before income taxes	(1,694)	4,228
Income taxes	(129)	73

Income (loss) from discontinued operations	$(1,565)	$4,155

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Net cash flows from operating, investing and financing activities related to the United Kingdom and Interstate theatres were immaterial for all periods presented and are included in the respective sections of the statements of cash flows.

8.	EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing income (loss) by the weighted average number of shares of all classes of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing income (loss) by the weighted average number of shares of common stock and potentially dilutive common equivalent shares outstanding determined under the treasury stock method. The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Period from	Period from	Year Ended	Year Ended
	January 1, 2004 to	April 2, 2004 to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Income (loss) from continuing operations after income taxes	$(9,068)	$(7,842)	$(25,408)	$841

Basic:
Weighted average common shares outstanding	120,156	81,876	82,199	84,948

Income (loss) from continuing operations after income taxes per common share	$(0.08)	$(0.10)	$(0.31)	$0.01

Diluted:
Weighted average common shares outstanding	120,156	81,876	82,199	84,948
Common equivalent shares for stock options	—	—	—	1,670

Weighted average common and common equivalent shares outstanding	120,156	81,876	82,199	86,618

Income (loss) from continuing operations after income taxes per common and common equivalent share	$(0.08)	$(0.10)	$(0.31)	$0.01

Common equivalent shares for stock options of 1,558 were excluded from the diluted earnings (loss) per share calculation for the period from January 1, 2004 to April 1, 2004 because they were anti-dilutive.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

9.	GOODWILL AND OTHER INTANGIBLE ASSETS — NET

The Company’s goodwill is as follows:

	U.S.	International
	Operating	Operating
	Segment	Segment	Total

Successor balance at December 31, 2004	$441,232	$169,724	$610,956
Impairment charges	(38,403)	(6,898)	(45,301)
Purchase from minority investors purchase price allocation adjustments	—	(5,059)	(5,059)
Foreign currency translation adjustments and other	(1,432)	(7,627)	(9,059)

Successor balance at December 31, 2005	$401,397	$150,140	$551,537
Acquisition of Century Theatres, Inc.	658,546	—	658,546
Impairment charges	(5,116)	(8,478)	(13,594)
Foreign currency translation adjustments and other	1,989	6,945	8,934

Successor balance at December 31, 2006	$1,056,816	$148,607	$1,205,423

See Note 4 regarding the acquisition of Century Theatres, Inc. and Note 5 regarding the purchase price allocation adjustments for Brazil and Mexico.

Impairment charges for 2005 and 2006 relate to goodwill associated with theatre properties. The Company records goodwill at the theatre level which results in more volatile impairment charges on an annual basis due to changes in market conditions and box office performance and the resulting impact on individual theatres.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

As of December 31, intangible assets — net, consisted of the following:

					Foreign
					Currency
	Balance at				Translation	Balance at
	December 31,				Adjustments and	December 31,
	2005	Additions	Amortization	Impairment	Other	2006
	(Successor)					(Successor)

Intangible assets with finite lives:
Capitalized licensing fees:
Gross carrying amount	$5,138	$—	$—	$—	$—	$5,138
Accumulated amortization	(791)	—	(348)	—	—	(1,139)

Net carrying amount	$4,347	$—	$(348)	$—	$—	$3,999

Vendor contracts:
Gross carrying amount	56,559	—	—	—	(33)	56,526
Accumulated amortization	(14,962)	—	(4,962)	—	—	(19,924)

Net carrying amount	$41,597	$—	$(4,962)	$—	$(33)	$36,602

Net favorable leases:
Gross carrying amount	32,677	(9,360)	—	—	(1,318)	21,999
Accumulated amortization	(7,262)	—	(3,427)	(1,334)	—	(12,023)

Net carrying amount	$25,415	$(9,360)	$(3,427)	$(1,334)	$(1,318)	$9,976

Other intangible assets:
Gross carrying amount	1,663	—	—	—	(1,593)	70
Accumulated amortization	(557)	—	(229)	—	770	(16)

Net carrying amount	$1,106	$—	$(229)	$—	$(823)	$54

Total net intangible assets with finite lives	$72,465	$(9,360)	$(8,966)	$(1,334)	$(2,174)	$50,631
Intangible assets with indefinite lives:
Tradename	173,713	136,000	—	—	405	310,118
Other unamortized intangible assets	3	—	—	—	—	3

Total intangible assets — net	$246,181	$126,640	$(8,966)	$(1,334)	$(1,769)	$360,752

During the year ended December 31, 2006, the Company recorded net unfavorable leases of $9,360 and a tradename intangible asset of $136,000 as part of a preliminary purchase price allocation related to the Century Acquisition (see note 4).

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Amortization expense for the year ended December 31, 2006 included $8,966 of amortization for intangible assets and $423 of amortization for other assets. Estimated aggregate future amortization expense for intangible assets is as follows:

For the year ended December 31, 2007	$7,066
For the year ended December 31, 2008	6,673
For the year ended December 31, 2009	5,832
For the year ended December 31, 2010	5,542
For the year ended December 31, 2011	4,937
Thereafter	20,581

Total	$50,631

10.	IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets for impairment on a quarterly basis or whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.

The Company considers actual theatre level cash flows, future years budgeted theatre level cash flows, theatre property and equipment carrying values, theatre goodwill carrying values, amortizing intangible assets carrying values, the age of a recently built theatre, competitive theatres in the marketplace, changes in foreign currency exchange rates, the impact of recent ticket price changes, available lease renewal options and other factors in its assessment of impairment of individual theatre assets. Long-lived assets are evaluated for impairment on an individual theatre basis, which the Company believes is the lowest applicable level for which there are identifiable cash flows. The impairment evaluation is based on the estimated undiscounted cash flows from continuing use through the remainder of the theatre’s useful life. The remainder of the useful life correlates with the available remaining lease period, which includes the probability of renewal periods for leased properties and a period of twenty years for fee owned properties. If the estimated undiscounted cash flows are not sufficient to recover a long-lived asset’s carrying value, the Company then compares the carrying value of the asset with its estimated fair value. Fair value is determined based on a multiple of undiscounted cash flows, which was seven times as of December 31, 2005 and eight times as of December 31, 2006. When estimated fair value is determined to be lower than the carrying value of the long-lived asset, the asset is written down to its estimated fair value. Significant judgment is involved in estimating cash flows and fair value. Management’s estimates are based on historical and projected operating performance as well as recent market transactions.

The Company’s long-lived asset impairment losses are summarized in the following table:

	Period from	Period from
	January 1,	April 2, 2004	Year Ended	Year Ended
	2004 to	to December 31,	December 31,	December 31,
	April 1, 2004	2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
United States theatre properties	$1,000	$973	$5,626	$9,467
International theatre properties	—	—	750	4,142

Subtotal	$1,000	$973	$6,376	$13,609
Intangible assets (see Note 9)	—	—	—	1,334
Goodwill (see Note 9)	—	35,748	45,301	13,594

Impairment of long-lived assets	$1,000	$36,721	$51,677	$28,537

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

11.	DEFERRED CHARGES AND OTHER ASSETS — NET

As of December 31, deferred charges and other assets — net consisted of the following:

	2005	2006

Debt issue costs	$27,330	$39,646
Less: Accumulated amortization	(5,218)	(4,794)

Subtotal	22,112	34,852
Long-term prepaid rents	11,782	16,283
Construction advances and other deposits	2,026	1,869
Equipment to be placed in service	3,744	3,990
Brazil value added tax deposit	3,602	3,943
Other	2,718	2,155

Total	$45,984	$63,092

During the year ended December 31, 2006, the Company incurred new debt issue costs of $22,767 related to the new senior secured credit facility and wrote-off $5,782 of existing debt issue costs as a result of the payoff of its term loan under its former senior secured credit facility, both of which occurred in conjunction with the Century Acquisition (see Notes 4 and 12 for further discussion.). Additionally, the Company wrote-off $222 of debt issue costs related to its repurchase of $10,000 of its 9% senior subordinated notes and $961 of debt issue costs related to its repurchase of $39,775 aggregate principal amount at maturity of its 9 3/4% senior discount notes. (See Note 12.)

12.	LONG-TERM DEBT

Long-term debt as of December 31 consisted of the following:

	2005	2006

Cinemark, Inc. 9 3/4% senior discount notes due 2014	$423,978	$434,073
Cinemark USA, Inc. 9% senior subordinated notes due 2013	364,170	350,820
Cinemark USA, Inc. Term Loan	255,450	1,117,200
Other long-term debt	11,497	9,560

Total long-term debt	1,055,095	1,911,653
Less current portion	6,871	14,259

Long-term debt, less current portion	$1,048,224	$1,897,394

Senior Discount Notes

On March 31, 2004, in connection with the MDP merger, the Company issued $577,173 aggregate principal amount at maturity of 9 3/4% senior discount notes due 2014. The gross proceeds at issuance of $360,000 were used to fund in part the MDP Merger. Interest on the notes accretes until March 15, 2009 up to their aggregate principal amount. Cash interest will accrue and be payable semi-annually in arrears on March 15 and September 15, commencing on September 15, 2009. Due to the Company’s holding company status, payments of principal and interest under these notes will be dependent on loans, dividends and other payments from the Company’s subsidiaries. The Company may redeem all or part of the 9 3/4% senior discount notes on or after March 15, 2009.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

On September 22, 2005, the Company repurchased $1,840 aggregate principal amount at maturity of the 9 3/4% senior discount notes as part of an open market purchase for approximately $1,302, including accreted interest. During May 2006, as part of four open market purchases, the Company repurchased $39,775 aggregate principal amount at maturity of the 9 3/4% senior discount notes for approximately $31,745, including accreted interest of $5,381 and a $1,414 cash premium paid. The Company funded these transactions with available cash from its operations. The open market repurchase costs, including premiums paid and a portion of the unamortized debt issue costs of $46 and $2,375 related to the repurchase of the 9 3/4% senior discount notes were recorded as a loss on early retirement of debt in the Company’s consolidated statements of operations for the years ended December 31, 2005 and 2006, respectively. As of December 31, 2006, the accreted principal balance of the notes was $434,073 and the aggregate principal amount at maturity will be $535,558.

The indenture governing the 9 3/4% senior discount notes contains covenants that limit, among other things, dividends, transactions with affiliates, investments, sales of assets, mergers, repurchases of capital stock, liens and additional indebtedness. The dividend restriction contained in the indenture prevents the Company from paying a dividend or otherwise distributing cash to its stockholders unless (1) it is not in default, and the distribution would not cause it to be in default, under the indenture; (2) it would be able to incur at least $1.00 more of indebtedness without the ratio of its consolidated cash flow to its fixed charges (each as defined in the indenture, and calculated on a pro forma basis for the most recently ended four full fiscal quarters for which internal financial statements are available, using certain assumptions and modifications specified in the indenture, and including the additional indebtedness then being incurred) falling below two to one; and (3) the aggregate amount of distributions made since March 31, 2004, including the distribution proposed, is less than the sum of (a) half of its consolidated net income (as defined in the indenture) since February 11, 2003, (b) the net proceeds to it from the issuance of stock since April 2, 2004, and (c) certain other amounts specified in the indenture, subject to certain adjustments specified in the indenture. The dividend restriction is subject to certain exceptions specified in the indenture.

The indenture governing the 9 3/4% senior discount notes requires Cinemark, Inc. to have a fixed charge coverage ratio (as determined under the indenture) of at least 2.0 to 1.0 in order to incur certain additional indebtedness, issue preferred stock or make certain restricted payments, including dividends to the Company. Fixed charge coverage ratio is defined as the ratio of consolidated cash flow of Cinemark, Inc. and its subsidiaries to their fixed charges for the four most recent full fiscal quarters, giving pro forma effect to certain events as specified in the indenture. Fixed charges is defined as consolidated interest expense of Cinemark, Inc. and its subsidiaries, subject to certain adjustments as provided in the indenture. Consolidated cash flow as defined in the indenture is substantially consistent with our presentation of Adjusted EBITDA. Because Cinemark, Inc.’s failure to meet the fixed charge coverage ratio described above could restrict its ability to incur debt or make dividend payments, management believes that the indenture governing the 9 3/4% senior discount notes and these covenants and Adjusted EBITDA and Adjusted EBITDA margins are material to us. As of December 31, 2006, Cinemark, Inc.’s fixed charge coverage ratio under the indenture was in excess of the 2.0 to 1.0 requirement described above.

The indenture governing the 9 3/4% senior discount notes allows the Company to incur additional indebtedness if it satisfies the senior discount notes debt incurrence ratio described above, and in certain other circumstances. The Company’s subsidiaries have no obligation, contingent or otherwise, to pay the amounts due under the 9 3/4% senior discount notes or to make funds available to pay those amounts. The 9 3/4% senior discount notes are general, unsecured senior obligations of the Company that are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries.

Upon certain specified types of change of control, which excludes an initial public offering, the Company would be required under the indenture to make an offer to repurchase all of the 9 3/4% senior discount notes at

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

a price equal to 101% of the accreted value of the notes plus accrued and unpaid interest, if any, through the date of purchase.

Senior Subordinated Notes

On March 16, 2004, in connection with the MDP Merger, the Company initiated a tender offer for its then outstanding $105,000 aggregate principal amount 8 1/2% senior subordinated notes due 2008 and a consent solicitation to remove substantially all restrictive covenants in the indenture governing those notes. On March 25, 2004, the Company executed a supplemental indenture removing substantially all of the covenants, which became effective on the date of the MDP Merger. Additionally, on the date of the MDP Merger, the Company amended its then existing senior secured credit facility to provide for a $260,000 seven year term loan and a $100,000 six and one-half year revolving credit line, which was left undrawn. The net proceeds from the amended senior secured credit facility were used to repay the term loan under the Company’s then existing senior secured credit facility of approximately $163,764 and to redeem the approximately $94,165 aggregate principal amount of the Company’s then outstanding $105,000 aggregate principal amount of 8 1/2% senior subordinated notes that were tendered pursuant to the tender offer. The tender offer was made at 104.5% of the aggregate principal amount of the notes tendered on or prior to the consent date and at 101.5% of the aggregate principal amount of the notes tendered subsequent to the consent date but prior to the expiration date. The unamortized bond discount, tender offer repurchase costs, including premiums paid, and other fees of $4,411 related to the retirement of the 8 1/2% notes were recorded as a loss on early retirement of debt in the Company’s consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

On April 6, 2004, as a result of the consummation of the MDP Merger and in accordance with the terms of the indenture governing the Company’s 9% senior subordinated notes due 2013, the Company made a change of control offer to purchase the 9% senior subordinated notes at a purchase price of 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, at the date of purchase. Approximately $17,750 aggregate principal amount of the 9% senior subordinated notes were tendered and not withdrawn in the change of control offer, which expired on May 26, 2004. The Company paid the change of control price with available cash on June 1, 2004. The unamortized bond premium, unamortized debt issue costs, tender offer repurchase costs, including premiums paid, and other fees of $1,057 related to the retirement of the 9% notes were recorded as a gain on early retirement of debt in the Company’s consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

On July 28, 2004, the Company provided notice to the holders of the remaining outstanding 8 1/2% senior subordinated notes due 2008 of its election to redeem all outstanding notes at a redemption price of 102.833% of the aggregate principal amount plus accrued interest. On August 27, 2004, the Company redeemed the remaining $10,835 aggregate principal amount of notes utilizing available cash and borrowings under the Company’s amended revolving credit line. The unamortized bond premium, tender offer repurchase costs, including premiums paid, and other fees of $45 related to the retirement of the 8 1/2% notes were recorded as a gain on early retirement of debt in the Company’s consolidated statements of operations for the period from April 2, 2004 to December 31, 2004.

During May 2006, as part of three open market purchases, the Company repurchased $10,000 aggregate principal amount of its 9% senior subordinated notes for approximately $10,977, including the cash premium paid and accrued and unpaid interest. The transactions were funded with available cash from operations. As a result of the transactions, the Company recorded a loss on early retirement of debt of $126 during the year ended December 31, 2006, which included the write-off of unamortized debt issue costs and unamortized bond premium related to the retired senior subordinated notes.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

As of December 31, 2006, the Company had outstanding $332,250 aggregate principal amount of 9% senior subordinated notes due 2013. Interest is payable on February 1 and August 1 of each year. The Company may redeem all or part of the existing 9% notes on or after February 1, 2008.

The 9% senior subordinated notes are general, unsecured obligations and are subordinated in right of payment to the new senior secured credit facility or other senior indebtedness. The notes are guaranteed by certain of the Company’s domestic subsidiaries. The guarantees are subordinated to the senior debt of the subsidiary guarantors, including their guarantees of the new senior secured credit facility. The notes are effectively subordinated to the indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.

The indenture governing the 9% senior subordinated notes contains covenants that limit, among other things, dividends, transactions with affiliates, investments, sales of assets, mergers, repurchases of our capital stock, liens and additional indebtedness. The dividend restriction contained in the indenture prevents the Company from paying a dividend or otherwise distributing cash to its capital stockholders unless (1) it is currently not in default, and the distribution would not cause it to be in default, under the indenture; (2) it would be able to incur at least $1.00 more of indebtedness without the ratio of its EBITDA (as defined in the indenture) for the four full fiscal quarters prior to the incurrence of such indebtedness to the amount of its consolidated interest expense (as defined in the indenture) for the quarter in which the indebtedness is incurred and the following three fiscal quarters (each calculated on a pro forma basis using certain assumptions and modifications specified in the indenture, and including the additional indebtedness then being incurred) falling below two to one (the “senior sub notes debt incurrence ratio test”); and (3) the aggregate amount of distributions made since February 11, 2003, including the distribution currently proposed, is less than the sum of (a) half of its consolidated net income (as defined in the indenture) since February 11, 2003, (b) the net proceeds to it from the issuance of stock since February 11, 2003, and (c) certain other amounts specified in the indenture, subject to certain adjustments specified in the indenture. The dividend restriction is subject to certain exceptions specified in the indenture.

The indenture governing the senior subordinated notes allows the Company to incur additional indebtedness if it satisfies the coverage ratio specified in the indenture, after giving effect to the incurrence of the additional indebtedness, and in certain other circumstances.

Upon certain specified types of change of control, which excludes an initial public offering, the Company would be required to make an offer to repurchase the senior subordinated notes at a price equal to 101% of the principal amount outstanding plus accrued and unpaid interest through the date of repurchase.

On March 6, 2007, the Company commenced an offer to purchase for cash any and all of its then outstanding $332,250 aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, the Company solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default. On March 20, 2007, the early settlement date, the Company repurchased $332,000 aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. On April 3, 2007, the Company purchased $66 of the 9% senior subordinated notes tendered after the early settlement date. Approximately $184 aggregate principal amount of 9% senior subordinated notes remain outstanding. The company used the proceeds from the NCM transactions and cash on hand to purchase the 9% notes tendered pursuant to the tender offer and consent solicitation.

New Senior Secured Credit Facility

On October 5, 2006, in connection with the Century acquisition, the Company entered into a new senior secured credit facility. The net proceeds of the new term loan were used to fund a portion of the $531,225 cash portion of the purchase price, to pay off approximately $360,000 under Century’s existing senior credit

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

facility and to refinance amounts under its existing senior secured credit facility of $253,500. The Company used approximately $53,000 of its existing cash to fund the payment of the remaining portion of the purchase price and related transaction expenses.

The new senior secured credit facility provides for a seven year term loan of $1,120,000 and a $150,000 revolving credit line that matures in six years unless the Company’s 9% senior subordinated notes have not been refinanced by August 1, 2012 with indebtedness that matures no earlier than seven and one-half years after the closing date of the new senior secured credit facility, in which case the maturity date of the revolving credit line becomes August 1, 2012. The revolving credit line was left undrawn at closing. The revolving credit line is used for general corporate purposes.

At December 31, 2006, there was $1,117,200 outstanding under the new term loan and no borrowings outstanding under the new revolving credit line. Approximately $149,931 was available for borrowing under the new revolving credit line, giving effect to a $69 letter of credit outstanding. The average interest rate on outstanding borrowings under the new senior secured credit facility at December 31, 2006 was 7.4% per annum.

Under the term loan, principal payments of $2,800 are due each calendar quarter beginning December 31, 2006 through September 30, 2012 and increase to $263,200 each calendar quarter from December 31, 2012 to maturity at October 5, 2013. The term loan bears interest, at the Company’s option, at (A) the base rate equal to the higher of (i) the prime lending rate as set forth on the British Bank Association Telerate page 5 or (ii) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.75% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.75% to 2.00% per annum, in each case as adjusted pursuant to the Company’s corporate credit rating. Borrowings under the $150,000 revolving credit line bear interest, at the Company’s option, at (A) a base rate equal to the higher of (i) the prime lending rate as set forth on the British Banking Association Telerate page 5 and (ii) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 1.00% per annum, or (B) a “eurodollar rate” plus a margin that ranges from 1.50% to 2.00% per annum, in each case as adjusted pursuant to the Company’s consolidated net senior secured leverage ratio as defined in the new credit agreement. The Company is required to pay a commitment fee calculated at the rate of 0.50% per annum on the average daily unused portion of the new revolving credit line, payable quarterly in arrears, which rate decreases to 0.375% per annum for any fiscal quarter in which the Company’s consolidated net senior secured leverage ratio on the last day of such fiscal quarter is less than 2.25 to 1.0.

The Company’s obligations under the new senior secured credit facility are guaranteed by Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., and certain of the Company’s subsidiaries and are secured by mortgages on certain fee and leasehold properties and security interests in substantially all of the Company’s personal property, including without limitation, pledges of all of the Company’s capital stock, all of the capital stock of CNMK Holding, Inc., and certain of the Company’s domestic subsidiaries and 65% of the voting stock of certain of the Company’s foreign subsidiaries.

The new senior secured credit facility contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on Cinemark USA, Inc.’s ability, and in certain instances, its subsidiaries’ and Cinemark Holdings, Inc.’s, Cinemark, Inc.’s and CNMK Holding, Inc.’s ability, to consolidate or merge or liquidate, wind up or dissolve; substantially change the nature of its business; sell, transfer or dispose of assets; create or incur indebtedness; create liens; pay dividends, repurchase stock and voluntarily repurchase or redeem the 9 3/4% senior discount notes or the 9% senior subordinated notes; and make capital expenditures and investments. The new senior secured credit facility also requires the Company to satisfy a consolidated net senior secured leverage ratio covenant as determined in accordance with the new senior secured credit facility. The dividend restriction contained in the new senior secured credit facility prevents the Company and any of its subsidiaries from paying a dividend or otherwise distributing cash to its

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

stockholders unless (1) the Company is not in default, and the distribution would not cause it to be in default, under the new senior secured credit facility; and (2) the aggregate amount of certain dividends, distributions, investments, redemptions and capital expenditures made since October 5, 2006, including the distribution currently proposed, is less than the sum of (a) the aggregate amount of cash and cash equivalents received by Cinemark Holdings, Inc. or Cinemark USA, Inc. as common equity since October 5, 2006, (b) Cinemark USA, Inc.’s consolidated EBITDA minus two times its consolidated interest expense, each as defined in the new senior secured credit facility, since October 1, 2006, (c) $150,000 and (d) certain other amounts specified in the new senior secured credit facility, subject to certain adjustments specified in the new senior secured credit facility. The dividend restriction is subject to certain exceptions specified in the new senior secured credit facility.

The new senior secured credit facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, certain types of change of control, material money judgments and failure to maintain subsidiary guarantees. If an event of default occurs, all commitments under the new senior secured credit facility may be terminated and all obligations under the new senior secured credit facility could be accelerated by the lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable. This proposed initial public offering is not considered a change of control under the new senior secured credit facility.

On March 14, 2007, Cinemark USA, Inc. amended its new senior secured credit facility to, among other things, modify the interest rate on the term loans under the new senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “Eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM transactions or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans. The amendment was a condition precedent to the consummation of the tender offer for the senior subordinated notes.

Former Senior Secured Credit Facility

On April 2, 2004, the Company amended its then existing senior secured credit facility in connection with the MDP Merger. The amended senior secured credit facility provided for a $260,000 seven year term loan and a $100,000 six and one-half year revolving credit line. The net proceeds from the amended senior secured credit facility were used to repay the then existing term loan of approximately $163,764 and to redeem the approximately $94,165 aggregate principal amount of the Company’s then outstanding $105,000 aggregate principal amount 8 1/2% senior subordinated notes due 2008 that were tendered pursuant to the tender offer.

On October 5, 2006, in connection with the Century Acquisition, the $253,500 outstanding under the former senior secured credit facility was repaid in full with a portion of the proceeds from the new senior secured credit facility. The unamortized debt issue costs of $5,782 related to the former senior secured credit facility that was repaid in full were recorded as a loss on early retirement of debt in the Company’s consolidated statements of operations for the year ended December 31, 2006.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Covenant Compliance and Debt Maturity

As of December 31, 2006, the Company was in full compliance with all agreements, including related covenants, governing its outstanding debt. The Company’s long-term debt at December 31, 2006 matures as follows:

2007	$14,259
2008	14,932
2009	12,803
2010	12,366
2011	11,200
Thereafter	1,846,093

Total	$1,911,653

The estimated fair value of the Company’s long-term debt at December 31, 2006 was approximately $1,958,845. This amount does not include prepayment penalties that would be incurred upon the early extinguishment of certain debt issues.

Debt issue costs of $39,646, net of accumulated amortization of $4,794, related to the senior discount notes, senior subordinated notes, the new senior secured credit facility and other debt agreements, are included in deferred charges and other assets — net, on the consolidated balance sheets at December 31, 2006.

13.	FOREIGN CURRENCY TRANSLATION

The accumulated other comprehensive income (loss) account in stockholders’ equity of $(4,745) and $11,463 at December 31, 2005 and December 31, 2006, respectively, primarily relates to the cumulative foreign currency adjustments from translating the financial statements of Cinemark Brasil S.A. into U.S. dollars.

In 2006 and 2005, all foreign countries where the Company has operations, including Brazil were deemed non-highly inflationary. Thus, any fluctuation in the currency results in a cumulative foreign currency translation adjustment to the accumulated other comprehensive loss account recorded as an increase in, or reduction of, stockholders’ equity.

On December 31, 2006, the exchange rate for the Brazilian real was 2.14 reais to the U.S. dollar (the exchange rate was 2.34 reais to the U.S. dollar at December 31, 2005). As a result, the effect of translating the December 31, 2006 Brazilian financial statements into U.S. dollars is reflected as a cumulative foreign currency translation adjustment to the accumulated other comprehensive income (loss) account as an increase in stockholders’ equity of $14,954. At December 31, 2006, the total assets of the Company’s Brazilian subsidiaries were U.S. $159,658.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

14.	INVESTMENTS IN AND ADVANCES TO AFFILIATES

The Company had the following investments in and advances to affiliates at December 31:

	2005	2006

Investment in National CineMedia LLC — investment, at equity	$7,329	$5,353
Cinemark Theatres Alberta, Inc. — investment, at equity — 50% interest	612	617
Fandango, Inc. — investment, at cost — 7% interest	171	2,142
Cinemark — Core Pacific, Ltd. (Taiwan) — investment, at cost — 14% interest	1,383	1,383
Other	1,698	1,895

Total	$11,193	$11,390

During the year ended December 31, 2005, Cinemark Media, Inc., a wholly-owned subsidiary of the Company, purchased a 20.7% interest in National CineMedia LLC for approximately $7,329. See Note 6 to the consolidated financial statements for further discussion of the investment and the Company’s ownership interest. See Note 24 for discussion of National CineMedia’s initial public offering and related funds received by the Company.

During the year ended December 31, 2006, as a result of the Company’s acquisition of Century, the Company’s investment in Fandango, Inc. increased from 1% to approximately 7%.

15.	MINORITY INTERESTS IN SUBSIDIARIES

Minority ownership interests in subsidiaries of the Company are as follows at December 31:

	2005	2006

Cinemark Partners II — 49.2% interest	$8,554	$8,862
Cinemark Equity Holdings Corp. (Central America) — 49.9% interest	2,577	2,263
Cinemark Colombia, S.A. — 49.0% interest	2,333	2,483
Greeley Ltd. — 49.0% interest	1,491	1,422
Cinemark del Ecuador, S.A. — 40.0% interest	932	994
Cinemark de Mexico, S.A. de C.V. — 0.6% interest	272	346
Others	263	243

Total	$16,422	$16,613

16.	CAPITAL STOCK

Common Stock — Common stockholders are entitled to vote on all matters submitted to a vote of the Company’s stockholders. Subject to the rights of holders of any then outstanding shares of the Company’s preferred stock, the Company’s common stockholders are entitled to any dividends that may be declared by the Board of Directors. The shares of the Company’s common stock are not subject to any redemption provisions. The Company has no issued and outstanding shares of preferred stock.

The Company’s ability to pay dividends is effectively limited by its status as a holding company and the terms of its subsidiaries’ indentures and new senior secured credit facility, which also significantly restrict the ability of certain of the Company’s subsidiaries to pay dividends directly or indirectly to the Company. Furthermore, certain of the Company’s foreign subsidiaries currently have a deficit in retained earnings which prevents the Company from declaring and paying dividends from those subsidiaries.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Stock Option Plans — Upon consummation of the MDP Merger on April 2, 2004, all the Company’s stock options outstanding prior to the MDP Merger immediately vested and the majority were repurchased and the then existing stock option plans, which included the Independent Director Stock Options and the Long Term Incentive Plan, were terminated.

On September 30, 2004, the Company’s Board of Directors and the majority of its stockholders approved the 2004 Long Term Incentive Plan (the “2004 Plan”) under which 9,097,360 shares of common stock were available for issuance to selected employees, directors and consultants of the Company. The 2004 Plan provides for restricted share grants, incentive option grants and nonqualified option grants.

On September 30, 2004, the Company granted options to purchase 6,986,731 shares of its common stock under the 2004 Plan at an exercise price of $7.63 per option. The exercise price was equal to the fair market value of the Company’s common stock on the date of grant. Options to purchase 692,976 shares vested immediately and the remaining options granted in 2004 vest daily over the period ending April 1, 2009. The options expire ten years from the grant date. On January 28, 2005, the Company granted options to purchase 12,055 shares of its common stock under the Plan at an exercise price of $7.63 per option (equal to the market value at the date of grant). The options vest daily over five years and the options expire ten years from the grant date.

For each 2004 and 2005 grant, the fair values of the options were estimated on the dates of grant using the Black-Scholes option-pricing model with the following assumptions:

	September 30,	January 28,
	2004	2005
	Grant	Grant

Expected life	6.5 years	6.5 years
Expected volatility(1)	39%	44%
Risk-free interest rate	3.79%	3.93%
Dividend yield	0%	0%

(1)	Expected volatility is based on historical volatility of the common stock price of comparable public companies.

Forfeitures were estimated based on the Company’s historical stock option activity.

On August 2, 2006, Cinemark Holdings, Inc. was formed as the Delaware holding company of Cinemark, Inc. Under a share exchange agreement dated August 8, 2006, each outstanding share and option to purchase shares of Cinemark, Inc.’s common stock was exchanged for an equivalent number of shares and options to purchase shares of Cinemark Holdings, Inc. common stock. The share exchange was completed on October 5, 2006.

In November 2006, the Board of Directors amended the 2004 Plan to provide that no additional awards may be granted under the 2004 Plan. At that time, the Board and the majority of the Company’s stockholders approved the 2006 Long Term Incentive Plan (the “2006 Plan”). The 2006 Plan is substantially similar to the 2004 Plan.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

A summary of Plan activity and related information for the period from April 2, 2004 to December 31, 2004 and the years ended December 31, 2005 and 2006 is as follows:

	2004			2005		2006
			Weighted		Weighted		Weighted
			Average		Average		Average
			Exercise		Exercise		Exercise
	Shares		Price	Shares	Price	Shares	Price

Outstanding at January 1	—		$—	6,986,731	$7.63	6,998,786	$7.63
Granted	6,986,731	(1)	$7.63	12,055	$7.63	—	$—
Forfeited	—		$—	—	$—	(13,590)	$7.63
Exercised	—		$—	—	$—	(4,603)	$7.63

Outstanding at December 31	6,986,731		$7.63	6,998,786	$7.63	6,980,593	$7.63

Options exercisable at December 31	1,044,933		$7.63	2,444,533	$7.63	3,834,295	$7.63

(1)	Options granted on September 30, 2004, subsequent to change in accounting basis.

All options outstanding at December 31, 2006 have a remaining contractual life of approximately 7.75 years.

A participant’s options under the Plan are forfeited if the participant’s service to the Company or any of its subsidiaries is terminated for cause. At any time before the common stock becomes listed or admitted to unlisted trading privileges on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or if sale or bid and other offer quotations are reported for that class of common stock on the NASDAQ National Market, the Company or a designee shall have the right to purchase any shares of common stock acquired on exercise of an option, any restricted shares issued under the Plan and any exercisable options granted under the Plan. The purchase price in such event shall be determined as provided in the Plan.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

17.	SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows:

		Period from
	Period from	April 2,
	January 1,	2004 to	Year Ended	Year Ended
	2004 to	December 31,	December 31,	December 31,
	April 1, 2004	2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Cash paid for interest	$23,307	$23,379	$45,166	$65,716
Net cash paid for income taxes	$5,070	$11,612	$2,911	$27,044
Noncash investing and financing activities:
Change in construction lease obligations related to construction of theatres	$—	$6,463	$(4,312)	$395
Changes in accounts payable and accrued expenses for the acquisition of theatre properties and equipment	$1,609	$(2,758)	$8,945	$3,662
Exchange of theatre properties	$—	$—	$—	$5,400
Issuance of common stock as a result of the Century Acquisition	$—	$—	$—	$150,000

18.	INCOME TAXES

Income (loss) from continuing operations before income taxes consisted of the following:

		Period from
	Period from	April 2,
	January 1,	2004 to	Year Ended	Year Ended
	2004 to	December 31,	December 31,	December 31,
	April 1, 2004	2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Income (loss) from continuing operations before income taxes:
U.S.	$(26,030)	$3,312	$(21,925)	$7,315
Foreign	13,259	7,139	5,925	6,211

Total	$(12,771)	$10,451	$(16,000)	$13,526

Current:
Federal	$(5,668)	$8,397	$17,653	$19,280
Foreign	443	3,565	2,115	2,416
State	(537)	997	1,972	868

Total current expense	(5,762)	12,959	21,740	22,564

Deferred:
Federal	1,791	1,142	(9,778)	(14,532)
Foreign	—	4,830	24	4,354
State	268	(638)	(2,578)	299

Total deferred expense	2,059	5,334	(12,332)	(9,879)

Income tax expense	$(3,703)	$18,293	$9,408	$12,685

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

A reconciliation between income tax expense and taxes computed by applying the applicable statutory federal income tax rate to income (loss) from continuing operations before income taxes follows:

		Period from
	Period from	April 2,
	January 1,	2004 to	Year Ended	Year Ended
	2004 to	December 31,	December 31,	December 31,
	April 1, 2004	2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Computed normal tax expense	$(4,470)	$3,658	$(5,600)	$4,734
Goodwill	(11)	11,587	14,310	4,722
Foreign inflation adjustments	134	402	(2,332)	1,803
State and local income taxes, net of federal income tax benefit	(175)	348	1,030	759
Foreign losses not benefited and other changes in valuation allowance	(800)	(1,672)	(448)	1,926
Foreign tax rate differential	991	2,972	(33)	946
Foreign dividends including Section 965	—	—	3,158	578
Other — net	628	998	(677)	(2,783)

Income tax expense	$(3,703)	$18,293	$9,408	$12,685

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The tax effects of significant temporary differences and tax loss and tax credit carryforwards comprising the net long-term deferred income tax liability at December 31, 2005 and 2006 consisted of the following:

	2005	2006

Deferred liabilities:
Theatre properties and equipment	$36,432	$125,950
Deferred intercompany sale	2,961	7,207
Intangible asset — contracts	13,084	12,394
Intangible asset — tradenames	63,627	117,019
Intangible asset — net favorable leases	7,988	3,695

Total deferred liabilities	124,092	266,265

Deferred assets:
Deferred lease expenses	3,014	3,937
Theatre properties and equipment	6,772	5,915
Deferred gain on sale leasebacks	208	—
Property under capital lease	—	44,477
Long-term debt	3,435	7,598
Debt issue costs	2,439	2,194
Tax loss carryforward	13,549	15,535
AMT and other credit carryforwards	2,159	2,583
Other expenses, not currently deductible for tax purposes	(2,701)	(771)

Total deferred assets	28,875	81,468

Net long-term deferred income tax liability before valuation allowance	95,217	184,797
Valuation allowance	6,935	8,862

Net long-term deferred income tax liability	$102,152	$193,659

Net deferred tax liability — Foreign	$8,035	$11,256
Net deferred tax liability — U.S.	94,117	182,403

Total of all deferrals	$102,152	$193,659

The Company’s valuation allowance increased from $6,935 at December 31, 2005 to $8,862 at December 31, 2006. This change was primarily due to an increase to the valuation allowance on the net operating loss in Mexico.

The foreign net operating losses began expiring in 2002; however, some losses may be carried forward indefinitely. The Company’s foreign tax credit carryforwards begin expiring in 2008. The Company’s state net operating loss carryforward will expire in 2007 through 2024. The amount of the state net operating loss carryforward that will expire in 2007 is $154.

On October 22, 2004, the American Jobs Creation Act was signed into law. The Act provides, among other things, a special one-time deduction for certain foreign earnings that are repatriated to and reinvested in the United States. During 2005, the Company repatriated approximately $36,000 of unremitted earnings from certain of its non-U.S. subsidiaries under the provisions of the Act. As a result, the Company recorded income tax expense and a related income tax liability, net of foreign tax benefits, of $1,537 during 2005.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Management continues to reinvest the undistributed earnings of its foreign subsidiaries. Accordingly, deferred U.S. federal and state income taxes are not provided on the undistributed earnings of these foreign subsidiaries. As of December 31, 2006, the cumulative amount of undistributed earnings of these foreign subsidiaries on which the Company has not recognized income taxes was approximately $92,000.

The Company is routinely under audit in various jurisdictions and is currently under examination in the United States by the IRS and in Mexico by Hacienda. The Company believes that it is adequately reserved for the probable outcome of these examinations.

19.	COMMITMENTS AND CONTINGENCIES

Leases — The Company conducts a significant part of its theatre operations in leased properties under noncancelable operating and capital leases with terms generally ranging from 10 to 25 years. In addition to the minimum annual lease payments, some of the leases provide for contingent rentals based on operating results of the theatre and most require the payment of taxes, insurance and other costs applicable to the property. The Company can renew, at its option, a substantial portion of the leases at defined or then market rental rates for various periods. Some leases also provide for escalating rent payments throughout the lease term. A liability for deferred lease expenses of $9,569 and $14,286 at December 31, 2005 and 2006, respectively, has been provided to account for lease expenses on a straight-line basis, where lease payments are not made on such basis. Rent expense was as follows:

	Period from	Period from
	January 1,	April 2, 2004 to	Year Ended	Year Ended
	2004 to	December 31,	December 31,	December 31,
	April 1, 2004	2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Fixed rent expense	$26,230	$78,724	$110,995	$130,726
Contingent rent expense	4,685	19,105	27,482	30,648

Facility lease expense	30,915	97,829	138,477	161,374
Corporate office rent expense	350	1,056	1,432	1,609

Total rent expense	$31,265	$98,885	$139,909	$162,983

Future minimum lease payments under noncancelable operating and capital leases that have initial or remaining terms in excess of one year at December 31, 2006 are due as follows:

	Operating	Capital
	Leases	Leases

2007	$163,681	$16,062
2008	168,123	16,092
2009	166,593	16,147
2010	162,273	16,401
2011	157,785	15,362
Thereafter	1,185,739	154,783

Total	$2,004,194	$234,847

Amounts representing interest		(119,020)

Present value of future minimum payments		$115,827
Current portion of capital lease obligations		3,649

Capital lease obligations, less current portion		$112,178

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Employment Agreements — On March 12, 2004, the Company entered into new employment agreements with certain executives which became effective upon the consummation of the MDP Merger on April 2, 2004. In addition, in connection with the MDP Merger, the Company paid a one-time special bonus in the amount of $2,400 to Lee Roy Mitchell and in the amount of $50 to each of Alan Stock, Tim Warner and Robert Copple. Set forth below is a summary of the Company’s employment agreements.

Lee Roy Mitchell

The Company entered into an employment agreement with Lee Roy Mitchell pursuant to which Mr. Mitchell currently serves as the Company’s Chairman. The employment agreement became effective upon the consummation of the MDP Merger. The initial term of the employment agreement is three years, subject to an automatic extension for a one-year period, unless the employment agreement is terminated. Mr. Mitchell received a base salary of $764 during 2006, which is subject to annual review for increase (but not decrease) each year by the Company’s Board of Directors or committee or delegate thereof. In addition, Mr. Mitchell is eligible to receive an annual cash incentive bonus upon the Company meeting certain performance targets established by the board or the compensation committee for the fiscal year. Mr. Mitchell is also entitled to additional fringe benefits including life insurance benefits of not less than $5,000, disability benefits of not less than 66% of base salary, a luxury automobile and a membership at a country club. The employment agreement provides for severance payments upon termination of employment, the amount and nature of which depends upon the reason for the termination of employment. If Mr. Mitchell resigns for good reason or is terminated by the Company without cause (as defined in the agreement), Mr. Mitchell will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; his annual base salary as in effect at the time of termination for a period of twelve months following such termination; and an amount equal to the most recent annual bonus he received prior to the date of termination. Mr. Mitchell’s equity-based or performance-based awards will become fully vested and exercisable upon such termination or resignation. Mr. Mitchell may choose to continue to participate in the Company’s benefit plans and insurance programs on the same terms as other actively employed senior executives for a one-year period. Furthermore, so long as Mr. Mitchell remains the Company’s Chairman, he will possess approval rights over certain significant transactions that may be pursued by the Company.

In the event Mr. Mitchell’s employment is terminated due to his death or disability, Mr. Mitchell or his estate will receive: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; any previously vested stock options and accrued benefits, such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such options or benefits were granted; his annual base salary as in effect at the time of termination for a period of six months following such termination; a lump sum payment equal to an additional six months of base salary payable six months after the date of termination; and any benefits payable to Mr. Mitchell and or his beneficiaries in accordance with the terms of any applicable benefit plan.

In the event Mr. Mitchell’s employment is terminated by the Company for cause or under a voluntary termination (as defined in the agreement), Mr. Mitchell will receive: accrued base salary through the date of termination; and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment for any reason other than for cause or under a voluntary termination. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Tandy Mitchell, Alan Stock, Robert Copple, Timothy Warner, Robert Carmony, John Lundin and Michael Cavalier

The Company entered into executive employment agreements with each of Tandy Mitchell, Alan Stock, Robert Copple, Timothy Warner, Robert Carmony, John Lundin and Michael Cavalier pursuant to which Mrs. Mitchell and Messrs. Stock, Copple, Warner, Carmony, Lundin and Cavalier currently serve, respectively, as the Company’s Executive Vice President, Chief Executive Officer, Executive Vice President and Chief Financial Officer, President and Chief Operating Officer, Senior Vice President of Operations, Vice President of Film Licensing and Senior Vice President — General Counsel. The employment agreements became effective upon the consummation of the MDP Merger. The initial term of each employment agreement is three years, subject to automatic extensions for a one-year period at the end of each year of the term, unless the agreement is terminated. Pursuant to the employment agreements, each of these individuals receives a base salary, which is subject to annual review for increase (but not decrease) each year by the Company’s Board of Directors or committee or delegate thereof. In addition, each of these executives is eligible to receive an annual cash incentive bonus upon the Company’s meeting certain performance targets established by the Company’s Board of Directors or the compensation committee for the fiscal year.

The Company’s Board of Directors has adopted a stock option plan and granted each executive stock options to acquire such number of shares as set forth in that executive’s employment agreement. The executive’s stock options vest and become exercisable twenty percent per year on a daily pro rata basis and shall be fully vested and exercisable five years after the date of the grant, as long as the executive remains continuously employed by the Company. Upon consummation of a sale of the Company, the executive’s stock options will accelerate and become fully vested.

The employment agreement with each executive provides for severance payments on substantially the same terms as the employment agreement for Mr. Mitchell in that the executive will receive his or her annual base salary in effect at the time of termination for a period commencing on the date of termination and ending on the second anniversary of the effective date (rather than for twelve months); and an amount equal to the most recent annual bonus he or she received prior to the date of termination pro rated for the number of days between such termination and the second anniversary of the effective date (rather than a single annual bonus).

Each executive will also be entitled to office space and support services for a period of not more than three months following the date of any termination except for termination for cause. The employment agreements contain various covenants, including covenants related to confidentiality, non-competition and non-solicitation.

Retirement Savings Plan — The Company has a 401(k) retirement savings plan for the benefit of all employees and makes contributions as determined annually by the Board of Directors. Contribution payments of $1,382 and $1,295 were made in 2005 (for plan year 2004) and 2006 (for plan year 2005), respectively. A liability of $1,604 has been recorded at December 31, 2006 for contribution payments to be made in 2007 (for plan year 2006).

Letters of Credit and Collateral — The Company had outstanding letters of credit of $69, in connection with property and liability insurance coverage, at December 31, 2005 and 2006.

Litigation and Litigation Settlements — DOJ Litigation — In March 1999, the Department of Justice (“DOJ”) filed suit in the U.S. District Court, Northern District of Ohio, Eastern Division, against the Company alleging certain violations of the Americans with Disabilities Act of 1990 (the “ADA”) relating to the Company’s wheelchair seating arrangements and seeking remedial action. An order granting summary judgment to the Company was issued in November 2001. The Department of Justice appealed the district court’s ruling with the Sixth Circuit Court of Appeals. On November 7, 2003, the Sixth Circuit Court of Appeals reversed the summary judgment and sent the case back to the district court for further review without

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

deciding whether wheelchair seating at the Company’s theatres comply with the ADA. The Sixth Circuit Court of Appeals also stated that if the district court found that the theatres did not comply with the ADA, any remedial action should be prospective only. The Company and the United States have resolved this lawsuit. A Consent Order was entered by the U.S. District Court for the Northern District of Ohio, Eastern Division, on November 17, 2004. This Consent Order fully and finally resolves the United States v. Cinemark USA, Inc.  lawsuit, and all claims asserted against the Company in that lawsuit have been dismissed with prejudice. Under the Consent Order, the Company will make modifications to wheelchair seating locations in fourteen stadium-style movie theatres within the Sixth Circuit and elsewhere, and spacing and companion seating modifications at 67 auditoriums at other stadium-styled movie theatres. These modifications must be completed during the five-year period commencing on the date the Consent Order was executed. Upon completion of these modifications, such theatres will comply with all existing and pending ADA wheelchair seating requirements, and no further modifications will be necessary to remaining stadium-style movie theatres in the United States to comply with the wheelchair seating requirements of the ADA. Under the Consent Order, the DOJ approved the seating plans for nine stadium-styled movie theatres under construction. The Company and the DOJ have also created a safe harbor framework for the Company to construct all of its future stadium-style movie theatres. The DOJ has stipulated that all theatres built in compliance with the Consent Order will comply with the wheelchair seating requirements of the ADA. The Company believes that its obligations under the Consent Order are not material in the aggregate to its financial position, results of operations and cash flows.

From time to time, the Company is involved in other various legal proceedings arising from the ordinary course of its business operations, such as personal injury claims, employment matters and contractual disputes, most of which are covered by insurance. The Company believes its potential liability with respect to proceedings currently pending is not material, individually or in the aggregate, to the Company’s financial position, results of operations and cash flows.

20.	SEGMENTS

At December 31, 2006, the Company identified its international market and its U.S. market as separate reportable operating segments. The international segment consists of operations in Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Columbia. The U.S. segment includes U.S. and Canada operations. Each segment’s revenue is derived from admissions and concessions sales and other ancillary revenues, primarily screen advertising. The primary measure of segment profit and loss the Company uses to evaluate performance and allocate its resources is Adjusted EBITDA, as defined in the reconciliation table below. The Company’s management evaluates the performance of its assets on a consolidated basis.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Below is a breakdown of select financial information by reportable operating segment (in 000’s):

	Period from	Period from
	January 1, 2004	April 2, 2004	Year Ended	Year Ended
	to	to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues
U.S.	$175,563	$607,831	$757,902	$936,684
International	58,465	183,755	264,314	285,854
Eliminations	(403)	(969)	(1,619)	(1,944)

Total revenues	$233,625	$790,617	$1,020,597	$1,220,594

	Period from	Period from
	January 1, 2004	April 2, 2004	Year Ended	Year Ended
	to	to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Adjusted EBITDA
U.S.	$37,154	$139,583	$155,987	$217,845
International	13,454	39,049	54,148	53,770

Total Adjusted EBITDA	$50,608	$178,632	$210,135	$271,615

	December 31,	December 31,
	2005	2006
	(Successor)	(Successor)
	(in thousands)

Capital Expenditures
U.S.	$56,262	$80,786
International	19,343	26,295

Total Capital Expenditures	$75,605	$107,081

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA:

	Period from	Period from
	January 1, 2004	April 2, 2004	Year Ended	Year Ended
	to	to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Net income (loss)	$(10,633)	$(3,687)	$(25,408)	$841
Add (deduct):
Income taxes	(3,703)	18,293	9,408	12,685
Interest expense(1)	12,562	58,149	84,082	109,328
Other (income) expense	765	5,020	(4,581)	4,515
(Income) loss from discontinued operations, net of taxes	1,565	(4,155)	—	—
Depreciation and amortization	16,865	58,266	81,952	95,821
Amortization of net favorable leases	—	3,087	4,174	3,649
Impairment of long-lived assets	1,000	36,721	51,677	28,537
(Gain) loss on sale of assets and other	(513)	3,602	4,436	7,645
Deferred lease expenses	560	3,336	4,395	5,730
Stock option compensation and change of control expenses related to the MDP Merger	31,995	—	—	—
Amortized compensation-stock options	145	—	—	2,864

Adjusted EBITDA	$50,608	$178,632	$210,135	$271,615

(1)	Includes amortization of debt issue costs.

Financial Information by Geographic Area

The Company has operations in the U.S., Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia, which are reflected in the consolidated financial statements. Below is a breakdown of select financial information by geographic area:

	Period from	Period from
	January 1, 2004	April 2, 2004	Year Ended	Year Ended
	to	to	December 31,	December 31,
	April 1, 2004	December 31, 2004	2005	2006
	(Predecessor)	(Successor)	(Successor)	(Successor)
Revenues(1)
U.S. and Canada	$175,563	$607,831	$757,902	$936,684
Mexico	17,801	58,347	74,919	71,589
Brazil	21,775	69,097	112,182	128,555
Other foreign countries	18,889	56,311	77,213	85,710
Eliminations	(403)	(969)	(1,619)	(1,944)

Total	$233,625	$790,617	$1,020,597	$1,220,594

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

	December 31,	December 31,
	2005	2006
	(Successor)	(Successor)

Theatre properties and equipment, net
U.S. and Canada	$646,841	$1,169,456
Mexico	55,366	51,272
Brazil	52,371	55,749
Other foreign countries	48,691	48,095

Total	$803,269	$1,324,572

(1)	Revenues for all periods do not include results of the two United Kingdom theatres or the eleven Interstate theatres, which were sold during 2004, as the results of operations for these theatres are included as discontinued operations.

21.	OTHER RELATED PARTY TRANSACTIONS

The Company leases one theatre from Plitt Plaza Joint Venture (“Plitt Plaza”) on a month-to-month basis. Plitt Plaza is indirectly owned by Lee Roy Mitchell. Annual rent is approximately $118 plus certain taxes, maintenance expenses and insurance. The Company recorded $152 and $149 of facility lease and other operating expenses payable to Plitt Plaza joint venture during the years ended December 31, 2005 and 2006, respectively.

The Company manages one theatre for Laredo Theatre, Ltd. (“Laredo”). The Company is the sole general partner and owns 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to the Company at a rate of 5% of annual theatre revenues up to $50,000 and 3% of annual theatre revenues in excess of $50,000. The Company recorded $201 and $191 of management fee revenues during the years ended December 31, 2005 and 2006, respectively, and received $675 and $600 of distributions from Laredo during the years ended December 31, 2005 and 2006, respectively. All such amounts are included in the Company’s consolidated financial statements with the intercompany amounts eliminated in consolidation.

The Company leases 25 theatres and two parking facilities from Syufy Enterprises, LP (“Syufy”) or affiliates of Syufy, which owns approximately 10.8% of the Company’s issued and outstanding shares of common stock. Raymond Syufy and Joseph Syufy are two of the Company’s directors and are officers of the general partner of Syufy Enterprises, LP. Of these 27 leases, 22 have fixed minimum annual rent in an aggregate amount of approximately $23.5 million. Of these 22 leases with fixed minimum annual rent, 17 have a remaining lease term plus extension option(s) that exceed 30 years, four have a remaining lease term plus extension option(s) that exceed 18 years, and one has a remaining lease term of approximately three years. Three of these 22 leases have triggering events that allow the Company to convert the fixed minimum rent to a fixed percentage of gross sales as defined in the lease with the further right to terminate the lease if the theatre level cash flow drops below $0. Five of these 22 leases have triggering events that allow the Company to terminate the lease prior to expiration of the term. These five leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. Four of these percentage rent leases have a 12 month term plus automatic 12 month renewal options, and the Company has the right to terminate the lease if the theatre level cash flow drops below $0. One of these percentage rent leases has a remaining term of 21 months, and Syufy has the right to terminate this lease prior to the end of the term.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

The Company also has an office lease with Syufy for corporate office space in San Rafael, California. The lease will expire in September 2008. The lease has a fixed minimum annual rent of approximately $0.3 million.

The Company entered into an amended and restated profit participation agreement on March 12, 2004 with its former President and current Chief Executive Officer, Alan Stock, which became effective upon consummation of the MDP Merger and amends a profit participation agreement with Mr. Stock in effect since May 2002. Under the agreement, Mr. Stock receives a profit interest in two theatres once the Company has recovered its capital investment in these theatres plus its borrowing costs. During the years ended December 31, 2005 and 2006, the Company recorded $633 and $620, respectively, in profit participation expense payable to Mr. Stock, which is included in general and administrative expense in the Company’s consolidated statements of operations. During 2006, the Company paid $619 to Mr. Stock for amounts earned during 2005 and 2006. In the event that Mr. Stock’s employment is terminated without cause, profits will be distributed according to a formula set forth in the profit participation agreement. Upon consummation of an initial public offering, the Company intends to exercise an option to purchase Mr. Stock’s interest in the theatres for a price as of December 31, 2006 of approximately $6,900 calculated pursuant to the terms of the profit participation agreement.

22.	VALUATION AND QUALIFYING ACCOUNTS

The Company’s valuation allowance for deferred tax assets for the period from January 1, 2004 to April 1, 2004, the period from April 2, 2004 to December 31, 2004 and the years ended December 31, 2005 and 2006 were as follows:

Valuation Allowance
for Deferred
Tax Assets

Predecessor balance at December 31, 2003	$13,017
Additions	—
Deductions	(800)

Predecessor balance at April 1, 2004	$12,217
Additions	999
Deductions	(5,833)

Successor balance at December 31, 2004	$7,383
Additions	2,232
Deductions	(2,680)

Successor balance at December 31, 2005	$6,935
Additions	4,225
Deductions	(2,298)

Successor balance at December 31, 2006	$8,862

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

23.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2005 (Successor)
	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter(1)	Year

Revenues	$237,681	$253,027	$256,300	$273,589	$1,020,597
Operating income (loss)	$26,277	$28,043	$24,519	$(15,338)	$63,501
Net income (loss)	$4,453	$5,865	2,260	$(37,986)	$(25,408)
Net income (loss) per share:
Basic	$0.05	$0.07	$0.03	$(0.46)	$(0.31)
Diluted	$0.05	$0.07	$0.03	$(0.46)	$(0.31)

	2006 (Successor)
	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter(2)(3)	Year

Revenues	$245,989	$295,105	$287,995	$391,505	$1,220,594
Operating income	$24,574	$43,482	$30,131	$29,182	$127,369
Net income (loss)	$5,790	$13,104	$2,276	$(20,329)	$841
Net income (loss) per share:
Basic	$0.07	$0.16	$0.03	$(0.22)	$0.01
Diluted	$0.07	$0.15	$0.03	$(0.22)	$0.01

(1)	During the fourth quarter of 2005, the Company recorded goodwill impairment charges of $45.3 million.

(2)	During the fourth quarter of 2006, the Company acquired Century Theatres, Inc. (see Note 4).

(3)	During the fourth quarter of 2006, the Company recorded goodwill impairment charges of $13.6 million and recorded additional interest expense related to the new senior secured credit facility.

24.	SUBSEQUENT EVENT — NATIONAL CINEMEDIA

In March 2005, Regal and AMC formed National CineMedia, LLC, or NCM, and on July 15, 2005, the Company joined NCM, as one of the founding members along with Regal and AMC. NCM operates the largest digital in-theatre network in the U.S. for providing cinema advertising and non-film events and combines the cinema advertising and non-film events businesses of the three largest motion picture companies in the U.S. On February 13, 2007, NCM, Inc., a newly formed entity that now serves as a member and the sole manager of NCM, completed an initial public offering of its common stock. In connection with the NCM, Inc. public offering, NCM, Inc. became a member and the sole manager of NCM, and the Company amended the operating agreement of NCM and the Exhibitor Services Agreement pursuant to which NCM provides advertising, promotion and event services to the Company’s theatres.

Prior to the initial public offering of NCM, Inc. common stock, the Company’s ownership interest in NCM was approximately 25% and subsequent to the completion of the offering the Company held a 14% interest in NCM. Prior to pricing the initial public offering of NCM, Inc., NCM completed a recapitalization whereby (1) each issued and outstanding Class A unit of NCM was split into 44,291 Class A units, and (2) following such split of Class A Units each issued and outstanding Class A Unit was recapitalized into one common unit and one preferred unit. As a result, the Company received 14,159,437 common units and 14,159,437 preferred units. All existing preferred units of NCM, or 55,850,951 preferred units, held by the

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

Company, Regal, AMC were redeemed on a pro rata basis on February 13, 2007. NCM utilized the proceeds of its new $725,000 term loan facility and a portion of the proceeds it received from NCM, Inc. from its initial public offering to redeem all of its outstanding preferred units. Each preferred unit was redeemed for $13.7782 and the Company received approximately $195,092 as payment in full for redemption of all of the Company’s preferred units in NCM. Upon payment of such amount, each preferred unit was cancelled and the holders of the preferred units ceased to have any rights with respect to the preferred units.

NCM has also paid the Company a portion of the proceeds it received from NCM, Inc. in the initial public offering for agreeing to modify NCM’s payment obligation under the prior exhibitor services agreement. The modification agreed to by the Company reflects a shift from circuit share expense under the prior exhibitor service agreement, which obligated NCM to pay the Company a percentage of revenue, to the monthly theatre access fee described below. The theatre access fee will significantly reduce the contractual amounts paid to the Company by NCM. In exchange for the Company’s agreement to so modify the agreement, NCM paid the Company approximately $174,000 upon execution of the Exhibitor Services Agreement on February 13, 2007. Regal and AMC similarly amended their exhibitor service arrangements with NCM.

At the closing of the initial public offering, the underwriters exercised their over-allotment option to purchase additional shares of common stock of NCM, Inc. at the initial public offering price, less underwriting discounts and commissions. In connection with the over-allotment option exercise, Regal, AMC and the Company each sold to NCM, Inc. common units of NCM on a pro-rata basis at the initial public offering price, less underwriting discounts and expenses. The Company sold 1,014,088 common units to NCM, Inc. for proceeds of $19,911, and upon completion of this sale of common units, the Company owned 13,145,239 common units of NCM or a 14% interest. In the future, the Company expects to receive mandatory quarterly distributions of excess cash from NCM.

In consideration for NCM’s exclusive access to the Company’s theatre attendees for on-screen advertising and use of off-screen locations within the Company’s theatres for the lobby entertainment network and lobby promotions, the Company will receive a monthly theatre access fee under the Exhibitor Services Agreement. The theatre access fee is composed of a fixed payment per patron, initially seven cents, and a fixed payment per digital screen, which may be adjusted for certain enumerated reasons. The payment per theatre patron will increase by 8% every five years, with the first such increase taking effect after the end of fiscal 2011, and the payment per digital screen, initially eight hundred dollars per digital screen per year, will increase annually by 5%, beginning after 2007. The theatre access fee paid in the aggregate to Regal, AMC and the Company will not be less than 12% of NCM’s Aggregate Advertising Revenue (as defined in the Exhibitor Services Agreement), or it will be adjusted upward to reach this minimum payment. Additionally, with respect to any on-screen advertising time provided to the Company’s beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. The Exhibitor Services Agreement has, except with respect to certain limited services, a term of 30 years.

25.	SUBSEQUENT EVENT — DIGITAL CINEMA IMPLEMENTATION PARTNERS, LLC.

On February 12, 2007, the Company, along with AMC and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC, or DCIP, to explore the possibility of implementing digital cinema in the Company’s theatres and to establish agreements with major motion picture studios for the implementation and financing of digital cinema. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to the Company’s approval, along with the Company’s partners, AMC and Regal.

CINEMARK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except share and per share data)

26.	SUBSEQUENT EVENT — LONG-TERM DEBT

On March 6, 2007, the Company commenced an offer to purchase for cash any and all of its then outstanding $332,250 aggregate principal amount of 9% senior subordinated notes. In connection with the tender offer, the Company solicited consents for certain proposed amendments to the indenture to remove substantially all restrictive covenants and certain events of default. On March 20, 2007, the early settlement date, the Company repurchased $332,000 aggregate principal amount of 9% senior subordinated notes and executed a supplemental indenture removing substantially all of the restrictive covenants and certain events of default. On April 3, 2007, the Company purchased $66 of the 9% senior subordinated notes tendered after the early settlement date. Approximately $184 aggregate principal amount of 9% senior subordinated notes remain outstanding. The Company used the proceeds from the NCM transactions and cash on hand to purchase the 9% notes tendered pursuant to the tender offer and consent solicitation.

On March 14, 2007, Cinemark USA, Inc. amended its new senior secured credit facility to, among other things, modify the interest rate on the term loans under the new senior secured credit facility, modify certain prepayment terms and covenants, and facilitate the tender offer for the 9% senior subordinated notes. The term loans now accrue interest, at Cinemark USA, Inc.’s option, at: (A) the base rate equal to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate page 5, or (2) the federal funds effective rate from time to time plus 0.50%, plus a margin that ranges from 0.50% to 0.75% per annum, or (B) a “Eurodollar rate” plus a margin that ranges from 1.50% to 1.75%, per annum. In each case the margin is a function of the corporate credit rating applicable to the borrower. The interest rate on the revolving credit line was not amended. Additionally, the amendment removed any obligation to prepay amounts outstanding under the new senior secured credit facility in an amount equal to the amount of the net cash proceeds received from the NCM transactions or from excess cash flows, and imposed a 1% prepayment premium for one year on certain prepayments of the term loans. The amendment was a condition precedent to the consummation of the tender offer for the senior subordinated notes.

27.	SUBSEQUENT EVENT — STOCK SPLIT

On April 9, 2007, the Company’s Board of Directors approved a 2.9585-for-one stock split of its Class A common stock, to be effective prior to effectiveness of the Company’s contemplated initial public offering. All share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the stock split.

Schedule I — Condensed Financial Information of Registrant

Cinemark Holdings, Inc.

Parent Company Balance Sheet
(In thousands, except share amounts)

December 31,
2006

ASSETS
Cash and cash equivalents	$—
Accounts receivable from affiliates	35
Investment in subsidiaries	674,935

$674,970

LIABILITIES	$—

STOCKHOLDERS’ EQUITY
Class A common stock, $0.001 par value: 300,000,000 shares authorized, 92,560,622 shares issued and outstanding	93
Additional paid-in-capital	682,569
Retained earnings (deficit)	(7,692)

Total stockholders’ equity	674,970

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$674,970

The accompanying notes are an integral part of these financial statements.

Cinemark Holdings, Inc

Parent Company Statement of Operations
(In thousands)

For the Period From
October 5, 2006 to
December 31, 2006
Revenues	$—
Costs and expenses	—
Equity losses of subsidiaries	(7,692)

Net loss	$(7,692)

The accompanying notes are an integral part of these financial statements.

Cinemark Holdings, Inc
Parent Company Statement of Stockholders’ Equity
For the Period from October 5, 2006 to December 31, 2006
(in thousands)

	Class A
	Common Stock		Additional	Retained
	Shares		Paid-in	Earnings
	Issued	Amount	Capital	(Deficit)	Total

Balance at October 5, 2006	—	$—	$—	$—	$—
Shares issued as a result of the Cinemark Share Exchange	82,531	83	532,544	—	532,627
Shares issued as a result of the Century Acquisition	10,025	10	149,990	—	150,000
Shares issued as a result of option exercises	5	—	35	—	35
Net loss	—	—	—	(7,692)	(7,692)

Balance at December 31, 2006	92,561	$93	$682,569	$(7,692)	$674,970

The accompanying notes are an integral part of these financial statements.

Cinemark Holdings, Inc

Parent Company Statement of Cash Flows
(In thousands)

For the Period From
October 5, 2006 to
December 31, 2006

Net loss	$(7,692)

OPERATING ACTIVITIES
Noncash items to reconcile net loss to cash flows from operating activities:
Equity loss in subsidiaries	7,692

Net cash provided by operating activities	—

INVESTING ACTIVITIES
Net cash used for investing activities	—

FINANCING ACTIVITIES
Net cash used for financing activities	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—

CASH AND CASH EQUIVALENTS:
Beginning of period	—

End of period	$—

The accompanying notes are an integral part of these financial statements.

Cinemark Holdings, Inc.

Notes to Parent Company Financial Statements
(In thousands)

1.	Basis of Presentation

On August 2, 2006, Cinemark Holdings, Inc. (“Cinemark Holdings”) was formed as the Delaware holding company of Cinemark, Inc. Cinemark, Inc. is the holding company of Cinemark USA, Inc. On August 7, 2006, Cinemark USA, Inc., entered into the following agreements in which it agreed to acquire Century Theatres, Inc. (“Century”) for a purchase price of approximately $681,225 and the assumption of debt of Century of approximately $360,000.

•	Cinemark USA, Inc., Century and Syufy Enterprises, LP (“Syufy”) entered into a definitive stock purchase agreement, dated August 7, 2006 (the “Purchase Agreement”), pursuant to which CUSA agreed to acquire approximately 77% of the issued and outstanding capital stock of Century.

•	Syufy entered into a stock contribution and exchange agreement, dated August 7, 2006 (the “Contribution Agreement”), with Cinemark Holdings, pursuant to which Syufy has agreed to contribute the remaining shares of capital stock of Century to Cinemark Holdings, Inc. in exchange for shares of Cinemark Holdings, Inc. upon the consummation of the transactions contemplated by the Purchase Agreement. Of the total purchase price, $150,000 consisted of the issuance of shares of Class A common stock of Cinemark Holdings:

•	The current stockholders of Cinemark, Inc. entered into a share exchange agreement (the “Exchange Agreement”) pursuant to which the stockholders agreed to, prior to the consummation of the transactions contemplated by the Purchase Agreement and the Contribution Agreement, exchange their shares of Class A common stock of Cinemark, Inc. for an equal number of shares of Class A common stock of Cinemark Holdings.

Upon closing of the transactions contemplated by the Purchase Agreement, the Contribution Agreement and the Exchange Agreement, Syufy will own approximately 10.8% of the issued and outstanding shares of Class A common stock of Cinemark Holdings. The stockholders party to the Exchange Agreement will own the remaining 89.2% of the issued and outstanding shares of Class A common stock of Cinemark Holdings. The stockholders party to the Exchange Agreement include, among others, Lee Roy Mitchell, the Company’s Chairman, The Mitchell Special Trust, a trust in which Mr. Mitchell is co-trustee, certain of the Company’s executive officers, Madison Dearborn Capital Partners IV, LP, the Company’s majority stockholder, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP, Quadrangle (Cinemark) Capital Partners LP and Quadrangle Capital Partners LP.

The transactions contemplated by the Purchase Agreement, the Contribution Agreement and the Exchange Agreement closed on October 5, 2006.

Cinemark Holdings conducts substantially all of its operations through its subsidiaries. There are significant restrictions over Cinemark Holdings ability to obtain funds from its subsidiaries through dividends, loans or advances. Accordingly, these financial statements have been presented on a “parent-only” basis.

2.	Long-Term Debt

Cinemark Holdings has no direct outstanding debt obligations, but its subsidiaries do. For a discussion of the debt obligations of Cinemark Holdings subsidiaries, see Note 12 to the Company’s notes to the consolidated financial statements included elsewhere in this prospectus.

3.	Capital Stock

Cinemark Holdings capital stock along with its 2006 long-term incentive plan is discussed in Note 16 of its consolidated financial statements included elsewhere in this prospectus. See Note 27 for discussion of stock split.

4.	Commitments and Contingencies

Cinemark Holdings has no direct commitments and contingencies, but its subsidiaries do. See Note 19 of its consolidated financial statements included elsewhere in this prospectus.

Report of Independent Certified Public Accountants

Board of Directors
Century Theatres, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Century Theatres, Inc. and Subsidiaries (the “Company”) as of September 28, 2006 and September 29, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years ended September 28, 2006, September 29, 2005, and September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Theatres, Inc. and Subsidiaries as of September 28, 2006 and September 29, 2005, and the results of their operations and their cash flows for each of the three years ended September 28, 2006, September 29, 2005, and September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the accompanying consolidated financial statements for the years ended September 28, 2006 and September 29, 2005 have been restated.

/s/  Grant Thornton LLP

San Francisco, California
December 1, 2006 (except for Note 13 as to which the date is January 29, 2007)

CENTURY THEATRES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
September 28, 2006 and September 29, 2005

	2006	2005
		(as restated, see Note 13)
	(In thousands of dollars,
	except share amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,290	$43,518
Other receivables, net of allowance of $25 each in 2006 and 2005	5,841	5,614
Inventories	2,299	1,956
Prepaid expenses	5,564	683
Deferred income tax assets	10,602	4,320

Total current assets	31,596	56,091
Property and equipment, net	426,418	386,777
Deferred financing fees, net	5,071	958
Other assets	7,697	7,063

Total assets	$470,782	$450,889

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$3,600	$6,237
Current portion of capital lease obligations	4,002	2,125
Accounts payable	24,760	16,222
Accrued film rentals, net	9,923	16,580
Accrued expenses	29,484	16,544
Deferred revenue	3,070	4,919

Total current liabilities	74,839	62,627

Deferred income tax liabilities	3,071	7,886
Deferred rent	28,604	29,169
Deferred lease incentives	20,677	22,415
Long-term debt, net of current portion	356,400	41,995
Capital lease obligations, net of current portion	112,512	77,414
Other long-term liabilities	444	406

Total liabilities	596,547	241,912

Commitments and contingencies (Note 9)
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, no par value; 50,000,000 shares authorized:
7,829,063 and 10,000,000 shares issued and outstanding in 2006 and 2005	4,112	5,252
Retained earnings (deficit)	(131,367)	203,725
Accumulated other comprehensive income	1,490	—

Total stockholders’ equity (deficit)	(125,765)	208,977

Total liabilities and stockholders’ equity (deficit)	$470,782	$450,889

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY THEATRES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended September 28, 2006, September 29, 2005 and September 30, 2004

	2006	2005	2004
	(as restated, see Note 13)	(as restated, see Note 13)
	(In thousands of dollars)

Revenues
Admissions	$354,961	$338,760	$351,353
Concessions	146,172	135,625	136,957
Management fee from Syufy Enterprises, L.P.	60	60	60
Other	14,801	14,202	10,447

Total revenues	515,994	488,647	498,817

Expenses
Film rental	184,837	177,491	181,896
Concessions	21,357	19,750	19,744
Theatre operating expenses	164,485	153,930	153,727
General and administrative expenses	37,849	26,765	32,284
Depreciation and amortization	47,522	49,500	45,930

Total expenses	456,050	427,436	433,581

Income from operations	59,944	61,211	65,236
Interest expense	29,367	13,081	11,713
Other (income)/expense, net	(221)	3,564	(935)

Income before provision for income taxes	30,798	44,566	54,458
Provision for income taxes	12,674	17,310	21,216

Net income	$18,124	$27,256	$33,242

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY THEATRES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended September 28, 2006, September 29, 2005 and September 30, 2004

				Accumulated
			Retained	Other
	Common Stock		Earnings	Comprehensive
	Shares	Amount	(Deficit)	Income	Total
	(In thousands of dollars, except share amounts)

Balance, September 25, 2003	10,000,000	$5,252	$143,227	$—	$148,479
Net income and comprehensive income	—	—	33,242	—	33,242

Balance, September 30, 2004	10,000,000	5,252	176,469	—	181,721
Net income and comprehensive income (as restated, see Note 13)	—	—	27,256	—	27,256

Balance, September 29, 2005 (as restated, see Note 13)	10,000,000	5,252	203,725	—	208,977
Redemption of common stock	(2,170,937)	(1,140)	(106,539)	—	(107,679)
Dividends paid	—	—	(12,500)	—	(12,500)
Distribution in connection with refinancing (see Note 1)	—	—	(234,177)	—	(234,177)
Comprehensive income:
Fair value of interest rate swaps (net of tax of $987)	—	—	—	1,490	1,490
Net income (as restated, see Note 13)	—	—	18,124	—	18,124

Comprehensive income (as restated, see Note 13)					19,614

Balance, September 28, 2006	7,829,063	$4,112	$(131,367)	$1,490	$(125,765)

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY THEATRES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 28, 2006, September 29, 2005 and September 30, 2004

	2006	2005	2004
	(as restated,	(as restated,
	see Note 13)	see Note 13)
	(In thousands of dollars)

Cash flows from operating activities:
Net income	$18,124	$27,256	$33,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,557	49,338	45,712
Loss on disposal of assets	61	4,967	110
Impairment of investment	852	—	—
Deferred income taxes	(12,084)	(2,359)	1,040
Amortization of deferred lease incentives	(1,738)	(1,738)	(1,734)
Amortization of loan fees	1,419	162	218
Changes in assets and liabilities:
Other receivables	(227)	674	(4,294)
Inventories	(343)	115	(217)
Prepaid expenses	(4,881)	(143)	41
Accounts payable	8,538	(19,664)	9,951
Accrued film rentals, net	(6,657)	2,380	(108)
Accrued expenses	12,940	(1,129)	(8,505)
Deferred revenue	(1,849)	(397)	1,674
Deferred rent	(565)	744	1,803
Other long-term liabilities	38	34	343

Net cash provided by operating activities	60,185	60,240	79,276

Cash flows from investing activities:
Capital expenditures	(46,190)	(23,427)	(55,853)
Change in other assets, net	305	178	65

Net cash used for investing activities	(45,885)	(23,249)	(55,788)

Cash flows from financing activities:
Borrowings under line of credit	15,000	—	23,850
Repayment of borrowings under line of credit	(15,000)	—	(23,850)
Payment of loan fees in connection with refinancing	(5,532)	—	—
Redemption of common stock	(107,679)	—	—
Dividends paid	(12,500)	—	—
Distribution in connection with refinancing	(234,177)	—	—
Payments on capital lease obligations	(2,408)	(1,838)	(1,387)
Proceeds from issuance of long-term debt	360,000	—	—
Payments on long-term debt	(48,232)	(13,737)	(6,237)

Net cash used for financing activities	(50,528)	(15,575)	(7,624)

Increase (decrease) in cash and cash equivalents	(36,228)	21,416	15,864
Cash and cash equivalents at beginning of period	43,518	22,102	6,238

Cash and cash equivalents at end of period	$7,290	$43,518	$22,102

Supplemental disclosures of cash flow information
Cash paid during the year for
Income taxes, net of refunds	$30,200	$19,314	$25,864

Interest	$28,651	$12,616	$11,583

Increases in property, plant and equipment under capital lease obligations	$39,383	$5,659	$25,705

Stock received from online ticket distributor	$—	$313	$—

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars, except share amounts)

NOTE 1 — ORGANIZATION AND SUMMARY OF OPERATIONS

Century Theatres, Inc. (the “Company”), a California corporation, was owned by Syufy Enterprises, L.P. (the “Parent”) and its affiliate, Syufy Properties, Inc. at the beginning of the fiscal year. On January 3, 2006, the Company redeemed and retired all of the common stock (2,170,937 shares) of the Company owned by Syufy Properties, Inc. for $107,679 (comprised of a $75,000 note and $32,679 in cash). After a refinancing transaction (discussed below), the Company is now a wholly owned subsidiary of Century Theatres Holdings, LLC, which is wholly owned by Syufy Enterprises, L.P. The Company is primarily engaged in the ownership and operation of movie theatres in the states of Alaska, Arizona, California, Colorado, Illinois, Iowa, Nevada, New Mexico, Oregon, South Dakota, Texas, and Utah.

The Company is comprised of Century Theatres, Inc., the operating company, and three wholly-owned subsidiaries: NBE, Inc., Marin Theatre Management, LLC, and Century Theatres of Canada, ULC. Century Theatres of Canada is a foreign subsidiary incorporated in Nova Scotia, Canada on August 8, 2003.

The Company is subject to a number of risk factors, which could adversely affect future results including, but not limited to, (a) an increase in the costs of film rental from the major film distributors, as well as access to differing qualities of films based on the Company’s relationship with the distributors and (b) a general economic downturn resulting in decreased consumer spending on discretionary entertainment.

Refinancing

On March 1, 2006, the Company entered into a $435,000 senior secured credit facility consisting of a $360,000 Term Loan B and a $75,000 revolving credit facility with Morgan Stanley & Co. Inc. (see Notes 6 and 7). To facilitate this financing, the Parent formed Century Theatres Holdings, LLC (“Holdings”) as a single-member California limited liability company on February 17, 2006. In addition, Century California Subsidiary, Inc. (“Century California”) was created as a wholly owned subsidiary of Holdings for the sole purpose of entering into the credit facility with Morgan Stanley. A portion of the proceeds of the $360,000 Term Loan B was used by Century California to purchase all outstanding shares of Century Theatres, Inc. common stock from the Parent for $234,177. On the day of the financing, Century California was merged into the Company and the Company assumed all outstanding obligations under the credit facility. The purchase of Century Theatres, Inc. shares from the Parent has been treated as a distribution to the Parent. Furthermore, since the purchase transaction took place between entities under common control the transaction has been accounted for on a historical cost basis.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Century Theatres, Inc. and its three wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented, as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates applied in the preparation of the accompanying consolidated financial statements.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

Fiscal Year-End

The Company uses a 52/53 week fiscal year ending with the last Thursday in September. The fiscal years presented in these consolidated financial statements ended on September 28, 2006, September 29, 2005 and September 30, 2004.

Cash and Cash Equivalents

Cash and cash equivalents include short-term investments with an original maturity of less than 90 days. Included in cash and cash equivalents in the accompanying consolidated balance sheets is restricted cash of $392 at September 28, 2006 and $152 at September 29, 2005.

The Company invests excess cash in deposits with major banks and money market funds with major financial institutions. The Company has not experienced any losses related to these deposits or investments, which may exceed federal insurance limits.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short-term maturity of those instruments. The fair value of the long-term debt cannot be estimated because there is no readily available market for these securities. At September 28, 2006, the Company holds derivative financial instruments relating to the interest rate hedge of its $360,000 Term Loan B and the fair value of the swap is estimated based upon quoted market prices of comparable agreements (see Note 8).

Other Receivables

Other receivables consist primarily of tenant allowances, various rebates from concession vendors, auditorium rentals and income taxes receivable. The Company generally does not require collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of its other receivables.

Inventories

Inventories consist of concession and theatre supplies and are stated at the lower of cost or market. The Company values inventory using the weighted average cost method, which approximates FIFO (first-in first-out) cost.

Interest Rate Swaps

Interest rate swaps are used principally in the management of the Company’s interest rate exposures and are recorded on the consolidated balance sheet at fair value. If the swap is designated as a cash flow hedge, the effective portions of changes in the fair value of the swap are recorded in other comprehensive income and are recognized in the consolidated statements of operations when the hedged items affect earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized as a charge or credit to earnings.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Company uses the straight-line method to compute depreciation and amortization over the estimated useful lives of the assets as follows:

Buildings and improvements	20-30 years
Leasehold improvements	Lesser of term of lease or asset life
Land improvements	15 years
Fixtures and equipment	3-7 years

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The costs of maintenance and repairs are expensed as incurred and are included in theatre operating expenses. Significant renewals and betterments are capitalized.

Capitalized Interest

Financing costs associated with the Company’s construction projects are capitalized as part of the cost of the assets constructed. The Company capitalized interest in the amount of $1,087, $327 and $782 for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively.

Deferred Financing Fees

Deferred financing fees include costs associated with the $435,000 senior secured credit facility as described in Notes 6 and 7. These costs amounted to $5,532 and are being amortized over 7 years. For the year ended September 28, 2006 unamortized costs associated with the Company’s former private placement notes of $892 were charged to expense upon repayment of the notes (see Note 7).

Rent Expense

Minimum rental expenses are recognized on a straight-line basis over the term of the lease starting when the Company has access to the property. Therefore, the amortization period occasionally includes a construction period prior to the theatre opening. When a lease contains a predetermined fixed escalation of minimum rents, the Company recognizes the related rent expense on a straight-line basis and records the difference between the recognized rental expense and the amounts payable under the lease as deferred rent. The Company also receives tenant allowances, which are treated as deferred lease incentives for operating leases. The deferred lease incentive is amortized over the base term of the lease (including the construction period) as a reduction to rent expense. Renewal periods are included in the lease term only if they are reasonably assured.

Certain leases provide for contingent rents that are not measurable at the inception of the lease because they are based on a percentage of sales that are in excess of a predetermined breakpoint. These amounts are excluded from minimum rent but are included in the determination of total rent expense when it is probable that the expense has been incurred and the amount is reasonably estimable.

Capital Leases

Under Emerging Issues Task Force (EITF) 97-10, The Effect of Lessee Involvement in Asset Construction, various forms of lessee involvement during the pre-construction or construction periods of leased property may cause the lessee to be the “accounting owner” of the asset during the construction period. If the lessee is involved with the construction of a built-to-suit real estate project to be leased to the lessee when construction

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

is completed, the transaction may constitute a sale-leaseback within Statement of Financial Accounting Standards (“SFAS”) No. 98, Accounting for Leases. In addition to the nine leases capitalized under EITF 97-10 as of the year ended September 29, 2005, management determined that three additional leases for the year ended September 28, 2006 should be capitalized and maintained on the Company’s books until the theatre opens in accordance with EITF 97-10. None of these twelve leases qualified for sale-leaseback accounting under SFAS No. 98 and were treated as capital leases.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to review long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. The Company reviews assets held and used on an individual theatre basis, which is the lowest level of assets for which there are identifiable cash flows. The Company evaluates the recoverability of long-lived assets to be held and used by measuring the carrying amount of the assets against the estimated future net cash flows associated with them. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company recorded impairment charges of $406 and $295 during the years ended September 28, 2006 and September 30, 2004, respectively, included in depreciation and amortization in the consolidated statement of operations and consolidated statement of cash flows. No impairment charge was recorded during the year ended September 29, 2005.

Income Taxes

The Company accounts for income taxes using the liability method so that deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws and tax rates. Deferred income tax expenses or credits are based on the changes in the financial statement basis versus the tax basis in the Company’s assets or liabilities from period to period.

Revenue Recognition and Film Rental Costs

Revenues are recognized when admissions and concession sales are collected at the theatres. For advance ticket sales, revenue is recognized when the purchased film is shown. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licensing agreement. Any amounts paid to the film distributor relating to unsettled film obligations are netted against the film rental accrual.

Other revenues result mainly from rental of the Company’s screens and auditoriums, video game sales, and ATM fees.

Deferred Revenue

The Company offers gift certificates for sale in the form of paper gift certificates. Revenue from certificates issued is deferred until the gift certificates are redeemed at the theatre or when it has been determined that, based on the Company’s past experience and as allowed by state laws, those gift certificates will not be redeemed. Deferred revenue also results from advanced tickets sales and from rebate programs with certain concession distributors.

Theatre Preopening Costs

Costs of a non-capital nature incurred prior to the opening of a new theatre are expensed as incurred.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

Advertising Costs

Advertising costs are expensed when incurred. Advertising expense totaled $7,279, $6,639 and $6,408 for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively.

Other Assets

Other Assets include intangible assets, long-term prepaid expenses, and an investment in an on-line ticketing distributor. The intangible assets relate to the cost to acquire the rights to lease six theatre locations in November 2001 and are amortized over the remaining term of each lease.

The Company’s investment in the online ticketing distributor was deemed to be impaired based on an independent analysis of the fair market value of the ticketing distributor’s common stock during 2006. The Company recorded an impairment charge of $852 during the year ended September 28, 2006, included as part of other (income)/expense in the consolidated statements of operations. No impairment charge was recorded during the years ended September 29, 2005 and September 30, 2004 (see Note 4).

Recent Accounting Pronouncements

In March 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Asset Retirement Obligations. SFAS No. 143, as amended by FIN No. 47, applies to all entities that have legal obligations to perform asset retirement activities, including those in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Uncertainty about the timing and/or method of settlement should be factored into the measurement of the liability if sufficient information is available to reasonably estimate the fair value of the asset retirement obligation. Accordingly, an entity should recognize a liability for the fair value of an asset retirement obligation when incurred if the fair value of the liability can be reasonably estimated, even if conditional on a future event. The adoption of FIN No. 47 has not had a material effect on the Company’s consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes in Interim Financial Statements, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statement, and represents another step in the FASB’s goal to converge its standards with those issued by the International Accounting Standards Board (“IASB”). Among other changes, SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN No. 48 will be effective for the Company beginning September 28, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN No. 48 will have on its consolidated financial position or results of operations.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors considered, is material. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006, with early application encouraged. The Company believes that SAB No. 108 will not have a significant impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157 on its consolidated financial position and results of operations.

Financial Statement Presentation

Certain prior year balances, including prepaid expenses and interest income, have been reclassified in order to conform to the current year presentation.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment at September 28, 2006 and September 29, 2005, consist of:

	2006	2005

Land and land improvements	$24,446	$24,473
Buildings and improvements	317,682	301,548
Property under capital leases	124,249	84,866
Fixtures and equipment	238,193	211,957
Construction in progress	17,597	13,886

Subtotal	722,167	636,730
Less accumulated depreciation and amortization	(295,749)	(249,953)

	$426,418	$386,777

Depreciation and amortization expense for property and equipment, including property under capital leases, totaled $45,871, $48,652 and $45,705 for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively. Accumulated depreciation and amortization includes $5,799 and $4,954 for property under capital leases as of September 28, 2006 and September 29, 2005, respectively.

NOTE 4 — INVESTMENTS

The Company has an ownership interest in an on-line ticketing distributor (the “Distributor”). The Company also contracts with the Distributor for on-line ticketing services. The Company earned $1,063, $894 and $944 for service fee revenues in the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively. During the year ended September 29, 2005, the company renewed its ticketing agreement with the Distributor and received an additional 179,112 shares of the Distributor’s common stock in consideration. At September 28, 2006 and September 29, 2005, the Company owned 6.00%

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

and 6.92%, respectively, of the Distributor’s outstanding common stock. The investment balance of $1,971 and $2,823 at September 28, 2006 and September 29, 2005, respectively, is being accounted for at cost, as the Company does not have the ability to exercise significant influence over the Distributor, and is included in other assets in the accompanying consolidated balance sheets. The Company reviews the carrying value of its investment for impairment whenever events or circumstances indicate that the carrying amount may not be fully recoverable. During the fiscal year ended September 28, 2006, the Company recorded an impairment charge of $852 relating to its investment in the Distributor. No impairment charge was recorded during the years ended September 29, 2005 and September 30, 2004 (see Note 2).

NOTE 5 — INCOME TAXES (AS RESTATED, SEE NOTE 13)

Provision for Income Taxes

The Company’s income tax provision consists of the following for the years ended September 28, 2006, September 29, 2005 and September 30, 2004:

	2006	2005	2004

Current	$24,758	$19,823	$20,059
Deferred	(12,084)	(2,513)	1,157

Total	$12,674	$17,310	$21,216

A reconciliation between the expected income tax provisions at the federal statutory rate of 35% and the reported income tax provision for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, is as follows:

	2006	2005	2004

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	4.7	4.8	4.3
Non-deductible expenses	0.2	0.2	0.1
Tax settlements	0.9	—	—
Other, net	0.3	(1.2)	(0.4)

	41.1%	38.8%	39.0%

At September 28, 2006, the Company had income taxes receivable of $3,062, which is included in other receivables on the accompanying consolidated balance sheet. At September 29, 2005, the Company had income taxes payable of $2,384, which is included in accrued expenses on the accompanying consolidated balance sheet.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

NOTE 5 — INCOME TAXES (AS RESTATED, SEE NOTE 13) (Continued)

Deferred Income Taxes

The significant components of the deferred income tax assets (liabilities) as of September 28, 2006, and September 29, 2005, are as follows:

	2006	2005

Deferred tax assets:
Accrued employee and legal expenses	$7,908	$1,214
Deferred revenue	1,668	2,066
Deferred lease expense	17,055	15,911
Deferred benefit of state income taxes	1,311	1,215
State credit carryforwards	42	116
Other	64	—

Total deferred tax assets	28,048	20,522
Deferred tax liabilities:
Fixed assets	(19,530)	(23,903)
Other, net	(987)	(185)

Total deferred tax liabilities	(20,517)	(24,088)

Net deferred income tax assets/(liabilities)	$7,531	$(3,566)

NOTE 6 — LINE OF CREDIT

In March 2006, the Company entered into a $75,000 revolving credit facility with Morgan Stanley & Co., Incorporated. Interest is payable on any outstanding balance at Morgan Stanley’s base rate (prime rate) or, at the company’s option, the LIBOR rate plus 1.25% to 2.50% (the “Margin”). A Commitment Fee is paid quarterly on unused balances at 0.375% to 0.50%. The margin and Commitment Fees are tied to various leverage ratios, as defined, achieved by the Company. At September 28, 2006 the Company’s borrowing rate was at LIBOR plus 2.50% and the Commitment Fee was 0.50%. The revolving credit facility expires March 1, 2012. Prior to March 2006, the Company maintained an uncollateralized $75,000 credit facility with Bank of America, N.A. which was extinguished as part of the March 2006 refinancing. As of September 28, 2006 and September 29, 2005 there were no outstanding borrowings under the credit facilities. The Company must comply with various financial and non-financial covenants under the line of credit agreement. At September 28, 2006, the Company was in compliance with these covenants.

NOTE 7 — LONG-TERM DEBT

In March 2006, the Company borrowed a $360,000 Term Loan B as part of the $435,000 senior secured credit facility with Morgan Stanley. The proceeds from the Term Loan B were used to pay the outstanding principal balance of $41,995 associated with the Company’s former private placement notes plus a $3,151 penalty associated with the early retirement of the notes. The fees paid for early extinguishment of debt are reflected in interest expense. In addition, the Company used Term Loan B proceeds to pay in full the $75,000 note to Syufy Properties for the stock redemption and retirement which occurred on January 3, 2006 and

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

$234,177 to purchase the shares of Century Theatres, Inc. as part of the refinancing transaction (see Note 1). As of September 28, 2006, the term and amount of the Term Loan B payable of $360,000 is as follows:

Term Loan B, interest due quarterly at LIBOR plus 1.875% (7.275% at September 28, 2006) with annual principal payments of $3,600 beginning in March 2007 and the remaining principal and interest due in March 2013	$360,000
Less current portion	(3,600)

$356,400

The Term Loan B is collateralized by all assets of the Company.

The Term Loan B agreement requires that the Company maintain certain financial and non-financial covenants. At September 28, 2006, the Company was in compliance with these covenants.

At September 28, 2006, the contractual maturities of long-term debt are as follows:

Fiscal Year Ending

2007	$3,600
2008	3,600
2009	3,600
2010	3,600
2011	3,600
Thereafter	342,000

$360,000

NOTE 8 — INTEREST RATE SWAPS

On January 17, 2006, the Company entered into seven distinct interest rate swap agreements to provide for interest rate protection on the $360 million variable rate Term Loan B with an effective date of March 1, 2006. The maturity terms on the swap agreements range from one to seven years each. Per the terms of the interest rate swap agreements, the Company pays interest at fixed rates ranging from 4.773% to 4.836% and receives interest at a variable rate based on the 3-month LIBOR. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter until expiration. On these dates, the differences paid or received on the interest rate swaps are included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps because the pay and receive rates on the interest rate swaps represented prevailing rates for each party at the time the interest rate swaps were entered into.

The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Based on the guidelines established in SFAS No. 133, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on the $360,000 credit facility. The change in the fair values of the interest rate swaps is recorded on the Company’s consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps’ gains or losses reported as a component of other comprehensive income (OCI). As interest expense is accrued on the debt obligation, amounts in accumulated OCI related to the designated hedging instruments will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company’s interest rate swaps is based on dealer quotes, and represents an estimate of the amounts the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates. As of September 28, 2006, the aggregate fair value of the interest rate swaps was determined to be approximately

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

$2,476, which has been recorded as a component of other non-current assets with a corresponding amount of $1,490, net of tax, recorded to accumulated other comprehensive income. The interest rate swaps exhibited no ineffectiveness for the year ended September 28, 2006.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Minimum Lease Commitments

At September 28, 2006, total minimum annual rentals under long-term leases are as follows:

	Operating Leases
	To Parent		Capital Leases
	and Affiliates	Total	Total

2007	$31,236	$41,516	$16,561
2008	30,896	44,663	16,609
2009	30,120	43,901	16,631
2010	30,216	43,513	16,794
2011	31,606	44,640	15,777
Thereafter	154,398	297,435	158,524

	$308,472	$515,668	240,896

Amount representing interest			(124,382)

Present value of net minimum obligation			$116,514

Several of the Company’s operating lease agreements provide for scheduled rent increases during the lease term. Rent expense is recognized on a straight-line basis over the term of these lease agreements including the construction period, if applicable. Theatre rent expense under these long-term operating leases aggregated $44,191, $42,038 and $45,432 which included $7,415, $6,394 and $8,148, respectively, of rent expense computed based on specified theatre revenues for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively.

Workers’ Compensation Reserve

The Company carries a $250 deductible limit per occurrence for workers’ compensation claims. An estimate of uninsured loss has been used to record a liability. The reserve for estimated claim costs amounted to $852 and $502 at September 28, 2006 and September 29, 2005, respectively, and is included in accrued liabilities on the accompanying consolidated balance sheet.

Theatre Construction

At September 28, 2006, the Company was committed to three contracts for the construction of three new theatres. At September 28, 2006, total amounts committed on these signed general contractor contracts, including both incurred and open commitments, were approximately $32,478 of which $3,907 had been incurred as of September 28, 2006.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

Contingencies

The Company is subject to various lawsuits, claims and inquiries from time to time that are incidental to its business. In the opinion of management, the resolution of these pending or threatened litigation matters will not materially affect the consolidated financial position, results of operations or liquidity of the Company. The Company operates in numerous jurisdictions with varying state and local tax and unclaimed property laws and regulations. While the Company believes that it is in compliance with such laws and regulations, state and local authorities could potentially assert claims against the Company relating to these laws and regulations. The Company believes that these claims, if any, would not materially affect the Company’s consolidated financial position and results of operations. However, there can be no assurances as to the ultimate resolution of any such potential claims.

NOTE 10 — EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company provides a 401(k) plan for its employees. Employees are eligible to participate in the 401(k) plan upon completing three months of service and attaining age 21. An employee has completed three months of service when they have worked three consecutive months. Employees may withhold from 1% to 15% of their compensation plus up to 100% of any bonus paid, not to exceed predetermined IRS limits.

The Company makes matching contributions equal to 100% of the election deferrals, not to exceed 4% of the participant’s compensation. The Company’s contributions to the 401(k) plan were $603, $604 and $523 for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively.

Long-Term Incentive Plan

The Company provides a long-term incentive plan (“LTIP”) for the benefit of its senior management. The LTIP rewards participants based on corporate performance over three-year rolling periods and is aimed at retaining key executives. The LTIP payment for year ending September 28, 2006 was eliminated and replaced with a change of control payment of $15,429 which was activated as a result of the subsequent sale of the Company on October 5, 2006 (see Note 12). During the years ended September 29, 2005 and September 30, 2004 an award of $2,782 and $7,487, respectively, was earned and payable to the LTIP participants. Both the change of control payment related to the year ended September 28, 2006 and the LTIP payment related to the years ended September 29, 2005 and September 30, 2004 are included in accrued expenses on the accompanying consolidated balance sheets.

Annual Incentive Plans

The Company maintains various annual incentive plans for its employees based on individual, department, theatre and Company performance. For the years ended September 28, 2006, September 29, 2005 and September 30, 2004 such incentive compensation expense recognized was $2,217, $2,265 and $2,442, respectively.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company leased 32 of its theatres and facilities from the Parent and Affiliates as of September 28, 2006 and 33 as of September 29, 2005 and September 30, 2004. The leases are all classified as operating leases and carry terms ranging from 2 to 20 years. Total rent expense incurred under those related-party leases was $31,079, $29,661 and $30,660 for the years ended September 28, 2006, September 29, 2005 and September 30, 2004, respectively. Future minimum rental commitments from these related-party leases are summarized in Note 9.

The Company has a service agreement with the Parent whereby the Company provides limited operational and administrative assistance to the Parent for the operations of the Parent’s drive-in theatres and public merchandise markets. Under this services agreement, the Parent paid $60 to the Company for each of the years ended September 28, 2006, September 29, 2005 and September 30, 2004. The Company also pays certain operating costs on behalf of the Parent. As of September 28, 2006 and September 29, 2005, the balance of the receivable from the Parent was $73 and $887, respectively, and is included in other receivables on the accompanying consolidated balance sheets.

NOTE 12 — SUBSEQUENT EVENTS

On August 7, 2006, the Company entered into a stock purchase agreement with Cinemark Holdings, Inc. and Cinemark USA, Inc., a national theatre chain headquartered in Plano, Texas. The sale was completed on October 5, 2006 for a purchase price of approximately $681,000 (comprised of $531,000 in cash and $150,000 in shares of common stock of Cinemark Holdings, Inc.) and the assumption of approximately $360,000 of debt of the Company.

At the sale date the Company’s Term Loan B was paid off and the interest rate swaps were terminated.

NOTE 13 — RESTATEMENT OF FINANCIAL STATEMENTS

During the fiscal year ended September 29, 2005, the Company incorrectly recorded adjustments related to the settlement associated with certain prior year tax returns as a permanent difference, thereby recording the tax settlements as an increase to the Company’s provision for income taxes in its consolidated statement of operations, rather than appropriately recording the adjustments as a temporary difference with a corresponding adjustment to deferred income taxes in the Company’s consolidated balance sheet. The amount of the error, which approximated $1.6 million, was identified and corrected in the subsequent fiscal year and was previously reported by the Company as a reduction to its provision for income taxes during the fiscal year ended September 28, 2006. The Company’s consolidated financial statements, including Note 5 to the Company’s consolidated financial statements, have been restated from the amounts previously reported to reflect the impact of the error in the proper period. Since the error was corrected during the fiscal year ended September 28, 2006, the balance sheet as of September 28, 2006 did not need to be restated.

CENTURY THEATRES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands of dollars, except share amounts)

The following is a summary of the effects of this adjustment on the Company’s consolidated financial statements:

	2006		2005
	As previously		As previously
	reported	As restated	reported	As restated

Consolidated Balance Sheets
Deferred income tax liabilities			$9,486	$7,886
Total liabilities			243,512	241,912
Retained earnings (deficit)			202,125	203,725
Total stockholders’ equity (deficit)			207,377	208,977
Consolidated Statements of Operations
Provision for income taxes	$11,074	$12,674	18,910	17,310
Net income	19,724	18,124	25,656	27,256
Consolidated Statements of Stockholders’ Equity (Deficit)
Net income	19,724	18,124	25,656	27,256
Comprehensive income	21,214	19,614	25,656	27,256
Consolidated Statements of Cash Flows
Net income	19,724	18,124	25,656	27,256
Deferred income taxes	(13,684)	(12,084)	(759)	(2,359)

28,000,000 Shares

Cinemark Holdings, Inc.

Common Stock

PROSPECTUS
          , 2007

Joint Book-Running Managers

Lehman Brothers
Credit Suisse
Merrill Lynch & Co.
Morgan Stanley

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee. The selling stockholders will not pay any of the registration expenses.

Securities and Exchange Commission registration fee	$48,486
NASD filing fee	$59,020
New York Stock Exchange listing fee	$185,340
Accounting fees and expenses	$750,000
Legal fees and expenses	$900,000
Printing and engraving expenses	$500,000
Blue Sky qualification fees and expenses	$5,000
Transfer agent and registrar fees and expenses	$20,000
Miscellaneous expenses	$232,154

Total	$2,700,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

(4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

Our amended and restated certificate of incorporation provides that we may, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Our certificate of incorporation and bylaws provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

The indemnification provisions in our amended and restated certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Reference is also made to the form of Underwriting Agreement, filed with this registration statement as Exhibit 1, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities.

We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

Item 15.	Recent Sales of Unregistered Securities

On August 2, 2006, Cinemark Holdings, Inc. was formed as a Delaware holding company of Cinemark, Inc. On October 5, 2006, our subsidiary, Cinemark USA, Inc., completed the acquisition of Century Theatres, Inc., for a purchase price of approximately $681 million and the assumption of debt of Century. A portion of the purchase price consisted of the issuance of 10,024,776 shares of our common stock. The closing of the acquisition of Century involved the following transactions:

•	Pursuant to a stock purchase agreement, dated August 7, 2006, and amendment thereto, dated October 4, 2006, among Cinemark USA, Inc., Century and Syufy Enterprise, LP, Cinemark USA, Inc. acquired approximately 77% of the issued and outstanding capital stock of Century.

•	Pursuant to a contribution and exchange agreement, dated August 7, 2006, by and between Syufy, Cinemark, Inc., Century Theatres Holdings, LLC and Cinemark Holdings, Inc., Syufy contributed the remaining shares of capital stock of Century to Cinemark Holdings in exchange for 10,024,776 shares of Cinemark Holdings.

•	Pursuant to a share exchange agreement, dated August 7, 2006, by and among Cinemark Holdings, Inc. and then current stockholders of Cinemark, Inc., the stockholders, immediately prior to the consummation of the transactions contemplated by the purchase agreement and the contribution and exchange agreement referenced above, exchanged their 82,531,243 shares of common stock of Cinemark, Inc. for an equal number of shares of Cinemark Holdings common stock.

In December 2006, we issued 4,603 shares upon the exercise of options outstanding under our 2006 Long Term Incentive Plan.

The sales and issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith:

Number		Exhibit Title

***1		Form of Underwriting Agreement.
2.1		Stock Contribution and Exchange Agreement, dated as of August 7, 2006, by and between Cinemark Holdings, Inc., Cinemark, Inc., Syufy Enterprises, LP and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006).
2.2		Contribution and Exchange Agreement, dated as of August 7, 2006, by and among Cinemark Holdings, Inc. and Lee Roy Mitchell, The Mitchell Special Trust, Alan W. Stock, Timothy Warner, Robert Copple, Michael Cavalier, Northwestern University, John Madigan, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP, Madison Dearborn Capital Partners IV, L.P., K&E Investment Partners, LLC — 2004-B-DIF, Piola Investments Ltd., Quadrangle (Cinemark) Capital Partners LP and Quadrangle Capital Partners LP (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006).
*3	.1	Second Amended and Restated Certificate of Incorporation of Cinemark Holdings, Inc. filed with the Delaware Secretary of State on April 9, 2007.
*3	.2	Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 9, 2007.
*4	.1	Specimen stock certificate of Cinemark Holdings, Inc.
4	.2(a)	Indenture, dated as of March 31, 2004, between Cinemark, Inc. and The Bank of New York Trust Company, N.A. governing the 9 3/4% senior discount notes issued thereunder (incorporated by reference to Exhibit 4.2(a) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
4	.2(b)	Form of 9 3/4% senior discount notes (contained in the indenture listed as Exhibit 4.2(a) above) (incorporated by reference to Exhibit 4.2(b) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
4	.3(a)	Indenture, dated as of February 11, 2003, between Cinemark USA, Inc. and The Bank of New York Trust Company of Florida, N.A. governing the 9% senior subordinated notes issued thereunder (incorporated by reference to Exhibit 10.2(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K (File 033-47040) filed March 19, 2003).
4	.3(b)	First Supplemental Indenture, dated as of May 7, 2003, between Cinemark USA, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company of Florida, N.A. (incorporated by reference from Exhibit 4.2(i) to Cinemark USA, Inc.’s Registration Statement on Form S-4/A (File No. 333-104940) filed May 28, 2003).
4	.3(c)	Second Supplemental Indenture dated as of November 11, 2004, between Cinemark USA, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company of Florida, N.A. (incorporated by reference to Exhibit 4.2(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-047040, filed March 28, 2005).
4	.3(d)	Third Supplemental Indenture, dated as of October 5, 2006, among Cinemark USA, Inc., the subsidiaries of Cinemark USA, Inc. named therein, and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
4	.3(e)	Form of 9% Senior Subordinated Note, Due 2013 (contained in the Indenture listed as Exhibit 4.3(a) above) (incorporated by reference to Exhibit 10.2(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K (File 033-47040) filed March 19, 2003).
4.4		Stockholders Agreement, dated as of August 7, 2006, effective October 5, 2006, by and among Cinemark Holdings, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 4.4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).

Number		Exhibit Title

4.5		Registration Agreement, dated as of August 7, 2006, effective October 5, 2006, by and among Cinemark Holdings, Inc. and the stockholders thereto (incorporated by reference to Exhibit 4.5 to Cinemark Holdings Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
***5		Opinion of Akin Gump Strauss Hauer & Feld LLP.
10	.1(a)	Management Agreement, dated December 10, 1993, between Laredo Theatre, Ltd. and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.1(b)	First Amendment to Management Agreement of Laredo Theatre, Ltd., effective as of December 10, 2003, between CNMK Texas Properties, Ltd. (successor in interest to Cinemark USA, Inc.) and Laredo Theatre Ltd. (incorporated by reference to Exhibit 10.1(d) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
10.2		Amended and Restated Agreement to Participate in Profits and Losses, dated as of March 12, 2004, between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
10.3		License Agreement, dated December 10, 1993, between Laredo Joint Venture and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.4(a)	Tax Sharing Agreement, between Cinemark USA, Inc. and Cinemark International, L.L.C. (f/k/a Cinemark II, Inc. ), dated as of June 10, 1992 (incorporated by reference to Exhibit 10.22 to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1993).
10	.4(b)	Tax Sharing Agreement, dated as of July 28, 1993, between Cinemark USA, Inc. and Cinemark Mexico (USA) (incorporated by reference to Exhibit 10.10 to Cinemark Mexico (USA)’s Registration Statement on Form S-4, File No. 033-72114, filed on November 24, 1993).
+10	.5(a)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.14(a) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(b)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.1 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(c)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Alan Stock (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(d)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(e)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Tim Warner (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(f)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Timothy Warner (incorporated by reference to Exhibit 10.3 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(g)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Robert Copple (incorporated by reference to Exhibit 10.14(d) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(h)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Rob Carmony (incorporated by reference to Exhibit 10.14(e) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).

Number		Exhibit Title

+10	.5(i)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Tandy Mitchell (incorporated by reference to Exhibit 10.14(f) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(j)	First Amendment to Employment Agreement, dated January 25, 2007, between Cinemark, Inc. and Robert Copple (incorporated by reference to Exhibit 10.5(j) to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
10	.6(a)	Credit Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties to the Agreement, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
**10	.6(b)	First Amendment to Credit Agreement dated as of March 14, 2007 among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation, as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent.
10	.6(c)	Guarantee and Collateral Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc. and each subsidiary guarantor party thereto (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
**+10	.7(a)	Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006.
**+10	.7(b)	Form of Stock Option Agreement.
**#10	.8	Exhibitor Services Agreement, dated as of February 13, 2007, by and between National CineMedia, LLC and Cinemark USA, Inc.
**10	.9	Third Amended and Restated Limited Liability Company Operating Agreement, dated as of February 12, 2007, by and between Cinemark Media, Inc., American Multi-Cinema, Inc., Regal CineMedia, LLC and National CineMedia, Inc.
***10	.10(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.11(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.

Number		Exhibit Title

***10	.11(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.12(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.13(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.14(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14 at Folsom, CA.

Number		Exhibit Title

***10	.14(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.15(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.16(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.17(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(e)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.

Number		Exhibit Title

***10	.18(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(b)	First Amendment, dated as of October 31, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.19(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.20(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.21(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.

Number		Exhibit Title

***10	.21(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.22(a)	Indenture of Lease, dated as of September 30, 1995, by and between Sycal Properties, Inc. (succeeded by Syufy Properties, Inc.), as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.23(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.24(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.

Number		Exhibit Title

***10	.24(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.25(a)	Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.26(a)	Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.26(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.26(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.26(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.27(a)	Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.28(a)	Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.28(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.28(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.

Number		Exhibit Title

***10	.28(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.29(a)	Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.30(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.
***10	.30(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.
***10	.30(c)	Second Amendment, dated as of September 30, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.
***10	.31(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(b)	First Amendment, dated as of October 1, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.32(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.

Number		Exhibit Title

***10	.33(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(b)	First Amendment, dated as of January 4, 1998, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(e)	Fourth Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(f)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.34(a)	Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(b)	First Amendment, dated as of April 30, 2003, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.35(a)	Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.36(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.

Number		Exhibit Title

***10	.36(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
10.37		Stock Purchase Agreement, dated as of August 7, 2006, by and among Cinemark USA, Inc, Cinemark Holdings, Inc., Syufy Enterprises LP, Century Theatres, Inc. and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.1 to current Report on Form 8-K, File No, 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006)
**21		Subsidiaries of the registrant.
*23	.1	Consent of Deloitte & Touche LLP.
*23	.2	Consent of Grant Thornton LLP.
***23	.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).
24		Power of Attorney (included on the signature page of Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
*99	.1	Consent of PricewaterhouseCoopers LLP.
*99	.2	Consent of BIA Financial Network, Inc.

*	Filed herewith

**	Previously filed

***	To be filed by amendment

#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+	Management contract, compensatory plan or arrangement.

the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on April 9, 2007.

CINEMARK HOLDINGS, INC.

By:	/s/ ALAN W. STOCK
Alan W. Stock, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Lee Roy Mitchell		Chairman of the Board of Directors and Director	April 9, 2007

/s/ ALAN W. STOCK Alan W. Stock		Chief Executive Officer (principal executive officer)	April 9, 2007

/s/ ROBERT COPPLE Robert Copple		Executive Vice President; Treasurer and Chief Financial Officer (principal financial and accounting officer)	April 9, 2007

* Benjamin D. Chereskin		Director	April 9, 2007

* James N. Perry, Jr.		Director	April 9, 2007

* Robin P. Selati		Director	April 9, 2007

* Vahe A. Dombalagian		Director	April 9, 2007

* Peter R. Ezersky		Director	April 9, 2007

* Enrique F. Senior		Director	April 9, 2007

* Raymond W. Syufy		Director	April 9, 2007
* Joseph E. Syufy		Director	April 9, 2007

*By:	/s/ MICHAEL CAVALIER Michael Cavalier Attorney-in-Fact

EXHIBIT INDEX

Number		Exhibit Title

***1		Form of Underwriting Agreement.
2.1		Stock Contribution and Exchange Agreement, dated as of August 7, 2006, by and between Cinemark Holdings, Inc., Cinemark, Inc., Syufy Enterprises, LP and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006).
2.2		Contribution and Exchange Agreement, dated as of August 7, 2006, by and among Cinemark Holdings, Inc. and Lee Roy Mitchell, The Mitchell Special Trust, Alan W. Stock, Timothy Warner, Robert Copple, Michael Cavalier, Northwestern University, John Madigan, Quadrangle Select Partners LP, Quadrangle Capital Partners A LP, Madison Dearborn Capital Partners IV, L.P., K&E Investment Partners, LLC — 2004-B-DIF, Piola Investments Ltd., Quadrangle (Cinemark) Capital Partners LP and Quadrangle Capital Partners LP (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006).
*3	.1	Second Amended and Restated Certificate of Incorporation of Cinemark Holdings, Inc. filed with the Delaware Secretary of State on April 9, 2007.
*3	.2	Amended and Restated Bylaws of Cinemark Holdings, Inc. dated April 9, 2007.
*4	.1	Specimen stock certificate of Cinemark Holdings, Inc.
4	.2(a)	Indenture, dated as of March 31, 2004, between Cinemark, Inc. and The Bank of New York Trust Company, N.A. governing the 9 3/4% senior discount notes issued thereunder (incorporated by reference to Exhibit 4.2(a) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
4	.2(b)	Form of 9 3/4% senior discount notes (contained in the indenture listed as Exhibit 4.2(a) above) (incorporated by reference to Exhibit 4.2(b) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
4	.3(a)	Indenture, dated as of February 11, 2003, between Cinemark USA, Inc. and The Bank of New York Trust Company of Florida, N.A. governing the 9% senior subordinated notes issued thereunder (incorporated by reference to Exhibit 10.2(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K (File 033-47040) filed March 19, 2003).
4	.3(b)	First Supplemental Indenture, dated as of May 7, 2003, between Cinemark USA, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company of Florida, N.A. (incorporated by reference from Exhibit 4.2(i) to Cinemark USA, Inc.’s Registration Statement on Form S-4/A (File No. 333-104940) filed May 28, 2003).
4	.3(c)	Second Supplemental Indenture dated as of November 11, 2004, between Cinemark USA, Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company of Florida, N.A. (incorporated by reference to Exhibit 4.2(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-047040, filed March 28, 2005).
4	.3(d)	Third Supplemental Indenture, dated as of October 5, 2006, among Cinemark USA, Inc., the subsidiaries of Cinemark USA, Inc. named therein, and The Bank of New York Trust Company, N.A., as trustee (incorporated by reference to Exhibit 10.7 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
4	.3(e)	Form of 9% Senior Subordinated Note, Due 2013 (contained in the Indenture listed as Exhibit 4.3(a) above) (incorporated by reference to Exhibit 10.2(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K (File 033-47040) filed March 19, 2003).
4.4		Stockholders Agreement, dated as of August 7, 2006, effective October 5, 2006, by and among Cinemark Holdings, Inc. and the stockholders party thereto (incorporated by reference to Exhibit 4.4 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
4.5		Registration Agreement, dated as of August 7, 2006, effective October 5, 2006, by and among Cinemark Holdings, Inc. and the stockholders thereto (incorporated by reference to Exhibit 4.5 to Cinemark Holdings Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
***5		Opinion of Akin Gump Strauss Hauer & Feld LLP.

Number		Exhibit Title

10	.1(a)	Management Agreement, dated December 10, 1993, between Laredo Theatre, Ltd. and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.1(b)	First Amendment to Management Agreement of Laredo Theatre, Ltd., effective as of December 10, 2003, between CNMK Texas Properties, Ltd. (successor in interest to Cinemark USA, Inc.) and Laredo Theatre Ltd. (incorporated by reference to Exhibit 10.1(d) to Cinemark, Inc.’s Registration Statement on Form S-4, File No. 333-116292, filed June 8, 2004).
10.2		Amended and Restated Agreement to Participate in Profits and Losses, dated as of March 12, 2004, between Cinemark USA, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
10.3		License Agreement, dated December 10, 1993, between Laredo Joint Venture and Cinemark USA, Inc. (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1994).
10	.4(a)	Tax Sharing Agreement, between Cinemark USA, Inc. and Cinemark International, L.L.C. (f/k/a Cinemark II, Inc. ), dated as of June 10, 1992 (incorporated by reference to Exhibit 10.22 to Cinemark USA, Inc.’s Annual Report on Form 10-K, File No. 033-47040, filed March 31, 1993).
10	.4(b)	Tax Sharing Agreement, dated as of July 28, 1993, between Cinemark USA, Inc. and Cinemark Mexico (USA) (incorporated by reference to Exhibit 10.10 to Cinemark Mexico (USA)’s Registration Statement on Form S-4, File No. 033-72114, filed on November 24, 1993).
+10	.5(a)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.14(a) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(b)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Lee Roy Mitchell (incorporated by reference to Exhibit 10.1 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(c)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Alan Stock (incorporated by reference to Exhibit 10.14(b) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(d)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Alan W. Stock (incorporated by reference to Exhibit 10.2 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(e)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Tim Warner (incorporated by reference to Exhibit 10.14(c) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(f)	First Amendment to Employment Agreement, effective as of December 12, 2006, by and between Cinemark, Inc. and Timothy Warner (incorporated by reference to Exhibit 10.3 to Cinemark, Inc.’s Current Report on Form 8-K, File No. 001-31372, filed December 18, 2006).
+10	.5(g)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Robert Copple (incorporated by reference to Exhibit 10.14(d) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(h)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Rob Carmony (incorporated by reference to Exhibit 10.14(e) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(i)	Employment Agreement, dated as of March 12, 2004, between Cinemark, Inc. and Tandy Mitchell (incorporated by reference to Exhibit 10.14(f) to Cinemark USA, Inc.’s Quarterly Report on Form 10-Q, File No. 033-47040, filed May 14, 2004).
+10	.5(j)	First Amendment to Employment Agreement, dated January 25, 2007, between Cinemark, Inc. and Robert Copple (incorporated by reference to Exhibit 10.5(j) to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).

Number		Exhibit Title

10	.6(a)	Credit Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties to the Agreement, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
**10	.6(b)	First Amendment to Credit Agreement dated as of March 14, 2007 among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc., the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent, BNP Paribas and General Electric Capital Corporation, as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent.
10	.6(c)	Guarantee and Collateral Agreement, dated as of October 5, 2006, among Cinemark Holdings, Inc., Cinemark, Inc., CNMK Holding, Inc., Cinemark USA, Inc. and each subsidiary guarantor party thereto (incorporated by reference to Exhibit 10.6 to Current Report on Form 8-K, File No. 000-47040, filed by Cinemark USA, Inc. with the SEC on October 12, 2006).
**+10	.7(a)	Cinemark Holdings, Inc. 2006 Long Term Incentive Plan, dated December 22, 2006.
**+10	.7(b)	Form of Stock Option Agreement.
**#10	.8	Exhibitor Services Agreement, dated as of February 13, 2007, by and between National CineMedia, LLC and Cinemark USA, Inc.
**10	.9	Third Amended and Restated Limited Liability Company Operating Agreement, dated as of February 12, 2007, by and between Cinemark Media, Inc., American Multi-Cinema, Inc., Regal CineMedia, LLC and National CineMedia, Inc.
***10	.10(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.10(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 14, Sacramento, CA.
***10	.11(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.11(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.

Number		Exhibit Title

***10	.11(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Laguna 16, Elk Grove, CA.
***10	.12(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.12(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Capitol 16, San Jose, CA.
***10	.13(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.13(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 10 Berryessa, San Jose, CA.
***10	.14(a)	Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14 at Folsom, CA.
***10	.14(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.14(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of December 1, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 14, Folsom, CA.
***10	.15(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.

Number		Exhibit Title

***10	.15(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.15(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Cinedome 12, Henderson, NV.
***10	.16(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.16(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Park 12, Redwood City, CA.
***10	.17(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.17(e)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 8, North Hollywood, CA.
***10	.18(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(b)	First Amendment, dated as of October 31, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.

Number		Exhibit Title

***10	.18(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.18(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Plaza 10, S. San Francisco, CA.
***10	.19(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.19(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Freemont, CA.
***10	.20(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.20(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 7, Newark, CA.
***10	.21(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.21(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Cinema 16, Mountain View, CA.
***10	.22(a)	Indenture of Lease, dated as of September 30, 1995, by and between Sycal Properties, Inc. (succeeded by Syufy Properties, Inc.), as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.

Number		Exhibit Title

***10	.22(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.22(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinearts 5, Pleasant Hill, CA.
***10	.23(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.23(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 24, San Jose, CA.
***10	.24(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.24(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Cinedome 8, Napa, CA.
***10	.25(a)	Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.25(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of April 10, 1998, by and between Dyer Triangle LLC, as landlord and Century Theatres, Inc., as tenant, for Century 25 Union Landing, Union City, CA.
***10	.26(a)	Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.

Number		Exhibit Title

***10	.26(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.26(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.26(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of March 7, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Sparks, Sparks, NV.
***10	.27(a)	Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(b)	First Amendment, dated as of April 15, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(c)	Second Amendment, dated as of September 29, 2005, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.27(d)	Third Amendment, dated as of August 5, 2006, to Lease Agreement, dated as of October 1, 1996, by and between Syufy Enterprises, L.P.(succeeded by Stadium Promenade LLC), as landlord and Century Theatres, Inc., as tenant, for Century Stadium 25, Orange, CA.
***10	.28(a)	Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.28(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.28(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.28(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of July 1, 1996, by and between Synm Properties Inc.(succeeded by Syufy Properties, Inc.), as landlord and Century Theatres, Inc., as tenant, Century Rio 24, Albuquerque, NM.
***10	.29(a)	Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.29(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 3, 1996, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century 14, Roseville, CA.
***10	.30(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.
***10	.30(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.
***10	.30(c)	Second Amendment, dated as of September 30, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of Nevada, Inc., as tenant, for Rancho Santa Fe 16, Las Vegas, NV.

Number		Exhibit Title

***10	.31(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(b)	First Amendment, dated as of October 1, 1996, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.31(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century Stadium 16, Ventura, CA.
***10	.32(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.32(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Northridge 14, Salinas, CA.
***10	.33(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(b)	First Amendment, dated as of January 4, 1998, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(c)	Second Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(e)	Fourth Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P.), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.33(f)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syut Properties, Inc. (succeeded by Syufy Enterprises, L.P), as landlord and Century Theatres of Utah, Inc., as tenant, for Century 16, Salt Lake City, UT.
***10	.34(a)	Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(b)	First Amendment, dated as of April 30, 2003, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.

Number		Exhibit Title

***10	.34(c)	Second Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(d)	Third Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.34(e)	Fourth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of April 17, 1998, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Larkspur, Larkspur, CA.
***10	.35(a)	Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(b)	First Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(c)	Second Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.35(d)	Third Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of August 1, 1997, by and between Syufy Enterprises, L.P., as landlord and Century Theatres, Inc., as tenant, for Century Park Lane 16, Reno, NV.
***10	.36(a)	Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(b)	First Amendment, dated as of September 1, 2000, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(c)	Second Amendment, dated as of October 1, 2001, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(d)	Third Amendment, dated as of April 15, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(e)	Fourth Amendment, dated as of September 29, 2005, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
***10	.36(f)	Fifth Amendment, dated as of August 7, 2006, to Indenture of Lease, dated as of September 30, 1995, by and between Syufy Enterprises, L.P., as landlord and Century Theatres of California, Inc., as tenant, for Century 16, Sacramento, CA.
10.37		Stock Purchase Agreement, dated as of August 7, 2006, by and among Cinemark USA, Inc, Cinemark Holdings, Inc., Syufy Enterprises LP, Century Theatres, Inc. and Century Theatres Holdings, LLC (incorporated by reference to Exhibit 10.1 to current Report on Form 8-K, File No, 000-47040, filed by Cinemark USA, Inc. with the SEC on August 11, 2006)
**21		Subsidiaries of the registrant.
*23	.1	Consent of Deloitte & Touche LLP.
*23	.2	Consent of Grant Thornton LLP.
***23	.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).
24		Power of Attorney (included on the signature page of Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed February 1, 2007).
*99	.1	Consent of PricewaterhouseCoopers LLP.
*99	.2	Consent of BIA Financial Network, Inc.

*	Filed herewith

**	Previously filed

***	To be filed by amendment

#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+	Management contract, compensatory plan or arrangement.